As filed with the Securities and Exchange Commission on August 13, 2004
Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OccuLogix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	3841	59 343 4771
(State or other Jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

5280 Solar Drive, Suite 100

Mississauga, Ontario L4W 5M8
Tel: (905) 238-3910
Fax: (905) 602-7956
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elias Vamvakas

5280 Solar Drive, Suite 100
Mississauga, Ontario L4W 5M8
Tel: (905) 602-2020
Fax: (905) 602-7956
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Andrew J. Beck, Esq. Torys LLP 237 Park Avenue New York, NY 10017 Tel: (212) 880-6000 Fax: (212) 682-0200	David A. Chaikof Torys LLP 79 Wellington Street West Box 270, TD Centre Toronto, Ontario M5K 1N2, Canada Tel: (416) 865-0040 Fax: (416) 865-7380	Marjorie Sybul Adams, Esq. Piper Rudnick LLP 1251 Avenue of the Americas New York, NY 10020 Tel: (212) 835-6000 Fax: (212) 884-8517

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

	Proposed maximum
Title of each class of	aggregate offering	Amount of
securities to be registered	price(1)(2)	registration fee

Common Stock, par value $0.001 per share	$100,000,000	$12,670

(1)	Includes offering price of shares of common stock that may be purchased by the underwriters to cover over-allotments.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 13, 2004

PROSPECTUS

                                Shares

OccuLogix, Inc.

Common Stock

$                                per share

         We are selling                     shares of our common stock and the selling stockholders named in this prospectus are selling                     shares. We will not receive any proceeds from the sale of the shares by the selling stockholders. The selling stockholders have granted the underwriters an option to purchase up to                     additional shares of common stock to cover over-allotments.

      This is the initial public offering of our common stock. We currently expect the initial public offering price to be between $       and $       per share. We will apply to have the common stock included for quotation on the Nasdaq National Market under the symbol “RHEO.”

      Investing in our common stock involves risks. See “Risk Factors” beginning on page 8.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to OccuLogix (before expenses)	$	$
Proceeds to the selling stockholders (before expenses)	$	$

      The underwriters expect to deliver the shares to purchasers on or about                               , 2004.

Sole Book-Runner

Citigroup

SG Cowen & Co.	ThinkEquity Partners LLC

                                    , 2004

      You should rely only on the information contained in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. We and the selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock.

Page

Summary	1
Risk Factors	8
Forward Looking Statements	19
Use of Proceeds	21
Dividend Policy	21
Capitalization	22
Dilution	23
Unaudited Pro Forma Condensed Consolidated Financial Data	24
Selected Consolidated Financial Data	27
Management’s Discussion and Analysis of Financial Condition and Results of Operations	29
Business	38
Reorganization	55
Management	56
Certain Relationships and Related Party Transactions	64
Principal and Selling Stockholders	65
Description of Capital Stock	67
Shares Eligible for Future Sale	72
Underwriting	74
Legal Matters	76
Experts	76
Where You Can Find More Information	76
Index to Consolidated Financial Statements	F-1
EX-3.1
EX-3.2
EX-4.1
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5
EX-10.6
EX-10.7
EX-10.8
EX-10.9
EX-10.10
EX-10.11
EX-10.12
EX-23.1

      In the United States, until                               , 2004 (25 days after the commencement of this offering), all dealers that buy, sell or trade our common stock, whether or not participating in this offering may be required to deliver a prospectus. This requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

SUMMARY

      You should read the following summary together with the entire prospectus, including the more detailed information in our audited consolidated financial statements and related notes included elsewhere in this prospectus. You should consider carefully, among other matters, the matters we discuss in “Risk Factors.”

Our Company

      We are an ophthalmic therapeutic company founded to commercialize innovative treatments for eye diseases, including age-related macular degeneration, or AMD. AMD is the leading cause of visual impairment and legal blindness in people over the age of 50 in the United States and other Western industrialized societies. Our RHEO System contains a pump that circulates blood through two filters and is used to perform Rheopheresis, a form of apheresis, which we refer to under our trade name RHEO Therapy, which is designed to treat Dry AMD. We believe that Dry AMD afflicts approximately 13.0 to 13.5 million people in the United States, representing approximately 85% to 90% of all AMD cases. Although the exact cause of AMD is not known, researchers have identified several factors that are associated with AMD, including poor microcirculation and the gradual build-up of cellular waste material in the retina. The identification of these factors has led us to believe that a treatment that improves microcirculation in the retina can help to enhance the metabolic efficiency of the retina and the removal of waste material and thereby aid in the treatment of Dry AMD. We believe there is a significant market opportunity for such a treatment.

      Our RHEO System is designed to improve microcirculation in the eye by filtering high molecular weight proteins and other macromolecules from the patient’s plasma. We believe that our RHEO System is the only Dry AMD treatment to target what we believe to be the underlying cause of AMD rather than its symptoms. We began limited commercialization of our RHEO System at two clinics in Canada in 2003. We are currently conducting a pivotal clinical trial, called MIRA-1, which, if successful, is expected to support our application with the U.S. Food and Drug Administration, or FDA, to obtain approval to market our RHEO System in the United States. MIRA-1 follows ten years of successful clinical trials and studies on Rheopheresis conducted outside the United States. We believe that RHEO Therapy is currently the only Dry AMD therapy that, based on preliminary data, appears to demonstrate improved vision in some patients. Fifty-eight percent of patients in the MIRA-1 interim analysis entering the clinical trial with worse than legal driving vision improved to meet or exceed the requirements to regain a driver’s license. We plan to complete enrollment in MIRA-1 and submit to the FDA the non-clinical portion of our Pre-market Approval Application, or PMA, before the end of 2004. In addition, we currently plan to submit the clinical portions of our PMA following the completion of six-month and 12-month post-treatment data sets.

      In anticipation of commercialization in the United States, we are establishing a plan to educate members of the eye care community about RHEO Therapy. We are currently identifying multi-facility health care service providers including hospitals, dialysis clinics and ambulatory surgery centers, as well as private practices, which may be future users of our RHEO System if and when we receive FDA approval. We believe that one of these potential providers may be TLC Vision Corporation, an eye care services company, which we believe has relationships with a large number of optometrists and ophthalmologists in the United States and which, after this offering, will own approximately           % of our outstanding common stock. We believe that multi-facility health care providers and private eye care professional practices will be interested in providing RHEO Therapy in their facilities. We are also seeking to establish Medicare reimbursement for RHEO Therapy. We believe that an insurance billing code established by the American Medical Association in January 2003 accurately characterizes the RHEO Therapy procedure. If our RHEO System receives FDA approval, we plan on seeking a Medicare National Coverage Determination for RHEO Therapy for specified patients with Dry AMD, with the goal of securing Medicare coverage under the existing procedure code for use in the treatment of Dry AMD.

Overview of AMD

      AMD is a chronic, progressive disease of the macula, or the central part of the retina, that results in the loss of central vision, and cannot be corrected by refractive means, such as glasses, contact lenses or laser eye surgery. Dry AMD is characterized by a gradual decrease of visual acuity, pigment abnormalities on the macula and the build-up of protein and lipid deposits, called drusen. This build-up of drusen affects the microcirculation in the eye. Research suggests that the retinal cells, overwhelmed by the lack of oxygen and nutrients and the build-up of debris, enter into a dysfunctional state. Without treatment, the retinal cells ultimately die and do not regenerate, leading to irreversible vision loss either through the progression of Dry AMD or conversion into Wet AMD, the other form of the disease.

      There is currently no cure for Wet AMD. Retinal specialists may treat the symptoms of Wet AMD using one of very few approved therapies currently available, including thermal laser treatment or photodynamic therapy. In addition, there are currently more than 30 therapies being evaluated in U.S. clinical studies for the treatment of Wet AMD. These treatments may slow the progression of the disease, but do not prevent the reoccurrence of abnormal blood vessel growth and do not restore lost vision. The only currently accepted treatment option for persons with advanced cases of Dry AMD is to take over-the-counter vitamin, antioxidant and zinc supplements which can reduce, but do not eliminate, the risk of conversion to Wet AMD. According to the Age Related Eye Disease Report, or AREDS Report, No. 11, vitamins, antioxidants and zinc supplements only reduce the five-year risk of conversion into Wet AMD by up to 25% for Category 3 and Category 4 Dry AMD cases. Regardless of the supplement treatments, Dry AMD may ultimately lead to irreversible vision loss, whether or not it converts into Wet AMD.

      We believe that approximately 15 million people in the United States suffer from AMD. According to a ten-year study published in Ophthalmology in October 2002, the prevalence of AMD increases sharply with age, from 18% among people 65 to 74 years of age to 47% among people 85 years and older. A study by Duke University published in 2003 reported that the prevalence of AMD among a selected sample of U.S. residents aged 65 and older was 27% in 1999. According to the U.S. Census Bureau, the number of people in the United States aged 50 or older is approximately 80 million and is expected to increase by approximately 40% over the next two decades. We expect that this increase in the number of elderly people will result in a significant increase in the number of cases of AMD in the United States.

Our Solution

      Our RHEO System, which contains a pump and two filters, is designed to filter high molecular weight proteins and other macromolecules from the patient’s plasma and improve microcirculatory function. We believe that blood filtered with our RHEO System is able to flow more easily through the tiny capillaries of the eye and that the resulting improved microcirculation more effectively supplies the macular cells with oxygen and nutrients, facilitating removal of cellular waste materials. We believe our RHEO System offers the following potential benefits:

•	Addresses a large AMD patient population with limited current treatment options. Current Wet AMD treatments are effective only on patients who are newly-diagnosed with Wet AMD, of which there are approximately 200,000 in the United States each year. RHEO Therapy, however, is a treatment for patients in the Category 3 and the Category 4 Dry AMD population, which, according to the AREDS Report, represents approximately 54% of the total U.S. Dry AMD patients, or currently approximately 8 million people.

•	Preserves or improves vision of Dry AMD patients. Success in treating AMD is generally measured by the ability to slow or halt progression of the disease. We believe that RHEO Therapy is currently the only Dry AMD therapy that, based on preliminary data, appears to improve vision in some patients. Fifty-eight percent of patients in the MIRA-1 interim analysis who entered the study with worse than legal driving vision improved to meet or exceed the requirements to regain a driver’s license.

•	Provides a patient-friendly procedure. RHEO Therapy is a form of therapeutic apheresis, a procedure that selectively removes molecules from the plasma. Apheresis has been used safely for more than twenty years in the United States and Europe to treat various diseases including leukemia, rheumatoid arthritis, sickle cell disease and several other medical conditions.

•	Presents limited barriers to adoption for eye care professionals and health care service providers. We believe that our RHEO System requires lower capital expenditures and less physical space than equipment used in many other procedures performed by eye care professionals, including laser vision correction and cataract surgery. Our RHEO System requires no special installation and minimal maintenance expenditures. We believe that RHEO Therapy, which can be administered by a nurse, can be easily integrated into our customers’ workflow and offers an attractive source of additional revenues for facilities and providers.

•	Offers a cost-effective procedure. An initial course of RHEO Therapy is initially expected to cost approximately $16,000. We believe that Medicare and third-party payors will determine that the benefits of RHEO Therapy will justify the cost of reimbursement. We also believe that to the extent that RHEO Therapy is not reimbursed by the government or private third-party payors, some patients with the economic means to do so will be willing to pay for RHEO Therapy themselves in order to avoid the consequences of uncorrectable impaired vision, including, but not limited to, the inability to drive.

Our Strategy

      Our goal is to establish RHEO Therapy as the leading treatment for Dry AMD in North America. Key elements of our strategy include:

•	Creating a plan to develop market awareness of RHEO Therapy by educating eye care professionals and patients. If RHEO Therapy is approved by the FDA, we intend to increase market awareness of RHEO Therapy by identifying and developing relationships with key opinion leaders in each of the eye care disciplines, including ophthalmologists and optometrists. We believe that these opinion leaders, some of whom are investigators in MIRA-1, will help establish acceptance for RHEO Therapy. If and when we receive FDA approval, we intend to launch a public relations campaign targeted directly at patients and advocacy groups to alert them to our treatment. Members of our management team were leaders in creating market awareness of laser vision correction when it was introduced to the North American market in the 1990s, and, in doing so, they were effective in creating relationships with a large number of optometrists and ophthalmologists in the United States.

•	Establishing third-party reimbursement for RHEO Therapy. We believe that an insurance billing code established by the American Medical Association in January 2003 accurately characterizes the RHEO Therapy procedure. This code identifies therapeutic apheresis with extracorporeal selective adsorption or selective filtration and plasma reinfusion. If and when the FDA grants approval for our RHEO System, we plan on seeking a Medicare National Coverage Determination for RHEO Therapy for specified patients with Dry AMD, with the goal of securing Medicare coverage under the existing procedure code for use in treatment of Dry AMD. Currently, Medicare covers and pays for other FDA-licensed services billed with this code only when performed in a hospital outpatient setting. A proposed payment rate for FDA-licensed services billed with this code when performed in a physician office-based setting has been published by the Centers for Medicare and Medicaid Services, or CMS, for public comment. We expect that this new physician office-based reimbursement policy will go into effect on January 1, 2005 and will apply to services performed on that date and thereafter. Private insurers already commonly provide reimbursement for treatments performed in physician offices and physician-directed clinics for FDA-licensed services. We also plan to assist our customers in securing coverage and appropriate reimbursement for RHEO Therapy from Medicare and private insurers through a dedicated reimbursement group and the provision of detailed supporting documentation.

•	Securing relationships with key multi-facility health care service providers. To facilitate a rapid rollout of our RHEO System, if and when we receive FDA approval, we are identifying key groups of multi-facility health care service providers, including hospitals, dialysis clinics and ambulatory surgery centers, as well as private practices, which may be future treatment centers for our RHEO System. In advance of commercialization in the United States, we intend to develop a plan to ensure that there is an adequate supply of trained nurses to support our service provider partners. We intend to leverage the experience of clinics in Canada currently using our RHEO System to assist in training nurses and our service provider partners in advance of FDA approval. We believe that our experience in Canada and the experience of one of our principal stockholders in Germany will allow us to develop best practice guidelines for integrating RHEO Therapy into a clinic setting.

•	Ensuring sufficient manufacturing capacity and inventory to support our commercialization plan. We intend to work with our manufacturing and supplier partners to ensure that there is sufficient capacity and inventory to support our commercialization plans. In advance of FDA approval, we intend to accumulate an inventory of filters and pumps to support a rapid product launch. We have a distribution agreement with Asahi Medical Co., Ltd., a subsidiary of Asahi Kasei Corporation, which has appointed us as exclusive distributor of the filters used in our RHEO System for use in treating AMD in the United States, Canada, Mexico and certain other countries. We recently signed a purchase order with Asahi Medical for 9,600 Rheofilters. We anticipate that we will begin ordering 4,000 filters per quarter starting in late 2004. We intend to continue to order 4,000 filters per quarter in 2005 and 2006 in order to accumulate inventory in excess of our current requirements until we receive FDA approval. We will be working closely with Asahi Medical to develop and conduct clinical tests on a next generation polysulfone Rheofilter with similar characteristics to the current cellulose acetate Rheofilter. We believe that the proposed polysulfone Rheofilter will be able to be manufactured at significantly higher volumes and lower costs than the current filter technology.

•	Maintaining our intellectual property portfolio and other barriers to entry. We believe that our intellectual property position may assist us in maintaining our competitive position. We also believe that the manufacturing process expertise relating to the production by Asahi Medical of the Rheofilter is protected by Asahi Medical as a trade secret. We believe that the exclusive nature of our supplier relationship with Asahi Medical provides us with a competitive advantage. We intend to continue to strengthen our relationship with our exclusive supplier and to strengthen our current patents and seek additional patent protection.

Corporate Information

      We were originally incorporated in Florida in 1996 as RheoLogix Corporation and we were reincorporated in Delaware in 2002 as Vascular Sciences Corporation. We changed our name to OccuLogix, Inc. on July 29, 2004. Prior to this offering, we carried on our business directly and indirectly through OccuLogix, L.P., a Delaware limited partnership, beneficially owned 50% by us and 50% by TLC Vision. Prior to this offering we will acquire TLC Vision’s 50% interest in OccuLogix, L.P. in exchange for which we will issue shares of our common stock to TLC Vision.

      Our principal executive office is located at 5280 Solar Drive, Suite 100, Mississauga, Ontario L4W 5M8, and our telephone number is (905) 238-3910. The information contained on our website or on the website of any of the selling stockholders is not part of this prospectus and is not incorporated in this prospectus by reference.

      OccuLogix, Our Vision is Your Vision RHEO Therapy and RheoLogix are trademarks of OccuLogix, Inc. All other trademarks, trade names or service marks appearing in this prospectus are the property of their respective owners.

THE OFFERING

Common stock offered by us	shares

Common stock offered by the selling stockholders	shares

Common stock to be outstanding after this offering	shares

Use of proceeds	We intend to use the net proceeds of this offering to fund our ongoing pivotal clinical trial, MIRA-1 and related clinical trials, and to purchase and accumulate inventory and build infrastructure for commercialization of our RHEO System in the United States if and when we receive FDA approval. We will also use the funds to continue our expansion in Canada. We expect to use the remainder of the net proceeds for general corporate purposes. We will not receive any proceeds from the sale of shares by the selling stockholders.

Proposed Nasdaq National Market symbol	RHEO

      The number of shares of our common stock referred to above to be outstanding after this offering, and, unless otherwise indicated, the other information contained in this prospectus reflects consummation of the following transactions, which we refer to collectively as the “Reorganization”:

•	the issuance of 4,622,668 shares of common stock to be issued upon the automatic conversion of all our outstanding shares of Series A and Series B convertible preferred stock upon the closing of this offering;

•	the issuance of 7,106,455 shares of common stock to TLC Vision and Diamed Medizintechnik GmbH upon conversion of $7 million aggregate principal amount of convertible debentures to be held by them immediately prior to this offering. The conversion price is $0.98502 per share; and

•	the issuance of 19,105,426 shares of common stock to TLC Vision in connection with the purchase by us of TLC Vision’s 50% interest in OccuLogix, L.P. immediately prior to this offering. This amount includes shares of common stock which will be issuable upon the exchange of shares of OccuLogix ExchangeCo Inc., one of our Canadian subsidiaries, issued for tax purposes to TLC Vision in connection with the purchase of OccuLogix, L.P.

      This information also assumes no exercise of the underwriters’ over-allotment option.

      Unless otherwise indicated, all information in this prospectus excludes:

•	1,955,899 shares of common stock issuable upon the exercise of options outstanding as of July 30, 2004 granted under our 2002 stock option plan, our 1997 stock option plan or outside our stock option plan at a weighted average exercise price of $1.44 per share;

•	561,895 shares of common stock reserved for future issuance under our 2002 stock option plan; and

•	37,500 shares of common stock issuable upon the exercise of outstanding warrants held by certain of our stockholders, or 25,826 shares of common stock assuming the cashless exercise of all such warrants (if such warrants were exercised on July 30, 2004).

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

      The following table provides our summary historical and pro forma consolidated financial data for the periods and as of the dates indicated. We derived the summary historical consolidated financial data for the years ended December 31, 2001, 2002 and 2003 from our audited consolidated financial statements included elsewhere in this prospectus. We derived the summary historical consolidated financial data as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 from our unaudited consolidated financial statements, included elsewhere in this prospectus, which include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. Historical results are not necessarily indicative of the results of operations to be expected for future periods, and interim results may not be indicative of results for the remainder of the year.

      The information in the table below is only a summary and should be read together with our audited consolidated financial statements as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003 and the related notes, our unaudited consolidated financial statements as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 and the related notes, “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all as included elsewhere in this prospectus.

      The summary historical consolidated financial data reflect our 50% interest in OccuLogix, L.P. Prior to this offering, we will own 100% of OccuLogix, L.P. The summary pro forma consolidated statements of operations data for the year ended December 31, 2003 and the three months ended March 31, 2004 below give effect to the Reorganization as if it had occurred on January 1, 2003. The summary pro forma as adjusted consolidated balance sheet data gives effect to the Reorganization and our receipt of net proceeds of $                     million from this offering at an assumed initial offering price of $                    , the midpoint of the range set forth on the cover of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses, as if these events had occurred on March 31, 2004. The summary pro forma consolidated financial data should be read together with “Unaudited Pro Forma Condensed Consolidated Financial Data” and with the historical financial statements for OccuLogix, L.P. and the pro forma consolidated financial statements included elsewhere in this prospectus.

							Pro Forma
				Pro Forma	Three Months		Three Months
	Year Ended December 31,			Year Ended	Ended March 31,		Ended
				December 31,			March 31,
	2001	2002	2003	2003(1)	2003	2004	2004

	(in thousands of U.S. dollars except share and per share amounts)
Consolidated Statements of Operations Data:
Revenues	$—	$94	$390	$489	$204	$55	$75

Cost of sales
Cost of goods sold	—	81	373	251	188	57	40
Royalty costs	—	78	109	109	30	27	27

Gross margin	—	(65)	(92)	129	(14)	(29)	8
Operating expenses
General and administrative(1)	911	449	1,565	17,134	237	1,805	318
Clinical and regulatory	1,873	1,447	731	731	211	455	455
Marketing	—	—	—	69	—	—	8
Amortization of intangibles	—	—	—		—	—

	2,784	1,896	2,296		448	2,260
Other (expenses) income	(1,342)	(921)	(82)	(82)	34	(5)	(5)

Earnings from discontinued operations	67	—	—	—	—	—	—
Net loss for the period(1)	$(4,059)	$(2,882)	$(2,470)	$	$(428)	$(2,294)	$

							Pro Forma
				Pro Forma	Three Months		Three Months
	Year Ended December 31,			Year Ended	Ended March 31,		Ended
				December 31,			March 31,
	2001	2002	2003	2003(1)	2003	2004	2004

	(in thousands of U.S. dollars except share and per share amounts)
Loss per share from continuing operations
Basic and diluted	(1.15)	(0.77)	(0.62)		(0.11)	(0.46)
Earnings per share from discontinued operations	0.02	—	—	—	—	—
Net loss per share	(1.13)	(0.77)	(0.62)		(0.11)	(0.46)
Weighted-average number of shares used in per share calculations — basic and diluted	3,603	3,735	3,977		3,895	5,035

	As of March 31, 2004

		Pro Forma
	Actual	As Adjusted

	(in thousands)
Consolidated Balance Sheet Data:
Cash	$1,146	$
Working capital	(3,160)
Total assets	1,893
Long-term debt (including current portion due to stockholders)	4,373	1,023
Total liabilities	4,773
Common stock	5
Series A convertible preferred stock	2
Series B convertible preferred stock	1
Additional paid in capital	25,595
Accumulated deficit	(28,483)
Total stockholders’ deficiency	(2,880)

RISK FACTORS

      Investing in our common stock involves a high degree of risk. You should consider carefully the following risk factors, as well as the other information in this prospectus, before deciding to invest in our common stock. Our business, financial condition or results of operations could be affected adversely by any of these risks. The trading price of our common stock could decline due to any of these risks and you might lose all or part of your investment in our common stock.

Risks Relating to Our Business

We do not know whether we will be able to increase our revenues and become profitable in the future.

      We were founded in 1996 but the focus of our operations in recent years has shifted towards our ongoing pivotal trial, MIRA-1, for our RHEO System. We generated revenues of approximately $900,200 and $1,277,800 for the years ended June 30, 1999 and 1998, respectively, all of which were earned in the United States. For the year ended December 31, 2003, we had revenues of $390,479, all of which were derived from sales of our RHEO System in Canada. Our ability to increase our revenues and to earn revenues in the United States is dependent on a number of factors, including:

•	successfully completing MIRA-1 for our RHEO System;

•	obtaining FDA approval to market our RHEO System in the United States;

•	successfully building the infrastructure and manufacturing capacity to market and sell our RHEO System;

•	achieving widespread acceptance of RHEO Therapy among physicians and patients; and

•	agreement of governmental and third-party payors to reimburse for RHEO Therapy.

      We do not anticipate that we will materially increase our revenues in Canada or generate revenues in the United States until late 2006, at the earliest. If we do not obtain FDA approval and are required to focus our efforts on marketing the RHEO System to clinics in Canada, or if we are unable to generate significant revenues in the United States, we may not become profitable, and we may be unable to continue our operations.

We may be unable to complete MIRA-1.

      We are required to obtain FDA approval to market our RHEO System in the United States. To support an application for FDA approval, we are conducting, at our own expense, MIRA-1 to evaluate the safety and efficacy of RHEO Therapy in humans. Clinical testing is expensive, can take many years and has an uncertain outcome. Although we have submitted an interim analysis to the FDA, these results may not be indicative of the final results for MIRA-1. Failure can occur at any stage of the testing. We may encounter numerous factors during, or as a result of, MIRA-1 that could delay or prevent us from completing MIRA-1 and receiving FDA approval for a number of reasons, including:

•	enrollment may be slower than we currently anticipate, or we may be unable to obtain the complete number of data sets required by the protocol filed with the FDA if patients do not fulfill the requirement to have a 12-month follow-up visit, or otherwise;

•	costs of MIRA-1 may be greater than we currently anticipate;

•	we, or the regulators, may suspend or terminate MIRA-1 if the participating patients are being exposed to unacceptable health risks; and

•	MIRA-1 may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and/or preclinical testing.

      MIRA-1 is currently being conducted at seven treatment centers in the United States and Canada. We are working with contract research organizations to conduct our MIRA-1 trial. If our relationship with any of these contract research organizations terminates, we believe that we would be able to enter into arrangements with alternative third parties, however, such a change may delay the completion of MIRA-1. If our contract research organizations or any replacements do not successfully carry out their contractual duties or obligations, do not meet expected deadlines or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical protocols or for other reasons, our clinical trial may be extended, delayed or terminated, and we may not be able to obtain regulatory approval for our RHEO System.

Even if we complete MIRA-1, we may not receive FDA approval to market the RHEO System in the United States.

      Even if we complete MIRA-1 successfully, we may not receive FDA approval to market the RHEO System in the United States. Obtaining FDA approval is a lengthy and expensive process, and approval is uncertain. We do not expect to receive FDA approval for our RHEO System until mid-2006 at the earliest, and may never receive approval. Delays in obtaining or failure to obtain FDA approval would delay or prevent the successful commercialization of our RHEO System, diminish our competitive advantage and/or defer or decrease our receipt of revenues. Even if we obtain FDA approval, this approval may only be for a limited or narrow class of Dry AMD patients, thereby diminishing the size of the class of prospective patients for whose use the RHEO System can be promoted.

      In addition, changes to our RHEO System can require additional FDA approvals. The RHEO System currently uses a cellulose acetate Rheofilter which is manufactured by Asahi Medical. We have been informed by Asahi Medical that it intends to discontinue manufacturing the cellulose acetate filter in 2008 and replace it with a newer polysulfone Rheofilter currently being developed. We will require FDA approval to replace the cellulose acetate Rheofilter with the new polysulfone Rheofilter. If we do not receive FDA approval for the new polysulfone Rheofilter, we may be unable to market our RHEO System.

If we fail to comply with the extensive regulatory requirements to which we and our RHEO System are subject, our RHEO System could be subject to restrictions or withdrawals from the market and we could be subject to penalties.

      We, our suppliers and our products are subject to numerous FDA requirements covering the design of our RHEO System, testing, manufacturing, quality control, labeling, advertising, promotion and export of our RHEO System and other matters. Failure to comply with statutes and regulations administered by the FDA could result in, among other things, any of the following actions:

•	warning letters;

•	fines and other civil penalties;

•	unanticipated expenditures;

•	withdrawal of FDA approval;

•	delays in approving or refusal to approve our RHEO System;

•	product recall or seizure;

•	interruption of production;

•	operating restrictions;

•	injunctions; and

•	criminal prosecution.

      We and our suppliers are subject to numerous federal, state and local laws relating to such matters as safe working conditions, manufacturing practices, environmental protection, fire hazard control and disposal of hazardous or potentially hazardous substances. In addition, advertising and promotional materials relating to medical devices are, in certain instances, subject to regulation by the Federal Trade Commission. We and our suppliers may be required to incur significant costs to comply with such laws and regulations in the future, and such laws and regulations may materially harm our business. Unanticipated changes in existing regulatory requirements, the failure of us or our manufacturers to comply with such requirements or the adoption of new requirements could materially harm our business.

We may be unable to commercialize our RHEO System successfully in the United States.

      Even if we successfully complete MIRA-1 and obtain FDA approval for our RHEO System, our success depends on our ability to market and sell our RHEO System. Successful commercialization of our RHEO System depends on a number of factors, including:

•	achieving widespread acceptance of RHEO Therapy among physicians and patients;

•	agreement of governmental and third-party payors to provide reimbursement for RHEO Therapy;

•	maintaining our relationships with our single source suppliers;

•	obtaining sufficient quantities of components for our RHEO System;

•	establishing adequate sales and marketing capabilities;

•	obtaining sufficient facility space;

•	our ability to identify and sell our RHEO System to key multi-facility health care providers as well as to private eye care professional practices;

•	whether there are adverse side effects or unfavorable publicity concerning our RHEO System; and

•	whether there is competition for our RHEO System from new or existing products, which may prove to be safer, more efficacious or more cost-effective than our RHEO System.

RHEO Therapy is based on a model that has not achieved widespread acceptance, and may be proven incorrect. If we are unsuccessful in achieving widespread acceptance of RHEO Therapy among physicians and patients, our business may not succeed.

      AMD is not a well-understood disease and its underlying cause is not known. RHEO Therapy is based on a disease model that has not achieved widespread acceptance with eye care professionals. Unlike traditional therapeutic treatments for eye diseases, RHEO Therapy is a systemic approach for the treatment of Dry AMD, rather than a localized approach. Our success is dependent upon achieving widespread acceptance of RHEO Therapy among ophthalmologists and optometrists. Eye care professionals and health care service providers may not be willing to integrate RHEO Therapy into their workflow. In addition, because RHEO Therapy can be performed by health care providers other than eye care professionals, eye care professionals may be reluctant to endorse RHEO Therapy.

      Even if we are successful in achieving widespread acceptance of RHEO Therapy among physicians, we may be unable to achieve widespread acceptance among potential patients. An initial course of RHEO Therapy is time consuming, requiring eight procedures over a 10- to 12-week period, with each procedure lasting between two and four hours. Some patients may be reluctant to undergo RHEO Therapy because of the time commitment. In addition, RHEO Therapy providers may not be easily accessible to all patients and some patients may be unwilling or unable to travel to receive RHEO Therapy. If we are unable to achieve widespread acceptance, our financial condition and results of operations will be adversely affected.

      In August 1997, our predecessor opened its sole client facility, the Rheotherapy Center, in Tampa, Florida to perform therapeutic apheresis commercially. In 1999, the FDA’s Office of Compliance issued a directive notifying our predecessor that further conducting of therapeutic apheresis would need to be conducted under the authority of an Investigational Device Exemption filed with the FDA. One of our founders, Dr. Richard C. Davis, was also fined by the Florida Board of Medicine for unauthorized advertising of new medical therapies. Our predecessor closed the Rheotherapy Center in 1999 and we have since received an Investigational Device Exemption and focused our resources on completing MIRA-1 in order to obtain

FDA approval of the RHEO System. We believe that the activities of the Rheotherapy Center engendered opposition in certain segments of the eye care community to RHEO Therapy and if this opposition continues, acceptance of RHEO Therapy among eye care professionals and patients may be difficult to achieve.

If RHEO Therapy is not reimbursed by governmental and other third-party payors, or is only reimbursed on a limited basis, our business may not succeed.

      RHEO Therapy is expensive, with an initial course of treatment expected to initially cost approximately $16,000 in the United States. Continuing efforts of governmental and third-party payors to contain or reduce the costs of health care could negatively affect the sale of our RHEO System. Our ability to commercialize our RHEO System successfully will depend in substantial part on favorable determinations by governmental payors, most prominently Medicare, private health insurers and state-funded health care coverage programs. Without the establishment of timely, favorable coverage and reimbursement policies, we may be unable to set or maintain price levels sufficient to realize an appropriate return on our investment in product development. Other significant insurance coverage limitations, such as narrow restrictions on patient coverage criteria and restrictions on treatment settings in which RHEO Therapy is covered, may also limit our potential revenues.

Our patents may not be valid and we may not be able to obtain and enforce patents to protect our proprietary rights from use by competitors.

      Our owned and licensed patents may not be valid and we may not be able to obtain and enforce patents and to maintain trade secret protection for our technology. The extent to which we are unable to do so could materially harm our business.

      We have applied for and will continue to apply for patents for certain processes used in our RHEO System. Such applications may not result in the issuance of any patents, and any patents now held or that may be issued may not provide us with adequate protection from competition. In addition, we expect that we will seek to have the patent licensed to us re-examined in the next 12 months at the U.S. Patent and Trademark Office, and we believe that a more detailed claim set will be issued. The re-examination of this patent may result in the patent being rejected or no claims of commercial value being issued or it may result in competitors acquiring intervening rights. Furthermore, it is possible that patents issued or licensed to us may be challenged successfully. In that event, if we have a preferred competitive position because of such patents, any preferred position held by us would be lost. If we are unable to secure or to continue to maintain a preferred position, our RHEO System could become subject to competition from the sale of generic products.

      Patents issued or licensed to us may be infringed by the products or processes of others. The cost of enforcing our patent rights against infringers, if such enforcement is required, could be significant, and the time demands could interfere with our normal operations. There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical, biotechnology and medical technology industries. We may become a party to patent litigation and other proceedings. The cost to us of any patent litigation, even if resolved in our favor, could be substantial. Some of our competitors may be able to sustain the costs of such litigation more effectively than we can because of their substantially greater financial resources. Litigation may also absorb significant management time.

      Unpatented trade secrets, improvements, confidential know-how and continuing technological innovation are important to our scientific and commercial success. Although we attempt to and will continue to attempt to protect our proprietary information through reliance on trade secret laws and the use of confidentiality agreements with our corporate partners, collaborators, employees and consultants and other appropriate means, these measures may not effectively prevent disclosure of our proprietary information, and, in any event, others may develop independently, or obtain access to, the same or similar information.

      Certain of our patent rights are licensed to us by third parties. If we fail to comply with the terms of these license agreements, our rights to those patents may be terminated, and we will be unable to conduct our business.

Patents of other companies could require us to stop using or pay to use required technology.

      It is possible that a court may find us to be infringing upon validly issued patents of third parties. In that event, in addition to the cost of defending the underlying suit for infringement, we may have to pay license fees and/or damages and we may be enjoined from conducting certain activities. Obtaining licenses under third-party patents can be costly, and such licenses may not be available at all. Under such circumstances, we may need to materially alter our products or processes and we may be unable to do so successfully.

We currently depend on single sources for key components of our RHEO System. The loss of any of these sources could delay our clinical trials or prevent or delay commercialization of our RHEO System.

      We currently depend on single sources for the filters and the OctoNova pump used in our RHEO System. We have entered into a supply agreement for our filters with Asahi Medical and for the OctoNova pump with Diamed, which designed the OctoNova pump, and MeSys GmbH, which manufactures the pumps for Diamed. If any of these suppliers ceases to supply components to us or does not supply an adequate number of components, our sales and growth could be restricted, potentially materially. If we do not achieve FDA approval and other necessary approvals in the territories for which we have distribution rights by the end of December 2006, Asahi Medical can terminate the supply agreement for our filters. Our current agreement with Diamed expires January 1, 2005. We have begun discussions with Diamed to extend this agreement but we may not be able to reach agreement with Diamed on terms acceptable to us, if at all. If we are unable to extend the agreement with Diamed we may lose our rights to purchase the OctoNova pump. If we reach an agreement on terms less favorable to us than our current agreement, our results could be adversely affected. We believe that establishing additional or replacement suppliers for these components may not be possible as these suppliers have trade secrets, patents and other intellectual property that may prevent a third party from manufacturing a suitable replacement product. Even if we switch to replacement suppliers and the supplier can manufacture the necessary components without violating any third-party intellectual property rights, we may face additional regulatory delays and the distribution of our RHEO System could be interrupted for an extended period of time, which may delay or slow the commercialization of RHEO Therapy and adversely impact our financial condition and results of operations.

If we are unable to establish adequate sales and marketing capabilities, we may not be able to generate significant revenue and may not become profitable.

      While our management team has some experience in marketing medical technology, we do not have a sales organization and have limited experience as a company in the sales, marketing and distribution of ophthalmic therapy products. In order to commercialize RHEO Therapy, we must develop our sales, marketing and distribution capabilities or make arrangements with a third party to perform these functions. If and when marketing of the RHEO System is approved by the FDA, we currently plan to establish our own sales force to market our RHEO System in the United States. Developing a sales force is expensive and time consuming and we may not be able to develop this capacity. If we are unable to establish adequate sales, marketing and distribution capabilities, independently or with others, we may not be able to generate significant revenue and may not become profitable.

Our suppliers may not have sufficient manufacturing capacity and inventory to support our commercialization plans.

      Our success requires that our suppliers have adequate manufacturing capacity and inventory in order to facilitate a rapid rollout of our RHEO System. We have been informed by Asahi Medical that the current Rheofilter being used in our RHEO System will be discontinued in 2008 and that, even if it is not discontinued, Asahi Medical would not be able to produce enough of the current cellulose acetate Rheofilter to meet our anticipated demand. Although we are working with Asahi Medical to develop a new polysulfone filter that we believe Asahi Medical will be able to manufacture in larger quantities and at a lower cost to us, there can be no assurance that we and Asahi Medical will be successful in these efforts. Even if we are able to develop a new filter, we may not be able to obtain FDA approval for the new filter and the new filter may not be manufactured at a lower cost to us. If we are unable to obtain FDA approval for, or the necessary quantities of, this new filter, we may not be able to generate product revenue and may not become profitable.

      Our ability to conduct MIRA-1 and commercialize our RHEO System, depends, in large part, on our ability to have components manufactured at a competitive cost and in accordance with FDA and other regulatory requirements. We do not control the manufacturing processes of our suppliers. If current manufacturing processes are modified, or the source or location of our product supply is changed, voluntarily or involuntarily, the FDA will require us to demonstrate that the material produced from the modified or new process or facility is equivalent to the material used in the clinical trials or products previously approved. Any such modifications to the manufacturing process or supply may not achieve or maintain compliance with the applicable regulatory requirements. In many cases, prior approval by regulatory authorities may be required before any changes can be made, which may adversely affect our business.

Our success depends upon our ability to sell to key multi-facility health care providers as well as private eye care professional practices.

      In order to facilitate a rapid rollout of our RHEO System if and when we receive FDA approval, we will need to establish relationships with key organized groups of multi-facility health care service providers, including hospitals, dialysis clinics and ambulatory surgery centers, as well as private practices. We may be unsuccessful in establishing these relationships, which could limit our ability to commercialize our RHEO System.

      We anticipate that RHEO Therapy will be prescribed by physicians and administered by nurses, and therefore our service provider customers will need the support of an adequate supply of trained nurses. Training nurses to administer RHEO Therapy may be costly, and our customers may experience shortages of nurses from time to time. If there is a shortage of trained nurses to work in our customers’ facilities, our commercialization of RHEO Therapy may be unsuccessful.

RHEO Therapy may produce adverse side effects in patients that prevent its adoption or that necessitate withdrawal from the market.

      RHEO Therapy may produce unexpected side effects not previously observed during clinical trials. These undesirable and unintended side effects in patients may prevent or limit its commercial adoption and use. Even after approval by the FDA and other regulatory authorities, our RHEO System may later be found to produce adverse side effects that prevent widespread use or necessitate withdrawal from the market. The manifestation of such side effects could cause our business to suffer. In some cases, regulatory authorities may require additional disclosure to patients that could add warnings or restrict usage based on unexpected side effects seen after marketing a medical treatment.

We may face future product liability claims that may result from the use of our products.

      The testing, manufacturing, marketing and sale of therapeutic products entails significant inherent risks of allegations of product liability. Our use of such products in clinical trials and our sale of our RHEO System may expose us to liability claims. These claims might be made directly by patients, health care providers or others selling our RHEO System. We carry clinical trials and product liability insurance to cover certain claims that could arise during MIRA-1 or during the commercial use of RHEO Therapy. Such coverage, and any coverage obtained in the future, may be inadequate to protect us in the event of a successful product liability claim, and we may not be able to increase the amount of such insurance coverage or even renew it. A successful product liability claim could materially harm our business. In addition, substantial, complex or extended litigation could cause us to incur large expenditures and divert significant resources.

We have incurred losses since inception and anticipate that we will incur continued losses for the foreseeable future.

      We have incurred losses in each year since our inception in 1996. Our net loss for the three months ended March 31, 2004 was $2.3 million, and for the fiscal years ended December 31, 2003, 2002 and 2001 was $2.5 million, $2.9 million and $4.1 million, respectively. As of March 31, 2004, we had an accumulated deficit of $28.5 million. These losses, among other things, have had and will continue to have an adverse effect on our stockholders’ equity and working capital. We expect our clinical and regulatory expenses to increase in connection with MIRA-1 and any other clinical trials that we may initiate. In addition, subject to FDA approval of our RHEO System, we expect to incur significant sales, marketing and procurement expenses. As a result, we expect to continue to incur significant and increasing operating losses for the next several years. Because of the numerous risks and uncertainties associated with developing new medical therapies, we are unable to predict the extent of any future losses or when we will become profitable, if ever.

We will need to increase the size of our organization, and we may experience difficulties in managing our growth.

      In order to commercialize our RHEO System, we will need to expand our employee base for management of operational, sales and marketing, financial and other resources. We do not expect to be able to commercially launch our RHEO System until late 2006, at the earliest. Future growth will impose significant additional responsibilities on members of management, including the need to identify, recruit, maintain and integrate additional employees. Our future financial performance and our ability to commercialize our RHEO System and to compete effectively will depend, in part, on our ability to manage any future growth effectively. To that end, we must be able to:

•	manage MIRA-1 effectively;

•	integrate additional management, administrative, distribution and sales and marketing personnel;

•	develop our administrative, accounting and management information systems and controls; and

•	hire and train additional qualified personnel.

      We may not be able to accomplish these tasks, and our failure to accomplish any of them could prevent us from achieving or maintaining profitability.

We may face competition and may not be successful in addressing it.

      The pharmaceutical, biotechnology and medical technology industries are characterized by rapidly changing technology and intense competition. AMD is not a well-understood disease and researchers are continuing to investigate different theories of the cause of AMD. If the cause of AMD is determined, competitors could potentially develop a treatment for Dry AMD that would replace RHEO Therapy. In addition, competitors may develop alternative treatments for Dry AMD that prove to be superior to, or more cost-effective than, RHEO Therapy. Some of these competitors may include companies which have access to financial, technical and marketing resources significantly greater than ours and substantially greater experience in developing, manufacturing and distributing products, conducting preclinical and clinical testing and obtaining regulatory approvals.

      We are aware of a number of companies which have developed or are in the process of developing treatments for Wet AMD, including Eyetech Pharmaceuticals, Inc./ Pfizer Inc., Genentech, Inc./ Novartis Ophthalmics, Alcon Laboratories, Inc., Iridex Corporation, Genaera Corporation, QLT, Inc. and GenVec, Inc. Some of these treatments are in late-stage clinical development or have been approved by the FDA. Some of these companies may choose to develop treatments for Dry AMD or may discover that their treatments for Wet AMD may be effective for Dry AMD as well. In addition, other companies also may be involved in competitive activities of which we are not aware.

We may be unable to attract and retain key personnel which may adversely affect our business.

      Our success depends on the continued contributions of our executive officers and scientific personnel. Many of our key responsibilities have been assigned to a relatively small number of individuals. We will be required to hire eyecare specialists as well as personnel with skill sets in apheresis, nursing, training, equipment maintenance, finance, distribution, logistics, warehousing, sales and service to meet our personnel needs. There is competition for qualified personnel, and the failure to secure the services of key personnel or loss of services of key personnel could adversely affect our business.

Our business may not generate the cash necessary to fund our operations.

      Since inception, we have funded our operations through private placements of our equity and debt securities and early stage revenues. Prior to this offering, our current cash resources were limited. We may need additional capital in the future, and our prospects for obtaining it are uncertain. We expect that the funding requirements for our operating activities will continue to increase substantially in the future, primarily due to the commercialization of our RHEO System. We will need to seek additional funds in the future from a combination of sources, including product licensing, joint development and other financing arrangements. In addition, we may issue debt or equity securities if we determine that additional cash resources could be obtained under favorable conditions or if future funding requirements cannot be satisfied with available cash resources. Additional capital may not be available on terms favorable to us, or at all. If adequate capital is unavailable, and if our operations do not generate cash, our commercialization of the RHEO System will be delayed and we may be unable to continue our operations. Accordingly, our audited financial statements included elsewhere in this prospectus include a going concern note.

Risks Related to This Offering

Our current stockholders own a significant interest in our common stock and may be able to exert significant influence over our management and affairs. In particular, for as long as TLC Vision owns a majority of our common stock, our other stockholders will be unable to affect the outcome of stockholder voting.

      Upon completion of this offering, TLC Vision will own approximately           % of the shares of our common stock. Accordingly, TLC Vision on its own could possess a controlling vote on matters submitted to a vote of the holders of our common stock.

      While it owns a majority of our common stock, TLC Vision will control decisions with respect to:

•	our business direction and policies, including the election and removal of our directors;

•	mergers or other business combinations involving us;

•	the acquisition or disposition of assets by us;

•	our financing; and

•	amendments to our certificate of incorporation and bylaws.

      Furthermore, TLC Vision may be able to cause or prevent a change of control of our company, and this concentration of ownership may have the effect of discouraging others from pursuing transactions involving a potential change of control of our company, in either case regardless of whether a premium is offered over then-current market prices.

Conflicts of interest may arise between us and TLC Vision, which has three directors on our board and for which our Chief Executive Officer and Chairman serves as Chairman. Our Chairman and Chief Executive Officer and our Vice President, Corporate Affairs will also devote a portion of their time to TLC Vision, which may divert their attention from our business and operations.

      Upon completion of this offering, TLC Vision will beneficially own approximately           % of the outstanding shares of our common stock. Messrs. Vamvakas and Davidson and Dr. Lindstrom, who will be members of our board of directors, are also directors of TLC Vision. Because they are directors of TLC Vision, a conflict of interest could arise. Conflicts may arise between TLC Vision and us as a result of our ongoing agreements. We may not be able to resolve all potential conflicts with TLC Vision, and even if we do, the resolution may be less favorable to us than if we were dealing with an unaffiliated third party.

      In addition, our Chairman and Chief Executive Officer, Mr. Vamvakas, will also serve as Chairman of TLC Vision and, therefore, will devote a portion of his time to matters other than our business and operations. We believe that Mr. Vamvakas will devote approximately 20% of his time, on average, to TLC’s operations, which may divert his attention from our business operations and which may adversely affect our business. Stephen Kilmer, our Vice President, Corporate Affairs, will also serve as Vice President, Investor Relations of TLC Vision.

There has been no prior trading market for our common stock, the trading price of our common stock is likely to be volatile and you may not be able to sell your shares at or above the public offering price of this offering.

      The initial public offering price for our common stock will be determined through negotiations with the underwriters and may not bear any relationship to the market price at which it will be traded after this offering. Prior to this offering there has been no public market for our common stock. We cannot predict the extent to which investor interest will lead to the development of an active trading market in our common stock or whether that market will be sustained. Moreover, we cannot assure you that any securities analysts will initiate or maintain research coverage of our company and our common stock. Additionally, the trading prices of the securities of medical technology companies have been highly volatile. Accordingly, the trading price of our common stock is likely to be subject to wide fluctuations. Factors that could affect the trading price of our common stock include, among other things:

•	results of MIRA-1 and whether we receive FDA approval to market our RHEO System in the United States;

•	results of ongoing research into the underlying causes of AMD;

•	whether we will receive FDA approval to use the new polysulfone filter with our RHEO System;

•	developments relating to patents, proprietary rights and potential infringement;

•	announcements by us or our competitors of technological innovations or new commercial products;

•	reimbursement policies of various governmental and third-party payors;

•	public concern over the safety and efficacy of our RHEO System;

•	changes in estimates of our revenue and operating results;

•	variances in our revenue or operating results from forecasts or projections;

•	recommendations of securities analysts regarding investment in our stock; and

•	market conditions in our industry and the economy as a whole.

      If our future quarterly or annual operating results are below the expectations of securities analysts or investors, the price of our common stock will likely decline. In addition, share price fluctuations may be exaggerated if the trading volume of our common stock is too low.

      From time to time, we estimate the timing of the accomplishment of various scientific, clinical, regulatory and other product development goals, or milestones. These milestones may include the commencement or completion of scientific studies and clinical trials, such as MIRA-1, and the submission of regulatory filings. From time to time, we expect that we will publicly announce the anticipated timing of some of these milestones. All of these milestones are based on a variety of assumptions. The actual timing of these milestones can vary dramatically compared to our estimates, in some cases for reasons beyond our control. If we do not meet these milestones as publicly announced, our stock price may decline and the commercialization of our products may be delayed.

If you purchase shares of common stock in this offering, you will experience significant and immediate dilution.

      The assumed initial public offering price will be substantially higher than the pro forma net tangible book value per share of our outstanding common stock. As a result, purchasers of our common stock will experience immediate dilution of $                    per share, based on an assumed initial public offering price of $                    per share, the midpoint of the range set forth on the cover of this prospectus. This dilution is due in large part to the fact that our earlier investors paid substantially less than the assumed initial public offering price when they purchased their shares. Investors purchasing shares in this offering will pay a price per share that substantially exceeds the book value of our assets after subtracting our liabilities. In addition, the exercise of outstanding warrants and options will, and future equity issuances may, result in further dilution to investors. As a result of this dilution, investors purchasing shares from us in this offering will have contributed      % of the total amount of our net funding to date, on a fully diluted basis, but will own only      % of our equity, on a fully diluted basis, without giving effect to any shares that the investors will purchase directly from the selling stockholders.

Future sales of our common stock could reduce our stock price.

      We have granted to a number of our stockholders and option holders, who after the Reorganization will together own a total of 19,105,426 shares of common stock on a fully-diluted basis, registration rights with respect to their shares. Sales by stockholders of substantial amounts of our shares, or the perception that these sales may occur in the future, could affect materially and adversely the market price of our common stock. The shares we and the selling stockholders are offering for sale in this offering will be freely tradeable immediately following this offering. Our officers and directors and the selling stockholders have agreed not to sell their shares for a period of 180 days after the date of the underwriting agreement. As these restrictions on resale end, the market price of our common stock could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.

We may use the proceeds of this offering in ways with which you may disagree.

      We intend to use the net proceeds of this offering to fund MIRA-1 and related clinical trials and to purchase and accumulate inventory and build infrastructure for our commercialization of the RHEO System in the United States if and when we receive FDA approval. We expect to use the remainder of the net proceeds for general corporate purposes. Accordingly, we will have significant discretion in the use of a substantial portion of the net proceeds of this offering received by us, and it is possible that we may allocate the proceeds differently than investors in this offering desire, or that we will fail to maximize our return on these proceeds.

Payment of cash dividends on shares of our common stock is at the discretion of our board of directors.

      We have never declared or paid any cash dividends on shares of our common stock. We intend to retain all available earnings to fund the operation and expansion of our business. Any determination related to payments of future dividends will be at the discretion of our board of directors after taking into account various factors that our board of directors deems relevant, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and debt restrictions.

We will incur increased costs as a result of being a public company.

      As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements, costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as new rules implemented by the Securities and Exchange Commission and the Nasdaq National Market. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

FORWARD LOOKING STATEMENTS

      This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to our management. The forward looking statements are contained principally in the sections entitled “Summary”, “Risk Factors”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Forward-looking statements include, but are not limited to, statements about:

•	our successful completion of MIRA-1;

•	our obtaining FDA approval to market our RHEO System in the United States;

•	our successful building of the infrastructure and manufacturing capacity to market and sell our RHEO System;

•	our obtaining the agreement of governmental and third-party payors to reimburse patients for RHEO Therapy;

•	our estimates of future revenue, costs and expenses, cash flow and profitability; and

•	our estimates regarding our capital requirements and our need for additional financing.

      In some cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “could”, “would”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “projects”, “predicts”, “potential” and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances, time frames or achievements expressed or implied by the forward-looking statements. We believe that these factors include the following:

•	our ability to generate significant revenues;

•	our ability to complete MIRA-1;

•	our ability to obtain FDA approval;

•	our ability to commercialize and achieve acceptance of the RHEO System in the United States;

•	RHEO Therapy achieving governmental and third party reimbursement;

•	risk of invalidity of our patents;

•	the supply of the filters and pump used in our RHEO System;

•	risk of side effects of RHEO Therapy preventing adoption or causing withdrawal from the market;

•	risk of product liability claims against us;

•	difficulties managing the growth of our business;

•	increased competition; and

•	potential inability to attract and retain key personnel.

      We discuss many of these risks, uncertainties and other factors in this prospectus in greater detail under the heading “Risk Factors”. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended.

      Information regarding market and industry statistics contained in the “Summary” and “Business” sections of this prospectus is included based on information available to us that we believe is accurate. It is generally based on academic and other publications that are not produced for purposes of securities offerings or economic analysis. We have not reviewed or included data from all sources and cannot assure you of the accuracy of the market and industry data we have included.

      Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

      We estimate that the net proceeds we will receive from this offering will be approximately $                     million, at an assumed public offering price of $                    per share, the midpoint of the range set forth on the cover of this prospectus, after deducting estimated underwriting discounts and commissions payable by us and estimated offering costs. We will not receive any proceeds from the sale of shares by the selling stockholders in this offering.

      We estimate we will use approximately $9.5 million to $10.5 million of the net proceeds of this offering received by us to complete our MIRA-1 trial and related clinical trials and complete the FDA approval process.

      We estimate we will use approximately $20.4 million to $21.4 million of the net proceeds of this offering received by us to build our infrastructure, including distribution, sales and marketing, and to facilitate the commercialization of our RHEO System if and when we receive FDA approval.

      We estimate we will use approximately $12.5 million to $13.5 million of the net proceeds of this offering received by us to purchase and accumulate inventory of components of our RHEO System to facilitate rapid commercialization in the United States if and when we receive FDA approval.

      We expect to use the remainder of the net proceeds of this offering received by us for general corporate purposes.

      The amount and timing of what we actually spend for these purposes may vary significantly and will depend on a number of factors, including our future sales and cash generated by operations and the other factors we describe in “Risk Factors”. Therefore, we will have broad discretion in the way we use the net proceeds from this offering received by us.

DIVIDEND POLICY

      We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain all available funds to support operations and to finance the growth and development of our business. Any determination related to payments of future dividends will be at the discretion of our board of directors after taking into account various factors that our board of directors deems relevant, including our financial condition, operating results, current and anticipated cash needs, plans for expansion and debt restrictions.

CAPITALIZATION

      The following table sets forth our capitalization as of March 31, 2004:

•	on an actual basis;

•	on a pro forma basis to give effect to the Reorganization; and

•	on a pro forma as adjusted basis, to give effect to (1) the Reorganization; and (2) the sale by us of shares of common stock at an assumed initial public offering price of $ per share, the midpoint of the range set forth on the cover of this prospectus, resulting in the receipt of the estimated $ in net proceeds from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us of $ .

      You should read this table together with our consolidated financial statements and related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, “Unaudited Pro Forma Condensed Consolidated Financial Data”, the historical financial statements for OccuLogix, L.P. and the pro forma consolidated financial statements included elsewhere in this prospectus.

	As of March 31, 2004

		Pro	Pro Forma
	Actual	Forma	As Adjusted

	(in thousands)
Convertible debentures	$3,350	$		$—

Stockholders’ equity (deficiency):
Common stock, $0.001 par value, 25,000,000 shares authorized and 5,082,665 shares issued and outstanding, actual; 50,000,000 shares authorized and 36,217,454 shares issued and outstanding, pro forma and shares issued and outstanding pro forma as adjusted	5
Series A convertible preferred stock $0.001 par value; 2,500,000 shares authorized and 1,767,740 shares issued and outstanding, actual; no shares authorized and no shares issued and outstanding, pro forma and pro forma as adjusted;	2			—
Series B convertible preferred stock $0.001 par value; 2,000,000 shares authorized and 620,112 shares issued and outstanding, actual; no shares authorized and no shares issued and outstanding, pro forma and pro forma as adjusted	1			—
Additional paid-in capital	25,595
Accumulated deficit	(28,483)

Total stockholders’ (deficiency) equity	$(2,880)	$	$

Total capitalization	$470	$	$

DILUTION

      If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share and the pro forma as adjusted net tangible book value per share of our common stock after this offering. Net tangible book value per share is determined by dividing the number of outstanding shares of our common stock into our total tangible assets (total assets less intangible assets) less total liabilities. Our pro forma net tangible book value as of March 31, 2004 was approximately $                     million, or approximately $                     per share, based on the number of shares outstanding as of March 31, 2004, after giving effect to the Reorganization.

      After giving effect to the sale of                      shares of common stock by us in this offering at an assumed public offering price of $                     per share, the midpoint of the range set forth on the cover page of this prospectus, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2004 would have been approximately $                     million, or approximately $                     per share, based on            shares outstanding upon the completion of this offering. This represents an immediate increase in pro forma as adjusted net tangible book value of $                     per share to existing stockholders and an immediate dilution of $                     per share to new investors participating in this offering. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$
Pro forma net tangible book value per share as of March 31, 2004	$
Increase in net tangible book value per share attributable to this offering	$

Pro forma as adjusted net tangible book value per share after this offering		$

Dilution per share to new investors		$

      The following table presents, on a pro forma as adjusted basis, as of March 31, 2004, the differences between the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid by existing stockholders and by new investors:

	Shares Purchased		Total Consideration
Average Price
	Number	Percent	Amount	Percent	Per Share

Existing stockholders		%		%
New investors		%		%

Total		100%		100%

      Sales by the selling stockholders in this offering will cause the number of shares of our common stock held by existing stockholders to be reduced to           , or           % of the total number of shares of our common stock outstanding after this offering, and will increase the total number of shares held by new investors to           , or           % of the total number of shares of our common stock outstanding after this offering. If the underwriters’ over-allotment option is exercised in full, the number of shares held by existing stockholders after this offering would be reduced to           , or           % of the total number of shares of our common stock outstanding after this offering, and the number of shares held by new investors would increase to           , or           % of the total number of shares of our common stock outstanding after this offering. If all options and warrants outstanding on March 31, 2004 were exercised, pro forma net tangible book value per share would be $                     and dilution to new investors would be $                    .

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL DATA

      The following unaudited pro forma condensed consolidated financial data gives effect to the Reorganization. The unaudited pro forma condensed consolidated balance sheet data reflects the Reorganization as if it had occurred on March 31, 2004 and the unaudited pro forma condensed consolidated statement of operations data for the year ended December 31, 2003 and the three months ended March 31, 2004 reflect the Reorganization as if it had occurred on January 1, 2003.

      The acquisition of TLC Vision’s interest in OccuLogix, L.P. will be accounted for using the purchase method of accounting in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 141, “Business Combinations,” or SFAS No. 141. The excess of the purchase price, excluding certain acquisition and closing costs, over the net identifiable assets acquired will primarily be allocated to intangible assets. Intangible assets are subject to the provisions of SFAS No. 142, “Goodwill and Other Intangible Assets”. The allocation of the purchase price to assets and liabilities of the acquired businesses has been estimated by management but will be based on studies and valuations performed by independent companies. The unaudited pro forma condensed consolidated financial data presented below include pro forma adjustments made based on these allocations.

      We have prepared the unaudited pro forma condensed consolidated financial data based on available information, using assumptions that our management believes are reasonable. The unaudited pro forma condensed consolidated financial data is being provided for informational purposes only. It does not purport to represent our actual financial position or results of operations had the Reorganization occurred on the dates specified nor does it project our results of operations or financial position for any future period or date. See “Reorganization”.

      The unaudited pro forma condensed consolidated financial data does not reflect any adjustments for non-recurring items or changes in operating strategies arising as a result of the Reorganization.

      The unaudited pro forma condensed consolidated financial data should be read in conjunction with our audited and unaudited historical and pro forma financial statements and related notes and the audited and unaudited historical financial statements and related notes of OccuLogix, L.P., included elsewhere in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

OCCULOGIX, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS

	Three Months Ended March 31, 2004

	OccuLogix, Inc.	OccuLogix, L.P.
	Historical	Historical	Adjustments		Pro Forma

	(expressed in thousands U.S. dollars)
Revenues	$55	$75		$(55)		$75

Cost of sales
Cost of goods sold	57	37		(54)		40
Royalty costs	27	—		—		27

Gross margin	(29)	38		(1)		8
Operating expenses
General and administrative	1,805	53		(1,539)		318
Clinical and regulatory	455	—		—		455
Marketing	—	7		—		8
Amortization of intangibles	—	—
Other expenses	5	—		—		5

Net loss for the period	$(2,294)	$(22)	$		$

	Year Ended December 31, 2003

	OccuLogix, Inc.	OccuLogix, L.P.
	Historical	Historical	Adjustments		Pro Forma

	(expressed in thousands U.S. dollars)
Revenues	$390	$486		$(387)		$489

Cost of sales
Cost of goods sold	373	260		(383)		251
Royalty costs	109	—		—		109

Gross margin	(92)	226		(4)		129
Operating expenses
General and administrative	1,565	177		15,392		17,134
Clinical and regulatory	731	—		—		731
Marketing	—	69		—		69
Amortization of intangibles	—	—
Other expenses	82	—		—		82

Net loss for the period	$(2,470)	$(20)	$		$

OCCULOGIX, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of March 31, 2004

			Reorganization			Initial Public Offering
	OccuLogix, Inc.	OccuLogix, L.P.	Pro Forma			Pro Forma	Pro Forma
	Historical	Historical	Adjustments	Pro Forma		Adjustments	as adjusted

	(expressed in thousands U.S. dollars)
Cash	$1,146	$4	$4,549		$5,699	$	$
Working capital	(3,160)	(74)	7,896		4,660
Total assets	1,893	318
Long-term debt (including current portion due to stockholders)	4,373	—	(3,350)		1,023	—	1,023
Total liabilities	4,773	366	(3,403)		1,736
Accumulated deficit	(28,483)	(48)				—
Total stockholders’ deficiency	$(2,880)	$(48)	$	$		$	$

SELECTED CONSOLIDATED FINANCIAL DATA

      You should read the selected consolidated financial data below together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus. The following table sets forth our consolidated balance sheet data as of December 31, 1999, 2000, 2001, 2002 and 2003 and as of March 31, 2004, and our consolidated statements of operations data for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 and the three months ended March 31, 2003 and 2004. We derived the selected consolidated financial data as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003 from our audited consolidated financial statements included elsewhere in this prospectus. In the opinion of management, the information as of December 31, 1999, 2000 and 2001 and for the years ended December 31, 1999 and 2000 has been prepared on the same basis as the audited consolidated financial statements as of December 31, 2002 and 2003 and for the years ended December 31, 2001, 2002 and 2003, appearing elsewhere in the prospectus, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below to present fairly the results when read in conjunction with our audited consolidated financial statements and the notes to those statements. The selected consolidated financial data as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus and include all normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of our financial position and results of operations at such date and our results of operations for such periods. Historical results are not necessarily indicative of the results of operations to be expected for future periods, and interim results may not be indicative of results for the remainder of the year.

      Our selected consolidated financial data reflects our 50% interest in OccuLogix, L.P. Prior to this offering, we will own 100% of OccuLogix, L.P. The selected consolidated financial data should be read together with “Unaudited Pro Forma Condensed Consolidated Financial Data”, with the historical financial statements for OccuLogix, L.P. and with the pro forma consolidated financial statements included elsewhere in this prospectus.

						Three Months
	Year Ended December 31,					Ended March 31,

	1999	2000	2001	2002	2003	2003	2004

	(in thousands of U.S. dollars, except per share data)
Consolidated Statements of Operations Data:
Revenues	$272	$—	$—	$94	$390	$204	$55

Cost of sales
Cost of goods sold	139	—	—	81	373	188	57
Royalty costs	478	6	—	78	109	30	27

Gross margin	(345)	(6)	—	(65)	(92)	(14)	(29)
Operating expenses
General and administrative	1,631	1,373	911	449	1,565	237	1,805
Clinical and regulatory	1,836	3,202	1,873	1,447	731	211	455

	3,467	4,575	2,784	1,896	2,296	448	2,260
Other (expenses) income	67	(709)	(1,342)	(921)	(82)	34	(5)

Loss (earnings) from discontinued operations	—	(15)	67	—	—	—	—
Net loss for the period	$(3,745)	$(5,305)	$(4,059)	$(2,882)	$(2,470)	$(428)	$(2,294)

Per Share Data:
Loss per share from continuing operations — basic and diluted	$(1.04)	$(1.47)	$(1.15)	$(0.77)	$(0.62)	$(0.11)	$(0.46)

Earnings per share from discontinued operations	—	—	0.02	—	—	—	—
Net loss per share	$(1.04)	$(1.47)	$(1.13)	$(0.77)	$(0.62)	$(0.11)	$(0.46)

	As of December 31,					As of
						March 31,
	1999	2000	2001	2002	2003	2004

	(in thousands)
Consolidated Balance Sheet Data:
Cash	$194	$83	$(8)	$602	$1,237	$1,146
Working capital	(64)	(834)	(2,848)	(1,780)	(2,538)	(3,160)
Total assets	503	1,135	768	1,038	1,868	1,893
Long-term debt (including current portion due to stockholders)	2,215	5,220	7,820	1,507	3,694	4,373
Total liabilities	2,599	6,321	9,526	2,693	4,134	4,773
Common stock	4	4	4	4	5	5
Series A preferred stock	1	1	1	2	2	2
Series B preferred stock	—	—	—	1	1	1
Additional paid-in capital	9,150	11,415	11,839	22,057	23,915	25,595
Accumulated deficit	(11,251)	(16,606)	(20,602)	(23,718)	(26,188)	(28,483)
Total stockholders’ deficiency	(2,096)	(5,186)	(8,759)	(1,655)	(2,266)	(2,880)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion and analysis of our financial condition and results of operations should be read in conjunction with “Selected Consolidated Financial Data” and our consolidated financial statements and related notes, included elsewhere in this prospectus. In addition to historical consolidated financial information, the following discussion and analysis contains forward looking statements that involve risks, uncertainties and assumptions. The forward looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act of 1933, as amended. Our financial condition and results of operations may change as a result of many factors, including those we discuss in “Risk Factors” and elsewhere in this prospectus.

Overview

      We are an ophthalmic therapeutic company founded to commercialize innovative treatments for eye diseases, including AMD. Our RHEO System is used to perform Rheopheresis, which is designed to treat Dry AMD, the most common form of the disease. Shortly after our inception, we focused on commercializing therapeutic apheresis, including the opening and operation of the Rheotherapy Center, which generated revenues of $900,200 and $1,277,800 for the fiscal years ended June 30, 1999 and 1998 respectively. In 1999, the FDA’s Office of Compliance issued a directive notifying the Rheotherapy Center that any further conducting of therapeutic apheresis would need to be conducted under the authority of an Investigational Device Exemption filed with the FDA which resulted in the closure of the Rheotherapy Center. Subsequent to the closure of the Rheotherapy Center, our focus changed primarily to conducting clinical trials and seeking regulatory approval for our RHEO System. In September 1999, we received an Investigational Device Exemption from the FDA to begin a pivotal clinical trial, MIRA-1, for our RHEO System. Between early 2000 and August 2001, we enrolled 98 patients in MIRA-1. In August 2001, due to financial constraints, we downsized and temporarily suspended the enrollment of new patients. However, we continued to follow-up with the existing patients enrolled in MIRA-1. In late 2001, with permission of the FDA, we submitted for independent third party analysis data for the 43 enrolled patients for whom we had collected complete 12-month post-treatment data sets. The results of this data analysis were used to support our efforts to secure additional financing.

      In 2002 and 2003, we received a net aggregate of $6,651,870 of additional financing from Diamed, TLC Vision and other investors. As a result of this incremental funding, in October 2003, we hired new management and began screening additional patients for enrollment in MIRA-1. In addition, in 2003, we began limited commercialization of our RHEO System in two clinics in Canada.

      As of July 2, 2004, we have enrolled a total of 125 patients in MIRA-1. We have collected complete 12-month post-treatment data sets for 85 of these patients. Of the remaining 40 patients, 27 are in the process of treatment and the treatment of 13 patients did not result in complete data sets. We are seeking to enroll an additional 55 patients in MIRA-1 with the goal of enrolling a total of 180 patients, from which we intend to derive the required 150 complete 12-month post-treatment data sets. We are seeking to complete enrollment for MIRA-1 by the end of 2004. We intend to submit to the FDA the first three of four modules of our PMA, the non-clinical portion, before the end of 2004. We intend to submit the fourth module, which consists of the follow-up clinical data, in two components. We expect that we will submit the first component following completion of our six-month data on all 150 data sets; and that we will submit the second component following completion of our 12-month data on all 150 data sets.

Revenues

      To date, we have derived the majority of our revenues from sales of the OctoNova pump and disposable treatment sets, which include two disposable filters and tubing, to OccuLogix, L.P., which then sells the pumps and treatment sets to a related party. Historically, we set sales prices at a level which would reimburse our cost of sales excluding the effects of ongoing minimum royalty commitment costs. Following the Reorganization, we expect that we will derive our revenues from sales of the OctoNova pump and disposable treatment sets directly to a related party. We believe that, in the future, sales of disposable treatment sets will provide a recurring source of revenue and that the percentage of our revenues that we derive from disposable treatment sets will increase over time as our installed base of OctoNova pumps increases. We also expect to derive additional revenues from miscellaneous services for calibration, maintenance and training, which are not already included in the initial sale and service of the RHEO System.

Cost of Sales

      Cost of sales includes costs of goods sold and royalty costs. Our cost of goods sold consists primarily of costs for the manufacture of our RHEO System, including the costs we incur for the purchase of component parts from our suppliers, applicable freight and shipping costs, fees related to warehousing, logistics inventory management and recurring regulatory costs associated with conducting business in Canada and ISO certification. We currently have a contract with a related party which performs warehousing, shipping and inventory management for us in exchange for a fee. This contract permits us to terminate the contract upon notice at any time. We expect that we will terminate this contract once we have the necessary infrastructure to perform such functions internally.

      To acquire the necessary licensing and distribution rights for the components of our RHEO System, we have entered into agreements with Mr. Hans Stock and Dr. Richard Brunner, the owners of a patent that we license, that require us to pay them an aggregate of 2% of sales of the products we sell, with minimum required payments to Mr. Stock and Dr. Brunner in the aggregate amount of $25,000 during each calendar quarter. To date, the minimum required quarterly payments have exceeded the amounts that would have been payable absent the requirement of a minimum payment, and we are entitled to apply this excess in future periods if and when our revenue increases sufficiently to generate royalty payments in excess of the minimum payments. We treat these minimum royalty payments as an expense. We intend to use a portion of the net proceeds of this offering to accumulate inventory levels to help ensure our ability to meet forecasted sales levels if and when we obtain FDA approval. As a result of the expected increase in sales, we expect royalty payments to increase in the future.

      We have entered into an agreement with Mr. Stock in consideration for assisting us in procuring a distribution agreement with Asahi Medical relating to the filters used in our RHEO System and for his commitment to assist in the procurement of distribution rights for new product lines. This agreement with Mr. Stock requires us to pay royalties of 5% of the price we pay to Asahi Medical for all products it supplies to us. We record these royalties as an expense when we sell the products.

Operating Expenses

      Our operating expenses consist primarily of clinical and regulatory expenses and general and administrative expenses. Clinical and regulatory expenses consist primarily of those expenses related to MIRA-1. These expenses include payments to clinical trial sites for conducting the trial, costs of contract research organizations and other non-employee consultants and experts and compensation and overhead for those of our employees who are primarily involved in clinical trial activities. We expect clinical and regulatory expenses to remain relatively constant until MIRA-1 and the related clinical trials are complete.

      General and administrative expenses consist primarily of the costs of corporate operations and personnel, rent and legal and accounting expenses. We expect that general and administrative expenses will increase in the future as we incur additional costs related to the growth of our business, as well as the costs associated with becoming a public company, including the costs of annual and periodic reporting and investor relations programs.

      Historically, we have not incurred any sales and marketing expense because we have had limited commercialization and because recent sales have been to OccuLogix, L.P. We expect to begin incurring sales and marketing expenses following the Reorganization and we expect these expenses to increase substantially in the future.

Other (Expenses) Income

      Other (expenses) income consists primarily of interest, foreign exchange and a 50% share of equity earnings from OccuLogix, L.P.’s activities. Interest expense includes interest on convertible debentures and promissory notes, interest on amounts due to stockholders and the accretion of the value we assign to our outstanding warrants.

Results of Operations

      Following the Reorganization, we expect revenues to increase to reflect direct sales to clinics using our RHEO System, while cost of sales is expected to remain materially unchanged. Clinical and regulatory expenses will not be impacted by the Reorganization but general and administrative expenses will increase, reflecting the creation of the organizational structure necessary for the commercialization process. We will also begin to incur sales and marketing expenses related to establishing sales and marketing efforts to promote the use of our RHEO System in North America.

     Three Months Ended March 31, 2004 and 2003

      Revenues. Revenues decreased by 73% to $54,720 for the three months ended March 31, 2004 from $203,807 for the three months ended March 31, 2003. This decrease was due to lower patient volumes which we principally attribute to the impact of the SARS outbreak in Toronto in 2003. As a result of the outbreak we believe our customers’ Toronto-based clinics experienced a decline in patient volumes and accumulated excess inventory in the second half of 2003 and therefore reduced their orders in early 2004.

      Cost of Sales. Cost of sales decreased by 61% to $84,030 for the three months ended March 31, 2004 from $217,905 for the three months ended March 31, 2003, as a result of the decrease in sales from the prior period.

      General and Administrative Expenses. General and administrative expenses increased by 663% to $1,804,687 for the three months ended March 31, 2004 from $236,392 for the three months ended March 31, 2003. This increase resulted primarily from the requirement to expense during the quarter part of the cost of stock options granted to employees and directors in December 2003 as well as from higher staff, audit and director costs.

      Clinical and Regulatory Expenses. Clinical and regulatory expenses increased by 116% to $455,369 for the three months ended March 31, 2004 from $211,168 for the three months ended March 31, 2003, as a result of increased activities associated with MIRA-1. We increased our activities as a result of additional funding we received from TLC Vision and Diamed in June 2003.

      Other (Expenses) Income. Other (expenses) income totaled an expense of $4,978 for the three months ended March 31, 2004, compared to income of $33,769 for the three months ended March 31, 2003. This change was due primarily to the net reduction in the equity income from our investment in OccuLogix, L.P. due to reduced sales by OccuLogix, L.P. during the three months ended March 31, 2004, which was partially offset by a reduction in both the principal amount and interest rate attributable to a component of our outstanding debt.

     Years Ended December 31, 2003 and 2002

      Revenues. Revenues increased by 315% to $390,479 for the year ended December 31, 2003 from $94,100 for the year ended December 31, 2002 reflecting the first full year of our commercial sales subsequent to the closure of the Rheotherapy Center in the United States in 1999.

      Cost of Sales. Cost of sales increased by 204% to $482,780 for the year ended December 31, 2003 from $158,694 for the year ended December 31, 2002. This increase was due to an increase in the number of treatment sets sold and a resulting increase in the amount of royalty payments paid.

      General and Administrative Expenses. General and administrative expenses increased by 249% to $1,564,362 for the year ended December 31, 2003 from $448,856 for the year ended December 31, 2002.

This increase resulted primarily from the requirement to expense during the year ended December 31, 2003 part of the cost of stock options granted to employees and directors in December 2003, as well as from increased costs for legal, executive and finance activities.

      Clinical and Regulatory Expenses. Clinical and regulatory expenses decreased by 49% to $731,166 in the year ended December 31, 2003 from $1,446,662 for the year ended December 31, 2002. This reflects a decrease in clinical trial activity as a result of reduced available funding for MIRA-1.

      Other (Expenses) Income. Other (expenses) income, decreased by 91% to an expense of $82,059 for the year ended December 31, 2003 from an expense of $921,485 for the year ended December 31, 2002. This decrease was primarily due to lower interest expense as a result of the conversion of certain convertible debentures into convertible preferred stock.

     Years Ended December 31, 2002 and 2001.

      Revenues. Revenues increased to $94,100 for the year ended December 31, 2002 from $0 for the year ended December 31, 2001, due to the commencement of commercial activities in July 2002.

      Cost of Sales. Cost of sales increased to $158,694 for the year ended December 31, 2002 from $0 for the year ended December 31, 2001, due to the commencement of sales activities in July 2002 and the resulting related royalty payments.

      General and Administrative Expenses. General and administrative expenses decreased by 51% to $448,856 for the year ended December 31, 2002 from $911,100 for the year ended December 31, 2001, due to a reduction in the number of staff as a result of reduced available funding during the first half of 2002.

      Clinical and Regulatory Expenses. Clinical and regulatory expenses decreased by 23% to $1,446,662 in the year ended December 31, 2002 from $1,873,223 for the year ended December 31, 2001. This was caused by a decrease in clinical trial activity as a result of reduced available funding during the first half of 2002.

      Other (Expenses) Income. Other (expenses) income decreased by 31% to an expense of $921,485 for the year ended December 31, 2002 from an expense of $1,342,303 for the year ended December 31, 2001, due to lower interest expense as a result of the conversion of certain convertible debentures into convertible preferred stock.

Liquidity and Capital Resources

      Since inception, we have funded our operations through private placements of our equity securities and through borrowings from financial institutions and others.

      Cash at March 31, 2004 was $1.1 million. To date we have used the largest portion of our cash to finance the ongoing costs of the MIRA-1 clinical trial, as well as losses generated by our operations. In the future, we expect that we will continue to use our cash resources to fund losses generated by our operations, to conduct the MIRA-1 clinical trial, to accumulate inventory, to undertake other commercialization activities and to treat placebo patients from the MIRA-1 clinical trial.

      We have incurred losses since inception and have had a working capital deficiency in each of the last three years. As a result, we require additional funding to continue our operations. Management believes that the estimated net proceeds of $              to be received by us from this offering will be sufficient to fund our operations and other demands and commitments until late 2006.

      Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties. Actual results could vary as a result of a number of factors, including the factors discussed in the “Risk Factors” section of this prospectus. We have based this estimate on assumptions that may prove to be wrong, and we could utilize our available capital resources sooner than we currently expect. Our future funding requirements will depend on many factors, including but not limited to:

•	the rate of progress, cost and results of MIRA-1;

•	our ability to obtain FDA approval to market and sell our RHEO System and the timing of such approval;

•	whether government and third-party payors agree to reimburse RHEO Therapy;

•	the cost and timing of building the infrastructure and manufacturing capacity to market and sell the RHEO System;

•	the costs of filing, prosecuting, defending and enforcing any patent claims and other intellectual property rights;

•	the costs of establishing sales, marketing and distribution capabilities; and

•	the effect of competing technological and market developments.

      Even if we receive regulatory approval for our RHEO System, we will not have significant product revenue until late 2006, at the earliest. Until we can generate a sufficient amount of product revenue, we expect to finance future cash needs through public or private equity offerings, debt financings, corporate collaboration or licensing arrangements or other arrangements, as well as through interest income earned on cash balances. We cannot be certain that additional funding will be available on acceptable terms, or at all. To the extent that we raise additional funds by issuing equity securities, our stockholders may experience dilution, and debt financing, if available, may involve restrictive covenants. To the extent that we raise additional funds through collaboration and licensing arrangements, it may be necessary to relinquish some rights to our technologies, or grant licenses on terms that are not favorable to us. If adequate funds are not available, we may be required to delay, reduce the scope of or eliminate some of our commercialization efforts.

      The following table summarizes our contractual commitments as of March 31, 2004 and the effect those commitments are expected to have on liquidity and cash flow in future periods.

		Payments Due by Period

		Less than		More than
Contractual Commitments	Total	1 year	1 to 3 years	3 years

Operating leases	$65,880	$32,940	$32,940	$—
Royalty payments	$1,350,000	$100,000	$300,000	$950,000
Consulting and non-competition agreements	$105,000	$60,000	$45,000	$—

      Pursuant to the terms of our distribution agreement with MeSys GmbH, dated January 1, 2002, we undertook a minimum purchase commitment of 25 OctoNova pumps per year beginning after FDA approval of the RHEO System, representing an annual commitment after FDA approval of approximately $538,000.

      In July 2004, we placed a purchase order with Asahi Medical for 9,600 Rheofilters representing a total commitment of $1,920,000.

      Pursuant to the terms of the distribution agreement with Asahi Medical, dated January 1, 2002, the Company undertook a commitment to purchase a minimum of 9,000, 15,000, and 22,500 each of Plasmaflo and Rheofilters in years 1, 2 and 3 respectively beginning six months after FDA approval of the RHEO System. Minimum purchase orders for the fourth year shall be determined immediately after the term of the first year by mutual consent but shall not be less than that of the previous year. This same method shall be used in subsequent years to determine future minimum purchase quantities such that minimum purchase quantities are always fixed for three years. Future minimum annual commitments after FDA approval are approximately as follows:

Year 1	$2,565,000
Year 2	$4,275,000
Year 3	$6,412,500

      In July 2004, we amended our Distribution Services Agreement with Apheresis Technologies, Inc. such that we would have the sole discretion as to when the agreement would terminate. In consideration of this amendment, we agreed to pay Apheresis Technologies $100,000 on the successful completion of our initial public offering.

     Cash Used in Operating Activities

      Cash used in operating activities for the three months ended March 31, 2004 was $797,277. Changes in net cash provided by operating activities reflect net loss and other non-cash items netted against changes in working capital. Changes in working capital in 2001 reflected increased liabilities due to reduced funding and in 2002 and 2003 reflect the reduction of these liabilities due to the receipt of additional funding. Cash used in operating activities was $2,374,820, $2,125,533 and $1,461,439 for the years ended December 31, 2003, 2002 and 2001, respectively.

     Cash Used in Investing Activities

      Cash used in investing activities was $16,855 for the three months ended March 31, 2004 and $175,780, $31,045 and $69,589 for the years ended December 31, 2003, 2002 and 2001, respectively. The primary use of the funds was the purchase of fixed assets of $16,855 for the three months ended March 31, 2004 and $164,716, $24,151 and $39,430 for the years ended December 31, 2003, 2002 and 2001, respectively. Fixed asset expenditures were for medical equipment and OctoNova pumps to be used in clinical trials.

     Cash Provided by Financing Activities

      Cash provided by financing activities was $723,217 for the three months ended March 31, 2004 and $3,185,311, $2,766,559 and $1,519,386 for years ended December 31, 2003, 2002 and 2001, respectively.

      Cash provided by financing activities primarily reflects issuances of convertible debentures, as well as the issuance of common stock in 2003 and the issuance of convertible preferred stock in 2002.

Critical Accounting Policies and Estimates

      Our discussion and analysis of financial condition and results of operations is based upon our audited consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amount of assets, liabilities, sales and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, we evaluate our estimates, including those related to uncollectible receivables, inventories, income taxes, financial income, warranty obligations, excess component and order cancellation costs, and contingencies and litigation. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Because this can vary in each situation, actual results may differ from these estimates under different assumptions or conditions.

      We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our audited consolidated financial statements.

     Revenue Recognition

      We recognize revenue from the sale of products when persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured. Since July 2002, our only customer has been OccuLogix, L.P. We have appointed OccuLogix, L.P. the sole distributor of the RHEO System and its component parts in North America, the Caribbean and Israel for commercial purposes. Pricing is reviewed quarterly and adjusted as required for futures sales. To date, OccuLogix, L.P.’s primary customer has been a subsidiary of TLC Vision.

     Inventory Valuation

      Inventory is recorded at the lower of cost and net realizable value and consists of finished goods. Cost is accounted for on a first-in, first-out basis.

     Functional Currency

      The currency of the primary economic environment in which we operate is the U.S. dollar. Substantially all of our sales are derived in U.S. dollars or in other currencies linked to the U.S. dollar. Purchases of substantially all of our materials and components are carried out in U.S. dollars or are linked to the U.S. dollar. As a result, we have determined that our functional currency is the U.S. dollar.

      Monetary balances in non-U.S. dollar currencies are translated into U.S. dollars using current exchange rates. Non-monetary balances in non-U.S. dollar currencies are translated into U.S. dollars using historic exchange rates. For non-U.S. dollar transactions reflected in our statements of operations, we use the exchange rates as of the transaction dates. Depreciation, amortization and changes in inventories and other changes deriving from non-monetary items are based on historical exchange rates. We record the resulting translation gains or losses as financial income or expenses, as appropriate.

     Stock-based Compensation

      We follow Statement of Financial Accounting Standard (“SFAS”) No. 123 “Accounting for Stock-Based Compensation,” (“SFAS No. 123”). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. We have elected to continue to apply APB 25 in accounting for stock-based compensation.

      During the year ended December 31, 2003, we issued stock options on a date that, on such date, we expected would be within twelve months of the filing of the registration statement to which this prospectus relates. Accordingly, we estimated the fair value of these stock options based on the estimated offering price of our common stock in this offering, which we are expensing over the vesting period of these options. These options will become fully vested upon the closing of this offering. Therefore, we will record the remaining unamortized stock compensation expense immediately during the period in which this offering occurs.

      Pursuant to SFAS No. 123, the weighted-average fair values of employee options granted during the years ended December 31, 2003, 2002 and 2001 (other than the stock options described immediately above) were $0.56, $0.77 and $0.17, respectively. The estimated fair value was determined using the following assumptions:

•	Volatility: 2003 — 75%, 2002 — 83%, 2001 — 83%

•	Expected life of option: 2003 — 4.1 years, 2002 — 8.9 years, 2001 — 10.0 years

•	Risk-free interest rate: 2003 — 2.15%, 2002 — 4.95%, 2001 — 4.88%

      Compensation expense associated with non-employee stock options was $31,752 and $35,854 for the three months ended March 31, 2004 and 2003, respectively, and $196,686, $134,948 and $190,351 for the years ended December 31, 2003, 2002 and 2001, respectively. The fair value of these options was determined using the Black-Scholes fair value options model using the same assumptions above and is included in general and administrative expenses within the consolidated statement of operations.

Effective Corporate Tax Rate

     Income Taxes

      As of December 31, 2003, we had net operating loss carryforwards for federal income taxes of $25.6 million. Our utilization of the net operating loss and tax credit carryforwards may be subject to annual limitations pursuant to Section 382 of the Internal Revenue Code, and similar state provisions, as a result of changes in our ownership structure. The annual limitations may result in the expiration of net operating losses and credits prior to utilization.

      At December 31, 2003, we had deferred tax assets representing the benefit of net operating loss carryforwards and certain stock issuance costs capitalized for tax purposes. We did not record a benefit for the deferred tax asset because realization of the benefit was uncertain and, accordingly, a valuation allowance is provided to offset the deferred tax asset.

Quantitative and Qualitative Disclosure of Market Risk

     Currency Fluctuations and Exchange Risk

      All of our sales are in U.S. dollars or are linked to the U.S. dollar, while a portion of our expenses are in Canadian dollars and euros. We cannot predict any future trends in the exchange rate of the Canadian dollar or euro against the U.S. dollar. Any strengthening of the Canadian dollar or euro in relation to the U.S. dollar would increase the U.S. dollar cost of our operations, and affect our U.S. dollar measured results of operations. We do not engage in any hedging or other transactions intended to manage these risks. In the future, we may undertake hedging or other similar transactions or invest in market risk sensitive instruments if we determine that is advisable to offset these risks.

     Interest Rate Risk

      The primary objective of our investment activity is to preserve principal while maximizing interest income we receive from our investments, without increasing risk. We believe this will minimize our market risk.

Recent Accounting Pronouncements

      In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). FIN No. 45 clarifies and expands on existing disclosure requirements for a guarantor regarding its obligations under certain guarantees it has issued. FIN No. 45 also requires that the guarantor must recognize a liability for the fair value of its obligations under certain guarantees. The provisions of FIN No. 45 are effective for guarantees entered into after December 31, 2002. At December 31, 2003 and March 31, 2004, the Company had no outstanding guarantees.

      In January 2003 (as amended in December 2003), the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” (“FIN No. 46”). FIN No. 46 requires consolidation of a variable interest entity (“VIE”) by the primary beneficiary of the entity’s expected results of operations. FIN No. 46 also requires certain disclosures by all holders of a significant variable interest in a VIE that are not the primary beneficiary. FIN No. 46 is effective immediately for VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, FIN No. 46 is effective in the first reporting period ending after December 31, 2003 for those VIEs that are considered to be special purpose entities, and after March 15, 2004 for those VIEs that are not considered to be special purpose entities. The adoption of FIN No. 46 had no effect on our financial position or results of operations.

      In March 2003, the FASB reached a consensus on EITF Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“Issue 00-21”). Issue 00-21 sets out criteria for whether revenue can be recognized separately from other deliverables in a multiple deliverable arrangement. The criteria consider whether the delivered item has stand-alone value to the customer, whether the fair value of the delivered item can be reliably determined and the rights of return for the delivered item. Adoption of Issue 00-21 is required for fiscal years beginning after June 15, 2003 and has not had an effect on the Company’s financial position or results of operations.

      In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity,” (“SFAS No. 150”). SFAS No. 150 establishes standards for how to classify and measure financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify a financial instrument that is within its scope as a liability, or an asset in some circumstances. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and other is effective at the beginning of the first interim period beginning after June 15, 2003. On August 27, 2003, the FASB issued a deferral of SFAS No. 150 for mandatorily redeemable shares of non-public companies and non-public companies will not be required to apply the provisions of SFAS No. 150 to mandatorily redeemable financial instruments until periods beginning after December 15, 2004. Based on securities outstanding as at March 31, 2004 the adoption of this standard is not expected to have an effect on our financial position or results of operations.

BUSINESS

Overview

      We are an ophthalmic therapeutic company founded to commercialize innovative treatments for eye diseases, including age-related macular degeneration, or AMD. AMD is the leading cause of late onset visual impairment and legal blindness in people over the age of 50 in the United States and other Western industrialized societies. Our RHEO System contains a pump that circulates blood through two filters and is used to perform Rheopheresis, which we refer to under our trade name RHEO Therapy, which is designed to treat Dry AMD. We believe that Dry AMD represents approximately 85% to 90% of all AMD cases in the United States. Although the exact cause of AMD is not known, researchers have identified several factors that are associated with AMD, including poor microcirculation and the gradual build-up of cellular waste material in the retina. Our RHEO System is designed to improve microcirculation in the eye by filtering high molecular weight proteins and other macromolecules from the patient’s plasma. We believe that improved microcirculation increases the supply of oxygen and nutrients to the compromised retina and facilitates the removal of cellular waste material from the retina.

      We believe that our RHEO System is the only Dry AMD treatment to target what we believe to be the underlying cause of AMD rather than its symptoms. The only currently accepted treatment option for persons with advanced cases of Dry AMD are over-the-counter vitamin/antioxidant dietary supplements that can reduce the five-year risk of conversion to Wet AMD, the other form of the disease, by approximately 25%. We believe that RHEO Therapy is currently the only Dry AMD therapy that, based on preliminary data, appears to demonstrate improved vision in some patients. Shortly after our inception, we began commercialization of therapeutic apheresis by opening a therapeutic apheresis center in Florida. This site generated revenues of $900,200 and $1,277,800 for the years ended June 30, 1999 and 1998, respectively. The therapeutic apheresis center was closed in 1999 pursuant to a directive issued by the FDA. After obtaining an FDA investigational device exemption, we initiated a pivotal clinical trial called MIRA-1 to support an application to FDA for approval to market our RHEO System, and have conducted this trial since 1999. We began limited commercialization of our RHEO System at two clinics in Canada in 2003. MIRA-1, which, if successful, is expected to support our application with the U.S. Food and Drug Administration, or FDA, to obtain approval to market our RHEO System in the United States. MIRA-1 follows ten years of successful clinical trials and studies on Rheopheresis conducted outside the United States.

      The MIRA-1 protocols require us to obtain a minimum of 150 complete clinical data sets. To that end, we intend to enroll a maximum of 180 patients in MIRA-1. We have enrolled 125 patients in MIRA-1 as of July 2, 2004. We plan to complete enrollment for MIRA-1 of the remaining 55 patients and submit the first three of four modules of our PMA filing to the FDA before the end of 2004. In late 2001, with the permission of the FDA, we submitted to the FDA data for the 43 enrolled patients for whom we had complete 12-month post-treatment data sets. Fifty-eight percent of patients in the MIRA-1 interim analysis entering the clinical trial with worse than legal driving vision improved to meet or exceed the requirements to regain a driver’s license.

      In anticipation of commercialization in the United States, we are establishing a plan to educate the eye care community about RHEO Therapy. We are currently identifying multi-facility health care service providers including hospitals, dialysis clinics and ambulatory surgery centers, as well as private practices, which may be future users of our RHEO System if we receive FDA approval. We believe that one of these potential providers may be TLC Vision, an eye care services company, which we believe has relationships with a large number of optometrists and ophthalmologists in the United States and, after this offering, will own approximately           % of our outstanding common stock. We believe that both the multi-facility providers as well as private eye care professional practices will be interested in providing RHEO Therapy in their facilities. We also intend to seek Medicare reimbursement for RHEO Therapy. We believe that an insurance billing code established by the American Medical Association in January 2003 accurately describes the RHEO Therapy procedure. If RHEO Therapy receives FDA approval, we plan on seeking a Medicare National Coverage Determination for RHEO Therapy for specified patients with Dry AMD, with the goal of securing Medicare coverage under the existing procedural code for use in the treatment of Dry AMD.

Industry

Overview of the Human Eye

      The human eye is composed of focusing elements in the front, the cornea and lens, and a light-sensing element in the back, the retina. Light falls on the photoreceptors that are part of the retina and is converted into electrical energy, which travels via the optic nerve to the brain. The brain processes the complex signals sent from the retina into vision. The central 5% of the area of the retina is the macula, the region responsible for seeing color and for the central vision necessary for activities including reading, face recognition, watching television and driving. Due to its extremely small size, any damage to the macula can result in significant visual impairment, including legal blindness. In the Western World, the major diseases that usually result in blindness in adults are those affecting the retina, including AMD.

Age-Related Macular Degeneration (AMD)

      AMD is a chronic, progressive disease of the macula that results in the loss of central vision. The most common symptoms include central distortion, loss of contrast sensitivity and loss of color vision, none of which can be corrected by refractive means, including glasses, contact lenses or laser eye surgery. Peripheral vision usually remains unaffected so that patients are often forced to look to the side of objects to see them, but are still unable to see detail. AMD typically affects people initially in one eye, with a high probability of occurrence in the second eye over time. People with AMD often have difficulty living independently and performing routine daily activities.

      We believe that approximately 15 million people in the United States suffer from AMD. According to a ten-year study published in Ophthalmology in October 2002, the prevalence of AMD increases sharply with age, from 18% among people 65 to 74 years of age to 47% among people 85 years and older. A study by Duke University published in 2003 reported that the prevalence of AMD among a selected sample of U.S. residents aged 65 and older was 27% in 1999. According to the U.S. Census Bureau, the number of people in the United States aged 50 or older is approximately 80 million and is expected to increase by approximately 40% over the next two decades. We expect that this increase in the number of elderly people will result in a significant increase in the number of cases of AMD in the United States.

      AMD occurs in two forms — a non-exudative “dry” form and an exudative “wet” form.

      Dry AMD. Dry AMD is the most common form of the disease. We believe that Dry AMD affects approximately 13.0 to 13.5 million people in the United States, or approximately 85% to 90% of all AMD cases. Dry AMD is characterized by a gradual decrease of visual acuity, by pigment abnormalities on the macula and by the build-up of protein and lipid deposits, called drusen. This build-up of macromolecules affects the microcirculation in the eye. Research suggests that the retinal cells, overwhelmed by the lack of oxygen and nutrients and the build-up of debris, enter into a dysfunctional state of dormancy. Without treatment, the retinal cells ultimately die and do not regenerate, leading to irreversible vision loss either through the progression of Dry AMD or conversion to Wet AMD. Patients with Dry AMD are classified at the time of diagnosis into four categories of worsening severity. The higher the category, the greater the risk of progression, or conversion, to Wet AMD within five years.

      The following table contains the principal characteristics of each category as described by the AREDS Report No. 8:

Risk of Wet AMD
Category	in Five Years		Key Characteristics

Category 1	No Risk	•	no pigment changes and less than five small drusen
		•	BCVA(1) better than 20/32 in each eye
		•	no eyes with Wet AMD
Category 2	Low Risk	•	any combination of multiple small drusen, one isolated
	(Less than 2%)		intermediate drusen or mild pigment abnormalities in one or both eyes
		•	BCVA better than 20/32 in each eye
		•	no eyes with Wet AMD
Category 3(2)	Moderate Risk	•	any combination of at least one large drusen, extensive
	(18%)		intermediate drusen or geographic atrophy not involving the central macula
		•	no eyes with Wet AMD
		•	BCVA better than 20/32 in at least one eye
Category 4(2)	High Risk	•	characteristics of Dry AMD in one eye
	(More than 42%)	•	one eye with Wet AMD

(1)	BCVA means best corrected visual acuity.

(2)	Categories 3 and 4 are commonly referred to as “Advanced Dry AMD”.

     Wet AMD. We believe that Wet AMD affects approximately 1.5 to 2.0 million people in the United States, representing approximately 10% to 15% of all cases of AMD in the United States. Wet AMD occurs when new blood vessels grow into the macular tissues of the eye. This abnormal blood vessel growth generally is known as neovascularization. These new blood vessels tend to be fragile and often bleed, leaking fluid into the macula, resulting in loss of vision. Untreated, this blood vessel growth and leakage can lead to scarring, atrophy and, eventually, macular cell death. Wet AMD patients experience vision loss more rapidly than Dry AMD patients, usually within months of diagnosis. If treatment is not received in this small window of time, the damage is usually irreversible. As a result, the number of people who have Wet AMD that are considered “potentially treatable”, or hoping for significant, positive visual outcomes, will stay relatively small each year as opposed to the number of people who have Dry AMD.

Treatment Alternatives for Wet and Dry AMD

Wet AMD

      There is currently no cure for Wet AMD. However, retinal specialists may treat the symptoms in an attempt to reduce blood vessel growth and leakage, using one of very few approved therapies currently available — thermal laser treatment, photodynamic therapy and drug therapies. In addition, there are currently more than 30 therapies being evaluated in U.S. clinical studies for the treatment of Wet AMD. These treatments may slow the progression of the disease, but do not prevent the reoccurrence of abnormal blood vessel growth and do not restore lost vision.

•	Thermal Laser Treatment and Photodynamic Therapy. Thermal laser treatment of Wet AMD entails the use of a high-energy laser to destroy the abnormal blood vessels that are growing and leaking in the macula. This is a surgical procedure involving a medical device that was approved more than two decades ago by the FDA. Because the laser-treated portions of the retina are irreversibly destroyed due to collateral damage from intense heat, thermal laser treatment generally is now used only for the minority of Wet AMD patients whose abnormal blood vessel growth and vessel leakage occur away from the center of the macula. A more targeted approach, photodynamic therapy, involves the use of a light-activated drug named Visudyne, which was developed by QLT, Inc. This therapy involves a two-step process in which the drug is administered systemically by intravenous infusion, after which a dose of low energy light is delivered to the target site to activate the drug and destroy the newly-grown abnormal blood vessels.

•	Drug Therapies. Rather than attempting to destroy abnormal blood vessels, many drug therapies are designed to slow or stop the proliferation of abnormal blood vessels before they can further damage the retina. Current ongoing drug therapies in clinical trials for Wet AMD, which have been developed by Eyetech Pharmaceuticals, Inc., Genentech, Inc. and Genaera Corporation, are believed to block the effect of vascular endothelial growth factor, a natural protein that stimulates the production and growth of blood vessels, using different mechanisms of action. Alcon Laboratories, Inc.’s Retaane is a modified steroid targeting enzymes produced by stimulated blood vessels by blocking the effects of multiple growth factors.

Dry AMD

      Dry AMD is not a well-understood disease and there is no medical consensus regarding its underlying cause. As a result, there have been few resources devoted to developing a therapy for Dry AMD. However, there is some research that suggests a vascular component to the disease. This “vascular model” suggests that Dry AMD results from a disorder of the vascular microcirculation in the retina which leads to a reduction in the amount of oxygen and nutrients that reach the retina. This disorder also results in the accumulation of debris between the cellular layers of the retina and the subsequent formation of drusen. In addition, new studies have shown that AMD progression may be related to the presence of elevated blood levels of certain macromolecules. Current research has identified a number of high molecular weight blood components that may have a detrimental effect on normal cellular functions and microcirculation.

      There is currently no FDA-approved therapy for Dry AMD. Dry AMD is diagnosed and monitored by a primary eye care doctor, such as an optometrist or ophthalmologist, through a routine retinal exam. The AREDS Report provides evidence that vitamin, antioxidant and zinc supplements only reduce the five-year risk of conversion into Wet AMD by up to 25% for Category 3 and Category 4 Dry AMD cases. Regardless of the supplement treatments, Dry AMD may ultimately lead to irreversible vision loss, whether or not it converts into Wet AMD.

Potential Causes of AMD

      The precise cause of AMD is not known. However, researchers have identified certain factors that are associated with AMD:

•	Reduced Metabolic Efficiency of Retina. The macula must be able to function at an extremely high rate of metabolic efficiency to provide sharp vision. The macula, therefore, has an unusually high nutrient and oxygen requirement. Intact cell transport mechanisms are required to supply the necessary nutrients and oxygen. In addition to blood vessels in the retina, the macula receives its blood supply from a tiny meshwork of blood vessels, called the choroid, which lies underneath the retina. The blood supply in this network decreases in older people but even more so in some AMD patients. It has been proposed that the decreased blood flow in the retina of AMD patients reduces the metabolism in the retina resulting in significant degradation of visual function.

•	Poor Waste Material Disposal. Conversion of light in the retina into electrical energy is a photochemical process which produces a large quantity of cellular waste materials. Some researchers believe that life-long environmental, oxidative and chemical stresses progressively injure eye tissues, making it more difficult to clear away the waste material generated by the vision-producing cells. This may explain why waste products like drusen are often seen in the retinas of AMD patients and why their presence is associated with an increased risk of progressive vision loss.

      The identification of these factors has led us to believe that a treatment that improves microcirculation in the retina can help to enhance the metabolic efficiency of the retina and the removal of waste material and thereby aid in the treatment of Dry AMD. We believe there is a significant market opportunity for such a treatment.

Our Solution

      Our RHEO System, which contains a pump and two filters, is designed to filter high molecular weight proteins and macromolecules from the patient’s plasma, leading to improved microcirculatory function. Researchers believe that blood filtered with our RHEO System is able to flow more easily through the tiny capillaries of the eye and that the resulting improved microcirculation more effectively supplies the macular cells with oxygen and nutrients which facilitates removal of cellular waste materials. RHEO Therapy represents a fundamentally new approach to treatment of Dry AMD and offers the following potential benefits:

•	Addresses a large AMD patient population with limited current treatment options. Current Wet AMD treatments are effective only on patients who are newly-diagnosed with Wet AMD, of which there are approximately 200,000 in the United States each year. RHEO Therapy, however, is a treatment for patients in the Category 3 and the Category 4 Dry AMD populations, which, according to the AREDS Report, represents approximately 54% of the total U.S. AMD patients, or currently approximately 8 million people.

•	Preserves or improves vision of Dry AMD patients. Success in treating AMD is generally measured by the ability to slow or halt progression of the disease. We believe that RHEO Therapy is currently the only Dry AMD therapy that, based on preliminary data, appears to demonstrate improved vision in some patients. Furthermore, 58% of patients in the MIRA-1 interim analysis entering the clinical trial with worse than legal driving vision improved to meet or exceed the requirements to regain a driver’s license.

•	Patient-friendly procedure. RHEO Therapy is a form of therapeutic apheresis, a procedure that selectively removes molecules from the plasma. Apheresis has been used safely for more than twenty years in the United States and Europe to treat various diseases including leukemia, rheumatoid arthritis, sickle cell disease and several other medical conditions. The initial course of RHEO Therapy requires eight procedures over a 10- to 12-week period, with each procedure lasting between two and four hours depending on patient weight and height. Patients recline in a comfortable chair and typically listen to music or otherwise relax during the procedure. As with any medical procedure, there are potential side effects associated with RHEO Therapy, including hypotension (drop in blood pressure), cardiac dysrhythmia (abnormal heart rate), nausea, dizziness, fainting, bruising and bleeding at the intravenous sites.

•	Limited barriers to adoption for eye care professionals and health care service providers. We believe that our RHEO System requires lower capital expenditures and less physical space than equipment used in many other procedures performed by eye care professionals, including laser vision correction and cataract surgery. Our RHEO System requires no special installation and minimal maintenance costs. We believe that RHEO Therapy, which can be administered by a nurse, can be easily integrated into our customers’ workflow and offers an attractive source of additional revenues for both facilities and providers.

•	Cost-effective procedure. The initial course of RHEO Therapy is initially expected to cost approximately $16,000. We believe that Medicare and third-party payors will determine that the benefits of RHEO Therapy will justify the cost of reimbursement. We also believe that to the extent that RHEO Therapy is not reimbursed by the government or private third-party payors, some patients with the economic means to do so will be willing to pay for RHEO Therapy themselves in order to avoid the consequences of uncorrectable impaired vision, including, but not limited to, the inability to drive.

Our Strategy

      Our goal is to establish RHEO Therapy as the leading treatment for Dry AMD in North America. Key elements of our strategy include:

•	Creating a plan to develop market awareness of RHEO Therapy by educating eye care professionals and patients. If RHEO Therapy is approved by the FDA, we intend to increase market awareness of RHEO Therapy by identifying and developing relationships with key opinion leaders in each of the eye care disciplines, including ophthalmologists and optometrists. We believe that these opinion leaders, some of whom are investigators in MIRA-1, will help establish acceptance for RHEO Therapy. If and when we receive FDA approval, we intend to launch a public relations campaign targeted directly at patients and advocacy groups to alert them of our treatment. Members of our management team were leaders in creating market awareness of laser vision correction when it was introduced to the North American market in the 1990s and in doing so they were effective in creating relationships with a large number of optometrists and ophthalmologists in the United States.

•	Establishing third-party reimbursement for RHEO Therapy. We believe that an insurance billing code established by the American Medical Association in January 2003 accurately characterizes the RHEO Therapy procedure. This code identifies therapeutic apheresis with extracorporeal selective adsorption or selective filtration and plasma reinfusion. If and when the FDA grants marketing clearance for our RHEO System, we plan on seeking a Medicare National Coverage Determination for RHEO Therapy for specified patients with Dry AMD, with the goal of securing Medicare coverage under the existing procedure code for use in treatment of Dry AMD. Currently, Medicare covers and pays for other FDA-licensed services billed with this code only when performed in a hospital outpatient setting. A proposed payment rate for FDA-licensed services billed with this code when performed in a physician office-based setting has been published by CMS for public comment. We expect that this new physician office-based reimbursement policy will go into effect on January 1, 2005, and will apply to services performed on that date and thereafter. Private insurers already commonly provide reimbursement for treatments performed in physician offices and physician-directed clinics for FDA-licensed services. We also plan to assist our customers in securing coverage and appropriate reimbursement for RHEO Therapy from Medicare and private insurers through a dedicated reimbursement group and the provision of detailed supporting documentation.

•	Securing relationships with key multi-facility health care service providers. To facilitate a rapid rollout of our RHEO System if and when we receive FDA approval, we are identifying key groups of multi-facility health care service providers, including hospitals, dialysis clinics and ambulatory surgery centers, as well as private practices, which may be future treatment centers for our RHEO System. In advance of commercialization in the United States, we intend to develop a plan to ensure that there is an adequate supply of trained nurses to support our service provider partners. We intend to leverage the experience of clinics in Canada currently using our RHEO System to assist in training nurses and our service provider partners in advance of FDA approval. We believe that our experience in Canada and the experience of one of our principal stockholders in Germany will allow us to develop best practice guidelines for integrating RHEO Therapy into a clinic setting.

•	Ensuring sufficient manufacturing capacity and inventory to support our commercialization plan. We intend to work with our manufacturing and supplier partners to ensure that there is sufficient capacity and inventory to support our commercialization plans. In advance of FDA approval, we intend to accumulate an inventory of filters and pumps to support a rapid product launch. We have a distribution agreement with Asahi Medical which appoints us as Asahi Medical’s exclusive distributor of filters in the United States, Canada, Mexico and certain other countries. We recently signed a purchase order with Asahi Medical for 9,600 Rheofilters. We anticipate that we will begin ordering 4,000 filters per quarter starting in late 2004. We intend to continue to order 4,000 filters per quarter in 2005 and 2006 in order to accumulate inventory in excess of our current requirements until we receive FDA approval. We will be working closely with Asahi Medical to develop and conduct clinical tests on a next generation polysulfone Rheofilter with similar characteristics to the current cellulose acetate Rheofilter. We believe that the proposed polysulfone Rheofilter will be able to be manufactured at significantly higher volumes and lower costs than the current filter technology.

•	Maintaining our intellectual property portfolio and other barriers to entry. We believe that our intellectual property position may assist us in maintaining our competitive position. We also believe that the manufacturing process expertise relating to the production by Asahi Medical of the Rheofilter is protected by Asahi Medical as a trade secret. We believe that the exclusive nature of our supplier relationship with Asahi Medical gives us a competitive advantage. We intend to continue to strengthen our relationships with our exclusive suppliers and to strengthen our current patents and seek additional patent protection.

Our Product

     Our RHEO System

      Our RHEO System employs a double filtration apheresis process, whereby a pair of single use blood and plasma filters sequentially separate and partially remove the targeted plasma components. The system removes macromolecules greater than a specified size from the plasma. Our RHEO System consists of two primary components:

•	OctoNova Pump. The OctoNova pump is a microprocessor controlled device used to circulate blood and plasma from the patient through the filters, and back to the patient. The OctoNova pump is complemented by single-use sterilized tubing which creates a closed-loop system. Blood is pumped through the tubing with small gear-like sprockets that create a peristaltic action in the tube similar to that which occurs in our intestines. The smooth-edged teeth of the sprockets press against the outside surface of the tube pushing the blood along the length of the tube as the wheels turn all at the same rate and direction. No blood ever leaves the closed-loop system. The OctoNova pump was developed in the 1990s by Diamed and licensed to us in 2002. We are seeking FDA approval of the OctoNova pump as part of our RHEO System PMA.

•	Disposable Treatment Sets. Disposable treatment sets consist of the tubing and two filters, the Plasmaflo filter and the Rheofilter. The Plasmaflo filter performs the initial function of separating the blood cells from the plasma. The Rheofilter is a single-use, hollow-fiber nanopore membrane, which is used to filter specific high molecular weight proteins and other macromolecules from the plasma. Following this, the filtered plasma is reconstituted with the blood cells and returned into the patient. The tubing and the filters are easily disposed after each patient procedure by the administering nurse, providing us with a recurring source of revenue. The Rheofilter was developed in the early 1980s by Asahi Medical. We are seeking FDA approval of the tubing and two filters as part of our RHEO System PMA. The Rheofilter is currently made of a cellulose acetate filter material. We are working with Asahi Medical to develop a new filter made of polysulfone to replace the current filter. Once developed, we intend to apply for FDA approval for this new filter to be used in our RHEO System.

      The disposable treatment sets received Health Protection Branch regulatory approval in Canada in late 2002 for certain diseases, including AMD. The OctoNova pump received Health Protection Branch approval in 2003. The Rheopheresis system components have also been granted a CE Mark in Europe, where the commercialization rights for Rheopheresis are exclusively held by Diamed, one of our stockholders and suppliers. We are currently conducting clinical studies with the goal of obtaining FDA approval and widespread physician acceptance of RHEO Therapy.

     The RHEO Procedure

      Each RHEO Therapy procedure typically takes between two and four hours to complete and begins by placing one intravenous line in each forearm of the patient. Blood is pumped from a large vein in one arm and circulated through the filtration system where the whole blood is separated from the plasma by the Plasmaflo filter. The plasma is filtered through the Rheofilter, which filters high molecular weight proteins and other macromolecules from the patient’s plasma. The plasma is then remixed with the blood and is returned to the patient intravenously. Only approximately 1.25 pints of blood are outside the patient’s body and at all times blood remains in a sterile closed circuit. Throughout the RHEO Therapy procedure, the attending nurse monitors the blood pressure, heart rate, oxygen saturation, cardiac rhythm and activated clotting time of the patient. The attending nurse also gauges the flow rates, temperature and pressures of the filters. No blood products or medications are added, other than a small amount of heparin to prevent clotting in the tubing system. We believe the initial course of eight procedures of RHEO Therapy given over a 10- to 12-week period provides the best results for patients with Dry AMD. Typically, one or two booster procedures are given each 12 to 18 months thereafter to maintain the clinical benefits derived from the initial course of RHEO Therapy. The referring physician monitors post-procedure follow-up. The following graphic shows the RHEO Therapy process:

Background of Rheopheresis

      Researchers discovered Rheopheresis for AMD during the search for a blood treatment for elevated cholesterol levels in the mid-1980s. Asahi Medical developed a filter aimed at selectively removing the low-density lipid, or LDL, macromolecules known as the “bad” cholesterol in an apheresis procedure. Although the filter successfully removed LDL, it also removed several other large molecules, including von Willebrand’s factor, fibrinogen, lipoprotein A and C reactive protein. At approximately the same time, the statin drug was proven to be effective in lowering LDL levels in the blood, thereby eliminating the need for an apheresis procedure to remove LDL. Shortly thereafter, Asahi Medical ceased its efforts to develop and commercialize apheresis treatment for elevated LDL levels.

      In the late 1980s, researchers at the University of Cologne in Germany were searching for a treatment for a small group of patients referred to the university with a condition known as refractory uveitis, a chronic inflammatory eye condition that was not responding to conventional therapy. Having learned that the Asahi

Medical filters had the ability to remove large molecules from the blood and that the eye condition was related to significant levels of many of the same molecules, the researchers performed a small pilot study. The filtration procedure was effective for uveitis but also showed preliminary success in improving the vision of two patients in the study that also had AMD. This led the researchers to conduct several years of clinical research to develop apheresis for AMD in Germany. The research suggested that eight procedures over a 10- to 12-week period was the optimal treatment regime.

Clinical Studies

      We are currently conducting our FDA clinical trial, MIRA-1. Two other clinical trials have been conducted by third parties: MAC-1, which was conducted in Germany from 1995 to 1998; and the Rheopheresis pilot study which was conducted by the University of Utah from 1997 to 1998. While the protocols of these three clinical trials were not identical, the results of each of them to date have been generally consistent.

     MIRA-1

      MIRA-1, or Multicenter Investigation of Rheopheresis for AMD, is a randomized, placebo-controlled trial designed to evaluate the safety and efficacy of RHEO Therapy in patients with late stage Dry AMD.

      In September 1999, we received an Investigational Device Exemption from the FDA to begin MIRA-1. Between early 2000 and August 2001, we enrolled 98 patients in MIRA-1. In August 2001, due to financial constraints, we temporarily suspended the new enrollment of patients but continued to pursue follow-up with the remaining patients in MIRA-1. In late 2001, with permission of the FDA, we submitted the data sets of the 43 patients who had reached their full 12-month follow-up in MIRA-1 for independent third-party analysis. Over the course of the next several months, the FDA addressed a number of matters relating to MIRA-1. First, the FDA allowed us to submit our PMA in modules. Second, the FDA acknowledged that MIRA-1 is intended to be the pivotal trial for obtaining FDA approval for RHEO Therapy. Third, the FDA allowed us to treat the patients in the placebo group with RHEO Therapy free of charge once their full 12-month follow up data had been obtained. Fourth, the FDA confirmed that we would be required to submit at least 150 full data sets from the 180 patients that were to be enrolled in the trial. Following disclosure of the interim results of MIRA-1 and these changes to the MIRA-1 protocol, we were able to obtain new financing. As a result of the new financing, in October 2003, we began screening additional patients for enrollment in MIRA-1 and since then we have opened five additional MIRA-1 sites and are now currently operating seven MIRA-1 sites.

      As of July 2, 2004, we have enrolled a total of 125 patients, of which 85 have reached the full 12-month follow-up, 27 are in the process of treatment, and the treatment of 13 patients resulted in incomplete data sets. We are seeking to enroll an additional 55 patients with the goal of enrolling 180 patients from which we need to obtain at least 150 full data sets. We are seeking to complete enrollment for MIRA-1 by the end of 2004. We intend to submit to the FDA the first three of four modules of our PMA filing before the end of 2004. These first three modules contain non-clinical results of bench tests and quality assurance, and document manufacturing processes on the components of our RHEO System. The FDA has allowed us to submit the fourth module containing the clinical results in two parts, referred to as modules 4A and 4B. Module 4A will be submitted following completion of our six-month data on all 150 data sets. Module 4B will be submitted following completion of our 12-month data on all 150 data sets.

      To be included in MIRA-1, a patient’s eyes must demonstrate intermediate-to-late stage Dry AMD, corresponding to Category 3 and Category 4, with ten or more intermediate or large drusen. Additionally, patients must show elevated serum levels of at least two out of three macromolecules associated in previous studies that suggested the best positive treatment outcomes. Primary eyes in the study must show no signs of Wet AMD, and must demonstrate best corrected visual acuity, or BCVA, between 20/32 and 20/125, inclusive.

      Two out of every three patients are treated in the trial, while the third is a placebo or control patient. Patients receive eye exams prior to treatment and at three-, six-, nine-, and 12-month follow-up intervals.

Each patient receives either eight RHEO Therapy procedures or eight placebo procedures over ten weeks. Patients in the placebo-control group are made to believe that they are receiving RHEO Therapy. All subjects including those randomized to the placebo group are shrouded from the neck down to prevent them from observing their treatment and receive actual needle sticks in both arms. Additionally, a partition is positioned in front of the OctoNova pump so that the patient cannot see the system. The machine is activated so that the patients can hear the background noise of the machine, but those patients in the placebo group are not connected to the tubing circuit. In addition, all subjects, including those randomized in the placebo group, are required to take the same dose of antioxidant vitamins that are commonly recommended for Dry AMD patients as a possible inhibitor of conversion into Wet AMD.

      The study’s primary endpoint is the mean change in BCVA. In this trial, visual acuity is measured as the number of letters that the patient can read on the Early Treatment Diabetic Retinopathy Study, or ETDRS, eye chart. This is the standard eye chart used in these types of trials. Five letters on the ETDRS eye chart equates to one line of visual acuity. Secondary and tertiary endpoints include:

•	the ability to pass a vision test in order to regain a driver’s license;

•	vision improvement;

•	vision loss;

•	drusen reduction;

•	the Pepper Visual Skills for Reading Test, which is a measure of reading ability;

•	the National Eye Institute visual functioning questionnaire; and

•	progression to legal blindness.

      The following chart presents the interim 12-month results of the first 43 patients in the MIRA-1 study. Of these 43 patients, we only obtained 12-month results from 36 patients because three treated patients and four patients in the placebo group did not complete all of the required follow up.

Total Cohort

	Primary Eyes	Placebo	Net lines
	(n=25)	(n=11)	difference	P Value

Mean change BCVA	0.74	-0.87	1.61	0.0011
Vision improvement greater or equal to:
3 lines	3(12%)	0(0%)
2 lines	7(28%)	2(18%)
1 line	12(48%)	3(27%)
Vision loss greater or equal to:
3 lines	1(4%)	2(18%)
2 lines	2(8%)	2(18%)
Drusen reduction	29%	13%
Progression to legal blindness	0(0%)	18%

Cohort (Sub-Group) With BCVA
Worse Than 20/40 at Enrollment

	Treatment Group	Placebo	Net lines
	(n=19)	(n=7)	difference	P value

Mean change BCVA	+1.1	-1.9	3.00	0.0014
Improved to> 20/40 (legal driving vision)	11(58%)	1(14%)
Vision improvement greater or equal to:
3 lines	3(16%)	0(0%)
2 lines	6(31%)	1(14%)
1 line	11(58%)	2(29%)
Vision loss greater or equal to:
3 lines	1(5%)	2(29%)
2 lines	1(5%)	2(29%)
Drusen reduction	35%	14%

      We do not know whether the completed MIRA-1 results will be consistent with the interim results, which are based on a very small number of subjects, or whether, if the results are consistent, the FDA would consider them sufficient to support our approval.

     MAC-1

      The MAC-1 trial was a 40-patient study conducted in Germany by the University of Cologne from 1995 to 1998 and resulted in Rheopheresis for Dry AMD achieving the CE Mark. The patients were randomized into two groups, a treatment group and a placebo-control group. The treatment group was treated ten times over a period of 21 weeks.

      Unlike MIRA-1, the investigators and each patient knew whether that patient was in the treatment group or the control group because the 20 patients in the control group did not receive placebo treatments but were simply examined at the designated follow-up intervals. The MAC-1 study also included patients with signs of Wet AMD and included patients with significant soft drusen. Eighteen of the patients in the study had signs of Wet AMD and would have been excluded from MIRA-1 under the MIRA-1 protocol.

      The main parameter of the study was BCVA. Electrical activity in the eye was also recorded. Plasma and whole-blood speed and volume in the macular region were also measured. The results of MAC-1 were similar to the interim results that have been seen in MIRA-1: statistically significant relative improvement of 1.6 lines of BCVA immediately following the course of treatment, with the same level of benefit seen at 12-months. For patients with soft drusen, the average difference was 2.3 lines (p<0.01); for patients without soft drusen, the difference was only 0.64 lines (p=0.43). In the treated group, improvement in electrical activity was statistically significant, indicating that the cells of the retina were functioning more efficiently. The speed and volume of blood flow in the choridial arteries which supply blood to the retina were found to be decreased by 37% and 33%, respectively, in patients with AMD. Following treatment of those patients, blood flow increased by 22%. There were no serious adverse events noted.

     Rheopheresis Pilot Study

      The study was conducted by physicians at the University of Utah Health Sciences Center in Salt Lake City, Utah under an Investigational Device Exemption from the FDA. The University of Utah’s Institutional Review Board also provided approval for human experimentation prior to enrollment. The study involved 30 patients. The trial measured electrical activity in the cells of the macula before and after treatment. The results of this study were used to support the application for the Investigational Device Exemption to conduct MIRA-1.

     PERC Study

      In April 2004, RHEO Clinic Inc., a wholly-owned subsidiary of TLC Vision, received Institutional Review Board approval for and launched a new study called the Prospective Evaluation of Rheopheresis in Canada, or PERC.

      PERC is a single center study in Canada designed to examine the effect of RHEO Therapy on the outcome variables for 60 patients to gain a greater understanding of the treatment’s method of action. As of July 23, 2004, 16 patients were enrolled in PERC. Each patient will receive a series of eight RHEO Therapy procedures over a 10- to 12-week period. Clinical data will be collected at three-month intervals for one year following the initial treatments.

      One objective of the study is to develop a complete description of the physiological changes produced by RHEO Therapy. This will be done using structural and functional objective tests and subjective measures of vision in its broad context. This includes retinal morphometry, retinal electrophysiological and vascular function as well as general visual performance using standard measurements of acuity, reading speed, and color and contrast sensitivity. Subjective vision assessments using the National Eye Institute Visual Functioning Questionnaire 25 will also be evaluated to gain understanding about general quality of life and AMD-specific visual symptoms.

      David T. Wong, MD, FRCSC, is the principal investigator of the PERC study. Dr. Wong has been our Medical Director since July 2004. Dr. Wong is an Assistant Professor of Ophthalmology at the University of Toronto, Active Staff Ophthalmologist at St. Michael’s Hospital and Director of Fellowship Training in Ophthalmology at the University of Toronto. Dr. Wong is a sub-specialist surgical ophthalmologist in the areas of the vitreous and retina of the eye. Dr. Wong is a member of numerous organizations including the Canadian Ophthalmology Society, American Academy of Ophthalmology, the American Society of Retina Specialists and the Association for Research in Vision and Ophthalmology. Dr. Wong is a frequently invited lecturer in North America, Asia and Europe, has authored numerous scientific papers and publications and is an investigator in numerous FDA clinical trials, including trials for QLT’s Visudyne, Eyetech’s Macugen and Alcon’s Retaane.

     RHEONET Registry

      The RHEONET Registry is a collaborative effort between the Apheresis Research Institute in Cologne, Germany and us. The registry contains a database of Rheopheresis procedures from centers and clinics performing the Rheopheresis commercially in Germany, using systems sold by Diamed, and in Canada, using systems sold by us. In March 2004, a total of 3,314 Rheopheresis procedures on 529 patients were registered, including 365 patients with AMD. Ophthalmological data of 149 eyes of 108 patients with Dry AMD could be analyzed from the registry as of March 2004.

Supplier Relationships

      We have three key supplier arrangements — with Asahi Medical, who manufacturers the treatment sets, including the Rheofilter and the Plasmaflo filter, and with Diamed and MeSys, the designer and the manufacturer, respectively, of the OctoNova pump. The Rheofilter, the Plasmaflo filter and the OctoNova pump are all key components in our RHEO System.

      Rheofilter and Plasmaflo Filter. We purchase the Rheofilter and Plasmaflo filter from Asahi Medical. We make these purchases pursuant to a distribution agreement which appoints us as Asahi Medical’s exclusive distributor of the Rheofilter and the Plasmaflo filter for use in treating AMD in the United States, Canada, Mexico and certain Caribbean countries, subject to us obtaining necessary regulatory approvals in those agreed countries where we choose to sell the filters. Under this agreement:

•	we may not market or sell any product that is similar to or competitive with the filters;

•	we must use our best efforts to obtain medical reimbursements for patients that use the filters to treat AMD from public and private medical insurance in the United States; and

•	we must purchase a minimum annual quantity of filters following FDA approval.

      Under the agreement, Asahi Medical can cease to supply Rheofilters and Plasmaflo filters to us, after a notice period, in the event that: (1) Asahi Medical cannot economically supply the product; (2) due to special circumstances, such as patent infringement liability or product liability issues, Asahi Medical cannot supply the product; or (3) Asahi Medical develops an improved product, in which case, we have a right of first refusal to become the exclusive distributor of that new product in the same territories where we are the exclusive distributor of the Rheofilter on terms and conditions satisfactory to Asahi Medical and to us. Although we have an obligation to purchase a minimum annual quantity of filters, Asahi Medical has the right to reject any order but may not unreasonably reject any order placed by us in order to satisfy our minimum purchase requirements.

      Asahi Medical has indicated that they intend to discontinue manufacturing the cellulose acetate Rheofilter in 2008 and replace it with a newer polysulfone Rheofilter which is currently in the early stages of production and testing. We expect to obtain distribution rights to this new filter on terms substantially equivalent to the terms for the existing filter. We intend to apply for FDA approval to use this new filter in our RHEO System prior to 2008.

      This agreement expires on the tenth anniversary of our obtaining FDA approval to use the filters to treat AMD. In addition, Asahi Medical may terminate our agreement in certain circumstances, including:

•	if we become insolvent or are petitioned into bankruptcy;

•	if we transfer all or an important part of our business to a third party;

•	if we are unable to obtain FDA approval and other necessary approvals in the territories for which we have distribution rights by the end of December 2006;

•	if we breach the agreement and do not remedy the default within 30 days of Asahi Medical notifying us that we are in default; or

•	if any essential changes in our management or ownership of our shares would adversely affect the sale of filters in the territories in which we have exclusive distribution rights.

      OctoNova Pump. We purchase the OctoNova pump pursuant to a marketing and distribution agreement with Diamed, the developer of the OctoNova pump, and a distribution agreement with MeSys GmbH, the company that manufactures the pumps for Diamed.

      Under the agreement with Diamed we have been appointed Diamed’s exclusive distributor of the OctoNova pump in the United States, Canada and Mexico. Under this agreement:

•	we have committed to undertake all possible and tolerable efforts to market and distribute the product optimally; and

•	we are obligated to promote the product in our exclusive territory.

      This agreement expires on January 1, 2005. In addition, either party may terminate this agreement in certain circumstances, including:

•	if the other party becomes insolvent or is petitioned into bankruptcy;

•	if the other party breaches the agreement and does not remedy the default within 60 days of the non-breaching party notifying the breaching party that they are in default;

•	if Diamed’s manufacturing agreement with MeSys is terminated; or

•	if our distribution agreement with MeSys is terminated.

      We have begun discussions with Diamed to extend this agreement.

      Under our agreement with MeSys, MeSys agrees to manufacture and sell to us the OctoNova pump. Under our agreement with MeSys, we have an obligation to purchase a minimum annual quantity of OctoNova pumps.

      This agreement expires on the third anniversary of our obtaining FDA approval to use the OctoNova pump to treat AMD. In addition, MeSys may terminate our agreement in certain circumstances, including:

•	if we become insolvent or are petitioned into bankruptcy;

•	if we breach the agreement and do not remedy the default within 60 days of MeSys notifying us that we are in default;

•	if Diamed’s manufacturing agreement with MeSys is terminated; or

•	if our marketing agreement with Diamed is terminated.

Sales and Marketing

      We currently have limited sales and marketing capabilities and no distribution capabilities. We will seek to develop our own sales and marketing infrastructure to commercialize our RHEO System. We have recruited a chief operating officer with significant sales, marketing and distribution experience. We intend to recruit our domestic ophthalmic sales force in the near future in order to have an established sales and marketing capability if and when we receive FDA approval to market our RHEO System in the United States.

      We expect to focus our sales and marketing efforts on multi-facility healthcare service providers, including hospitals, dialysis clinics and ambulatory surgery centers, as well as private eye care professionals, including optometrists and ophthalmologists. Each of these two groups would be serviced by separate dedicated sales forces, with knowledge of the particular needs and concerns of each group.

      In order to make our RHEO System more attractive to multi-facility healthcare service providers and private eye care professionals, prior to commercialization in the United States, we will seek to create a training program for nurses, leveraging existing clinics in Canada and potential partners who already have experience in apheresis treatments, such as dialysis clinics, to ensure an adequate supply of trained nurses for our service provider partners.

      If our RHEO System is approved for commercialization by the FDA, we also intend to increase market awareness of RHEO Therapy by identifying and developing relationships with key opinion leaders in each of the eye care disciplines, including ophthalmologists and optometrists. We believe that these opinion leaders, some of whom are investigators in MIRA-1, will help establish credibility for RHEO Therapy. If and when we obtain FDA approval, we intend to launch a public relations campaign targeted directly at patients and advocacy groups to alert them to this new treatment. Members of our management team were leaders in creating market awareness of laser vision correction when it was introduced to the North American market in the 1990s and in doing so they were effective in creating relationships with a large number of optometrists and ophthalmologists in the United States.

      We currently have an exclusive agreement with Apheresis Technologies to provide warehousing, order fulfillment, shipping, billing services and customer service related to shipping and billing for our RHEO System. Under this agreement, we pay Apheresis Technologies a basic service fee of 5% of the cost to us of the RHEO System. The agreement expires 10 years subsequent to approval by the FDA of our RHEO System unless otherwise terminated by us.

      In Canada, we are currently marketing and selling our RHEO System through a small, dedicated Canadian sales force.

Patents and Proprietary Rights

      Our success depends in part on our ability to develop a competitive intellectual property advantage over potential competitors for the treatment of Dry AMD. There is currently no FDA approved therapy for Dry AMD and, to date, we are not aware of any other treatment in clinical development in North America. We own or have licenses to certain patents and we have exclusive arrangements with certain suppliers that we believe will help us develop this competitive advantage. We also rely on know-how, continuing technological innovation and in-licensing opportunities to further develop our proprietary position. Our ability and the ability of our licensors to obtain intellectual property protection for the RHEO System and related processes, and our ability to operate without infringing the intellectual property rights of others and to prevent others from infringing our intellectual property rights will be an important factor to our success. Our strategy is to seek to protect our proprietary position by, among other methods, filing U.S. patent applications related to our technology, inventions and improvements that are important to the development of our business.

      One aspect of our RHEO System is a treatment method described in an issued U.S. patent which expires in 2017. This patent, issued under U.S. patent number 6,245,038 and entitled “Method of Treatment of Opthalmological Diseases,” is directed to a process for treating ocular diseases using plasmapherisis. We expect that we will seek to have the patent licensed to us re-examined in the next 12 months at the U.S. Patent and Trademark Office and we believe that a more detailed claim set will be issued. We license this patent from the two co-owners of the patent under a separate license agreement with each owner. Under the license agreements, we have the exclusive right to use the claimed treatment method in the U.S. during the term of the patent. As part of those agreements we are required to make royalty payments in the aggregate of 2% of the sales for the OctoNova pumps and filters, subject to minimum required payments in the aggregate amount of $25,000 during each calendar quarter. In addition, we own one issued patent in the United States, which expires in 2019. This patent, issued under U.S. patent number 6,551,266 and entitled “Rheological Treatment Methods,” is directed to methods of screening and identifying patient candidates for RHEO Therapy. We also have three additional pending patent applications in the United States, Europe and Japan relating to the 6,551,266 patent.

      The patent position of companies like ours is generally uncertain and involves complex legal and factual questions. Our ability to maintain and solidify a proprietary position for our technology will depend on our success in obtaining effective claims and enforcing those claims once granted. We do not know whether any part of our patent applications will result in the issuance of any patents. Our issued patents and those that may issue in the future, or those licensed to us, may be challenged, invalidated or circumvented, which could limit our ability to stop competitors from marketing our related products or the length of term of patent protection that we may have for our processes. The reexamination of patent 6,245,038 may result in the patent being rejected and no claims of commercial value being issued or it may result in competitors acquiring intervening rights. In addition, the rights granted under any issued patents may not provide us with proprietary protection or competitive advantages against competitors with similar technology. Because of the extensive time required for development, testing and regulatory review of a potential product, it is possible that, before any of our products can be commercialized, any related patent may expire or remain in force for only a short period following commercialization, thereby reducing any advantage of the patent.

      In addition to patent protection, we have registered the following U.S. trademarks:

•	OccuLogix;

•	Our Vision is Your Vision;

•	RheoTherapy; and

•	RheoLogix;

      We also have the right to use the following trademarks from Asahi Medical: Rheofilter, Rheopheresis and Plasmaflo.

      We may rely, in some circumstances, on trade secrets to protect our technology. However, trade secrets are difficult to protect. We seek to protect our proprietary technology and processes, in part, by confidentiality agreements with our employees, consultants, scientific advisors and other contractors. These agreements may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets may otherwise become known or be independently discovered by competitors. To the extent that our employees, consultants or contractors use intellectual property owned by others in their work for us, disputes may arise as to the rights in related or resulting know-how and inventions.

Government Regulation

      Government authorities in the United States and other countries extensively regulate, among other things, the research, development, testing, manufacture, labeling, promotion, advertising, distribution and marketing of our RHEO System, which is a medical device. In the United States, the FDA regulates medical devices under the Federal Food, Drug, and Cosmetic Act and implementing regulations. Failure to comply with the applicable FDA requirements, both before and after approval, may subject us to administrative and judicial sanctions, such as a delay in approving or refusal by the FDA to approve pending applications, warning letters, product recalls, product seizures, total or partial suspension of production or distribution, injunctions, and/or criminal prosecution.

      Unless exempted by regulation, medical devices may not be commercially distributed in the United States unless they have been cleared or approved by the FDA. Medical devices are classified into one of the three classes, class I, II or III, on the basis of the controls necessary to reasonably assure their safety and effectiveness. Class I devices are subject to general controls, such as labeling, premarket notification, and adherence to good manufacturing practices. Class II devices are subject to general and specific controls, such as performance standards, patient registries and FDA guidelines. Generally, class III devices are those which must receive approval of a PMA by the FDA to provide reasonable assurance of their safety and effectiveness. For example, life-sustaining, life-supporting, and implantable devices, or new devices which have not been found substantially equivalent to legally marketed devices, generally require approval of a PMA by the FDA.

      There are two review procedures by which medical devices can receive clearance or approval. Some products may qualify for clearance under a Section 510(k) procedure, in which the manufacturer provides a premarket notification that it intends to begin marketing the product, and shows that the product is substantially equivalent to another legally marketed product, that is that it has the same intended use and is as safe and effective as a legally marketed device and does not raise different questions of safety and effectiveness than does a legally marketed device. In some cases, the submission must include data from human clinical studies. Marketing may commence when the FDA issues a clearance letter finding substantial equivalence.

      If the medical device does not qualify for the 510(k) procedure, either because it is not substantially equivalent to a legally marketed device or because it is a class III device required to have an approved PMA, then the FDA must approve a submitted PMA before marketing can begin. A PMA must demonstrate, among other matters, that the medical device is safe and effective. A PMA is typically a complex submission, usually including the results of preclinical and clinical studies, and preparing an application is a detailed and time-consuming process. The PMA must be accompanied by the payment of user fees which currently exceed $200,000 for most submissions. When modular submissions are used, the entire fee is due when the first module is submitted to the FDA. Once a PMA has been submitted, the FDA’s review may be lengthy and may include requests for additional data. The FDA usually inspects device manufacturers before approval of a PMA, and the FDA will not approve the PMA unless the manufacturer’s compliance with the quality systems regulation is satisfactory.

      Our RHEO System is a class III device and will require approval of a PMA. We cannot be sure that the FDA will approve a PMA for our product in a timely fashion, or at all. FDA requests for additional studies during the review period are not uncommon and can significantly delay approvals. Even if we were able to obtain approval of a PMA of a product for one indication, changes to the product, its indication or its labeling can require additional clearances or approvals.

      To obtain approval of a PMA, clinical studies demonstrating the safety and effectiveness of the medical device must be conducted. Prior to beginning such studies, an Investigational Device Exemption, or IDE, for the study must become effective. The IDE will automatically become effective 30 days after its receipt by the FDA, unless the FDA raises concerns or questions about the conduct of the study. In that case, the concerns and questions must be resolved before the study can begin. Even after an IDE becomes effective, the FDA may suspend it at any time on various grounds, including a finding that patients are being exposed to an unacceptable health risk. Our RHEO System is the subject of an effective IDE, but we cannot be sure that the FDA will not suspend it, which would prevent us from completing the MIRA-1 and other studies.

      Regardless of whether a medical device requires FDA clearance or approval, a number of other FDA requirements apply to the device, its manufacturer and those who distribute it. Device manufacturers must be registered and their products listed with the FDA, and certain adverse events and product malfunctions must be reported to the FDA. The FDA also regulates the product labeling, promotion, and in some cases, advertising, of medical devices. In addition, manufacturers and their suppliers must comply with the FDA’s quality system regulation which establishes extensive requirements for quality and manufacturing procedures. Thus, suppliers, manufacturers and distributors must continue to spend time, money and effort to maintain compliance, and failure to comply can lead to enforcement action. The FDA periodically inspects facilities to ascertain compliance with these and other requirements.

Employees

      As of July 30, 2004, we had seven full-time employees. Of our full-time workforce, four employees are engaged in clinical trial activities and three are engaged in business development, finance and administration. We also retain outside consultants. None of our employees are covered by collective bargaining arrangements, and our management considers its relationships with our employees to be good. To date, our strategy has been to limit the size of our full-time workforce and to outsource several of our key operating functions, including the management of the MIRA-1 clinical trial. We have also relied significantly on the resources of two of our major stockholders, TLC Vision and Diamed, to assist us in the planning and execution of our business plan to date.

Facilities

      We sublease our headquarters in Mississauga from TLC Vision. The facility consists of 210 square feet of office space and our arrangement is on a month-to-month sublease. Our current monthly lease obligation for rent for this facility is Cdn. $460. We believe this lease contains arm’s length commercial terms.

      We also have a facility in Palm Harbor, Florida consisting of 5,020 square feet of space. Our lease on this property expires in December 31, 2005. Our current monthly lease obligation for rent for this facility is approximately $2,745.

      We believe that if our existing facilities are not adequate to meet our business requirements for the near-term, additional space will be available on commercially reasonable terms.

Legal Proceedings

      We are not aware of any litigation involving us that is outstanding, threatened or pending.

REORGANIZATION

      The information contained in this prospectus reflects consummation of the following transactions, which we refer to collectively as the “Reorganization”:

•	the issuance of 4,622,668 shares of common stock to be issued upon the automatic conversion of all our outstanding shares of Series A and Series B convertible preferred stock upon the closing of this offering;

•	the issuance of 7,106,455 shares of common stock to TLC Vision and Diamed upon conversion of $7,000,000 aggregate principal amount of convertible debentures to be held by them immediately prior to this offering. The conversion price is $0.98502 per share; and

•	the issuance of 19,105,426 shares of common stock to TLC Vision in connection with the purchase by us of TLC Vision’s 50% interest in OccuLogix, L.P. immediately prior to this offering. This amount includes shares of common stock which will be issuable upon the exchange of shares of OccuLogix ExchangeCo Inc., one of our Canadian subsidiaries, issued for tax purposes to TLC Vision in connection with the purchase of OccuLogix, L.P.

      Following the Reorganization, Occulogix, L.P.’s U.S. business will be carried on by a Delaware limited liability company that is our wholly-owned subsidiary. Occulogix, L.P.’s Canadian business will be either carried on by it or by a subsidiary of ours incorporated in a Canadian jurisdiction.

MANAGEMENT

      The following table sets forth information about who our directors and executive officers will be as of the closing of this offering:

Name	Age	Position

Elias Vamvakas	45	Chairman of the Board and Chief Executive Officer
Thomas P. Reeves	42	President and Chief Operating Officer
William G. Dumencu, CA	49	Chief Financial Officer and Treasurer
Irving Siegel, MD	48	Vice President, Clinical Affairs
David Eldridge, OD, FAAO	50	Vice President, Science and Technology
Stephen J. Kilmer	37	Vice President, Corporate Affairs
Julie A. Fotheringham	34	Vice President, Marketing
Joseph Zwaideh	34	Vice President, Sales
Thomas N. Davidson	64	Director
Jay T. Holmes	61	Director
Richard L. Lindstrom, MD	56	Director
Georges Noël	57	Director

      Elias Vamvakas, together with Dr. Jeffery J. Machat, co-founded TLC Vision, where he has been the Chairman and CEO since 1994. He has been our Chairman since September 2003 and our Chief Executive Officer since July 2004. Prior to co-founding TLC Vision in 1993, Mr. Vamvakas was the President of the Creative Planning Financial Group of Companies. Mr. Vamvakas was named to “Canada’s Top Forty Under Forty” in 1996. In 1999 he was named Ernst & Young’s Entrepreneur of the Year for Ontario in the Emerging Category and Canadian Entrepreneur of the Year for Innovative Partnering. In 2000, Mr. Vamvakas was recognized by Profit Magazine for managing Canada’s fastest growing company.

      Thomas P. Reeves will become our President and Chief Operating Officer effective September 2004. Mr. Reeves is currently President and Chief Executive Officer of Borderfree and of the Canada Post Borderfree Partnership and has been in those positions since March 2001 and January 2003, respectively. From 1998 until 2000, Mr. Reeves was President of Beamscope Canada Inc., a retail distributor of micro-computer products. While Mr. Reeves was President of Beamscope, the company instituted proceedings under the Companies’ Creditors Arrangement Act (Canada) and a receiver was appointed after his departure. From 1994 to 1998, Mr. Reeves was President of Merisel Canada, a subsidiary of one of the largest distributors of micro-computer products. From 1992 until 1994, Mr. Reeves was Managing Director of Merisel Europe where he was responsible for all strategic, financial and operational aspects of subsidiaries in the UK, France, Germany, Switzerland, Austria and Russia. From 1989 until 1992, Mr. Reeves was Managing Director of Merisel Ltd. and from 1987 to 1989 he was Vice President of European Business Development based in Paris, France. From 1985 until 1987, Mr. Reeves was a consultant with the Boston Consulting Group in its San Francisco office. Mr. Reeves holds a Master of Arts in International Relations from the Australian National University and graduated magna cum laude with a Bachelor of Arts in Economics from Harvard University.

      William G. Dumencu, CA, has served as our Chief Financial Officer and Treasurer since August 2003. From January 2003 to August 2003, Mr. Dumencu was a consultant for us and TLC Vision and from 1998 until 2002, Mr. Dumencu served in a variety of financial leadership positions at TLC Vision including Controller. Mr. Dumencu was employed in various financial management positions by Hawker Siddeley Canada, Inc. from 1978 to 1998. Mr. Dumencu is a Chartered Accountant.

      Irving Siegel, MD, has been our President since August 2003. Effective September 2004, Dr. Siegel will become our Vice President, Clinical Affairs. From January 2003 until August, 2003, Dr. Siegel was Medical Director at TLC Vision’s RHEO Clinic subsidiary. Dr. Siegel has been a general medicine practitioner with extensive emergency medicine experience since 1984. Dr. Siegel founded Quest Clinical Trials in 1996 and served as its Director of Clinical Research from 1996 to 2003. While employed by Quest, Dr. Siegel conducted over 60 clinical trials in a variety of therapeutic areas. Dr. Siegel is a member of the Clinical Research Association of Canada.

      David Eldridge, OD, FAAO, became our Vice President, Science and Technology in October 2002. Prior to joining OccuLogix, Dr. Eldridge was the Executive Vice President, Clinical Affairs of TLC Vision from 1997 to 2002. Prior to joining TLC Vision, Dr. Eldridge was an optometrist in private practice from 1978 to 1997. He has served as President of the Oklahoma Chapter of the American Academy of Optometry, President of the Oklahoma American Optometric Academy, member of the OAOA Board of Directors, Chairman of the OAOA Education Committee, Oklahoma “Optometrist of the Year” in 1993 and is a charter member of the OAOA Contact Lens Section. Dr. Eldridge is a Fellow of the American Academy of Optometry.

      Stephen J. Kilmer became our Vice President, Corporate Affairs in July 2004. Mr. Kilmer has been Vice President, Investor Relations of TLC Vision since December 2003. From October 2000 until December 2003, he was Director of Corporate Communications for TLC Vision and from October 1998 until October 2000, he was Director of Investor Relations for TLC Vision. From September 1997 until October 1998, Mr. Kilmer was Manager of Investor Relations for TLC Vision.

      Julie A. Fotheringham will become our Vice President, Marketing effective September 2004. Ms. Fotheringham is currently Senior Brand Manager at Cadbury Adams and she has been in that position since September 2002. From January 2000 until September 2002, she was Brand Manager at Adams (a division of Warner-Lambert and then Pfizer Canada Inc.). From November 1996 until November 1997, she was Client Manager for the Sales & Merchandising Group. From December 1993 to September 1996, Ms. Fotheringham was Territory Manager for Warner-Lambert Canada’s Parke-Davis Pharmaceutical Division. Ms. Fotheringham has a Bachelor of Science degree in Biology from Queen’s University in Kingston, Canada.

      Joseph Zwaideh will become our Vice President, Sales effective September 2004. Mr. Zwaideh is currently Director of H.E.L.P., the apheresis business unit of B. Braun Medical, Inc., a healthcare products and services provider, and has been in that position since February 2003. From March 2002 to January 2003, he was Marketing Manager of Innercool Therapies, Inc., a medical device company providing endovascular therapeutics for cardiology and neurosurgery. Mr. Zwaideh co-founded and was Vice President, Business Development of Viewtap, Inc. from January 2001 to February 2002. He was Marketing Manager for B. Braun Medical, Inc. from May 1998 to December 2000. From April 1993 to July 1996, Mr. Zwaideh was a Research and Development Engineer for River Medical, Inc. Mr. Zwaideh has a Bachelor of Science degree in Bioengineering from the University of California San Diego and a Master of Business Administration from the University of Southern California.

      Thomas N. Davidson will be appointed to our board prior to the closing of this offering and has been on the board of TLC Vision since 2002. Mr. Davidson has been Chairman of NuTech Precision Metals Inc. and Chairman of Quarry Hill Group, a private investment holding company, since 1986. NuTech Precision Metals Inc. is a manufacturer of high performance metal fabrications for the health care, aerospace, high technology and chemical industries. Mr. Davidson is past Chairman of Hanson Chemical Inc., a supplier of specialty chemical products, and General Trust PCL Packaging Inc., a supplier of plastic packaging. Mr. Davidson is the non-executive Chairman of Azure Dynamics Corporation. He is on the board of CMA Holdings, Inc. and MDC Partners, Inc. and was recognized by the Financial Post as the Canadian Entrepreneur of the year in 1979.

      Jay T. Holmes will be appointed to our board prior to the closing of this offering and has been self-employed as an attorney and business consultant since mid-1996. From 1981 until mid-1996, Mr. Holmes held several senior management positions at Bausch & Lomb Incorporated, the most recent being Executive Vice President and Chief Administrative Officer from 1995 to 1996 and Senior Vice President and Chief Administrative Officer from 1993 to 1995. From 1983 to 1993, Mr. Holmes was Senior Vice President, Corporate Affairs, and from 1981 to 1983 Vice President and General Counsel at Bausch & Lomb. Mr. Holmes was a member of the Board of Directors of Bausch & Lomb from 1986 until 1996. Mr. Holmes also serves on the Advisory Board of Directors of Rochester Gas and Electric and on the board of VISX Incorporated.

      Richard L. Lindstrom, MD, will be appointed to our board prior to the closing of this offering and has served as a director of TLC Vision since May 2002 and, prior to that, as a director of LaserVision since November 1995. Since 1979, Dr. Lindstrom has been engaged in the private practice of ophthalmology and has been the President of Minnesota Eye Consultants P.A., a provider of eye care services, or its predecessor since 1989. In 1989, Dr. Lindstrom founded the Phillips Eye Institute Center for Teaching & Research, an ophthalmic research and surgical skill education facility, and he currently serves as the Center’s Medical Director. Dr. Lindstrom has served as an Associate Director of the Minnesota Lions Eye Bank since 1987. He is a medical advisor for several medical device and pharmaceutical manufacturers. From 1980 to 1989, he served as a Professor of Ophthalmology at the University of Minnesota. Dr. Lindstrom received his Doctor of Medicine, Bachelor of Arts and Bachelor of Sciences degrees from the University of Minnesota.

      Georges Noël has been a member of our board since July 2003. Mr. Noël has been involved in the private equity and venture capital industry for over 14 years and between 2002 and 2003, was the Secretary General of the Belgian Venturing Association. Mr. Noël has recently been appointed as Director of Research, Public Affairs and Development of the European Private Equity & Venture Capital Associations. Mr. Noël’s professional experience in private equity has encompassed a range of roles and responsibilities at various private equity houses, including: CAM Private Equity, the Cologne-based fund of funds; Ostbelgieninvest AG; Eupen; and Fortis Private Equity NV. Prior to his involvement in private equity, Mr. Noël was Chief Financial Officer and Member of the Executive Committee of the industrial group NMC sa in Eupen between 1982 and 1993. He held various positions in corporate banking at Génerale de Banque, now Fortis Bank, and was Managing Director of its German subsidiary, Belgische Bank, between 1971 and 1981. Mr. Noël serves on the boards of several investee or family-owned companies, is past president of the Belgium Venturing Association and of the IMD Alumni Club of Belgium. Mr. Noël was a member of the EVCA National Venture Capital Associations Committee from 2000 to 2003.

Composition of Board of Directors; Election and Removal of Directors

      As of the closing of this offering, we will have five directors. Currently, in accordance with our amended and restated by-laws, the number of directors comprising our board of directors will be determined from time to time by our board of directors. Each director is to hold office until his or her successor is duly elected and qualified. Directors will be elected for a term that will expire at the annual meeting of stockholders immediately succeeding their election.

      Directors may be removed from office with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors. Our amended and restated by-laws provide that in the case of any vacancies among the directors such vacancy will be filled with a candidate approved by the vote of a majority of the remaining directors.

      The ability of the remaining directors to fill vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of us.

      At any meeting of our board of directors, a majority of the total number of directors then in office will constitute a quorum for all purposes.

Committees of the Board

      The standing committees of our board of directors will consist of an audit committee, a compensation committee and a corporate governance and nominating committee. Messrs. Davidson, Holmes, Noël and Dr. Lindstrom are “independent” as defined in the rules of the SEC and the Nasdaq National Market as such term relates to the relevant board of directors committees. Further, the board of directors has determined that Mr. Noël is an “audit committee financial expert” as defined by the rules of the SEC and the Nasdaq National Market.

     Audit Committee

      Our audit committee will consist of three independent directors. The principal duties and responsibilities of our audit committee will be as follows:

•	to monitor our financial reporting process and internal control system;

•	to appoint and replace our independent outside auditors from time to time, determine their compensation and other terms of engagement and oversee their work;

•	to oversee the performance of our internal audit function; and

•	to oversee our compliance with legal, ethical and regulatory matters.

      The audit committee will have the power to investigate any matter brought to its attention within the scope of its duties. It will also have the authority to retain counsel and advisors to fulfill its responsibilities and duties. On closing, all members of this committee will be directors who are independent of management.

     Compensation Committee

      Our compensation committee will consist of three independent directors. The principal duties and responsibilities of the compensation committee will be as follows:

•	to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

•	to make recommendations regarding the operation of and/or implementation of any employee bonus plans;

•	to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries and the remuneration of our board of directors; and

•	to provide oversight concerning selection of officers, management succession planning, performance of individual executives and related matters.

      On closing, all members of this committee will be directors who are independent of management.

     Corporate Governance and Nominating Committee

      Our corporate governance and nominating committee will consist of three independent directors. The principal duties and responsibilities of the corporate governance and nominating committee will be as follows:

•	to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

•	to make recommendations regarding proposals submitted by our stockholders; and

•	to make recommendations to our board of directors regarding corporate governance matters and practices.

      On closing, all members of this committee will be directors who are independent of management.

Compensation Committee Interlocks and Insider Participation

      No member of our compensation committee has ever been an officer or employee of ours. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our board of directors or compensation committee. Prior to establishing the compensation committee, our full board of directors made decisions relating to compensation of our executive officers.

Director Compensation

      Directors who are not our executive officers are entitled to receive an attendance fee of $2,500 in respect of each board meeting attended in person, $1,000 in respect of each committee meeting attended in person and $500 in respect of each meeting attended by phone. Directors also receive an annual fee of $15,000. Non-executive directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings of the board of directors. In addition, outside directors are entitled to receive options to acquire shares of our common stock under OccuLogix’s stock option plan based on our performance. The chair of each of the Audit, Compensation and Corporate Governance Committees also receives an annual fee of $5,000. In the year ended December 31, 2003, our Chairman (currently also our Chief Executive Officer) received options to acquire an aggregate of 500,000 shares of our common stock at an exercise price of $0.99 per share for his services as Chairman. In addition, four outside directors as of December 31, 2003, including Mr. Noël, who will be our director after completion of this offering, each received options to acquire 25,000 shares of our common stock at an exercise price of $0.99 per share.

Executive Compensation

      The following table sets forth information with respect to the compensation of our chief executive officer and each of the other four most highly compensated executive officers earning greater than $100,000 during the fiscal year ended December 31, 2003.

Summary Compensation Table

							Long-Term
							Compensation:

						Other Annual	Restricted	All Other
	Year	Salary		Bonus	SERP	Compensation	Shares	Compensation

Richard Davis(1)	2003	$175,000	(1)	$25,000	—	—	—	—
Former Chief Executive Officer
William Dumencu	2003	$45,825	(2)	—	—	—	—	$79,182 (3)
Chief Financial Officer and Treasurer
Irving Siegel	2003	$44,612	(2)	—	—	—	—	$22,306
Former President, Vice President, Clinical Affairs

(1)	Mr. Davis was Chief Executive Officer from January to June, 2003, and Chief Science Officer from July to December, 2003, earning a salary of $100,000 and $75,000, respectively.

(2)	Reflects salary earned from August 1 to December 31, 2003.

(3)	Reflects compensation earned as a consultant from January 1 to July 31, 2003.

Option Grants in Last Fiscal Year

      The following table sets forth certain information concerning option grants to the named executive officers during the fiscal year ended December 31, 2003.

	Individual Grants				Potential Realizable Value
					at Assumed Annual Rates
	Number of	Percent of Total			of Stock Price Appreciation
	Securities	Options			for Option Term
	Underlying	Granted to	Exercise
	Options	Employees in	Price	Expiration	5%	10%
Name	Granted	Fiscal Year	($/sh)	Date	($)	($)

Richard Davis	150,000	22.8	0.99	2013	2,967,000	4,812,000
William Dumencu	100,000	15.2	0.99	2013	1,978,000	3,208,000
Irving Siegel	300,000	45.6	0.99	2013	5,934,000	9,624,000

Aggregated Option Exercises in Last Fiscal Year and

Fiscal Year-End Option Values

      The following table sets forth certain information with respect to option exercises and the total value of options held by each named executive officer as of December 31, 2003. The value realized upon the exercise of options and the value of the unexercised in-the-money options at year-end have been calculated based on an assumed initial public offering price of $ per share, the midpoint of the range set forth on the cover of this prospectus, less the applicable exercise price per share, multiplied by the number of shares underlying such options.

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
	Shares	Value	Options	Options
	Acquired	Realized	at Fiscal Year-End	at Fiscal Year-End
Name	on Exercise	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Richard Davis	—	—	0/150,000	$0/$150,000
William Dumencu	—	—	0/100,000	$0/$100,000
Irving Siegel	—	—	0/300,000	$0/$300,000

Employment Agreements

      As of the date of this prospectus, except as set out below, we do not have a written employment agreement with our Chief Executive Officer or any of our other named executive officers.

Mr. William G. Dumencu

      We entered into an employment agreement with Mr. William G. Dumencu, who is our Chief Financial Officer and Treasurer, on August 1, 2003. Mr. Dumencu’s primary responsibility is to us, however, he does spend approximately 25% of his work efforts on behalf of Occulogix, L.P. His base salary including the services rendered to Occulogix, L.P. is $110,000. At our discretion, based on specific measurable objectives, he is entitled to an annual bonus of 20% of his annual base salary. Mr. Dumencu is entitled to receive stock options pursuant to the 2002 stock option plan.

      Mr. Dumencu’s employment may be terminated for cause (as defined in the agreement) or without cause upon sixty days notice.

      The agreement also contains non-compete and confidentiality covenants for our benefit. If Mr. Dumencu’s employment is terminated without cause (as defined in the agreement) he is entitled to receive severance equal to twelve months salary, payable in equal monthly instalments or a lump sum, at Mr. Dumencu’s option.

Dr. Irving Siegel

      We entered into an employment agreement with Dr. Irving Siegel, who will be our Vice President, Clinical Affairs, on August 1, 2003. Dr. Siegel receives an annual base salary of Cdn. $150,000. At the discretion of the board of directors, Dr. Siegel is entitled to an annual bonus of up to 100% of his annual base salary. Dr. Siegel is entitled to receive stock options pursuant to the 2002 stock option plan.

      Dr. Siegel’s employment may be terminated for cause (as defined in the agreement) or without cause upon sixty days notice. If Dr. Siegel’s employment is terminated without cause (as defined in the agreement), he is entitled to severance pay equal to 24 months salary, if termination is prior to August 1, 2005, and no change of control has occurred in the prior six months; 30 months salary if termination is prior to August 1, 2005, and change of control has occurred within six months preceding termination; 36 months salary if termination is between July 31, 2005, and August 1, 2008, and 48 months salary if termination occurs after July 31, 2008.

      The agreement also contains non-competition and confidentiality covenants for our benefit.

Employee Benefit Plans

Stock Option Plans

      We adopted our 2002 stock option plan, or 2002 plan, in June 2002 and our stockholders approved such plan in June 2002. Prior to the offering, we intend to adopt an amendment to the 2002 plan to increase the shares of our common stock reserved for issuance under the plan. Options under the 2002 plan shall be granted, if at all, within ten (10) years from June 13, 2002. The 2002 plan provides for the grant of the following:

•	incentive stock options, as defined under the Internal Revenue Code, which may be granted solely to our employees, including officers, and

•	nonstatutory stock options, which may be granted to our directors, consultants or employees, including officers.

      OccuLogix Corporation, a predecessor company, adopted a 1997 stock option plan, or 1997 plan. When the 2002 plan was adopted, the 1997 plan was terminated and the number of shares reserved for issuance under the 2002 plan was reduced by the number of shares issuable under options granted under the 1997 plan.

Share Reserve

      An aggregate of 2,678,997 shares of our common stock are reserved for issuance under the 2002 plan and the 1997 plan.

      Shares subject to stock options that expire, terminate, are repurchased, or are forfeited under the 2002 plan or 1997 plan will again become available for the grant of options under the 2002 plan. Shares issued under the 2002 plan may be previously unissued shares or reacquired shares bought on the market or otherwise. If any shares subject to a stock option are not delivered to a participant because such shares are withheld for the payment of taxes or the stock option is exercised through a “net exercise”, the number of shares that are not delivered to the participant shall remain available for the grant of options under the 2002 plan. If the exercise price of any stock option is satisfied by tendering shares of common stock held by the participant, the number of shares tendered shall remain available for the grant of options under the 2002 plan.

Administration

      The 2002 plan will be administered by our Compensation Committee. Subject to the terms of the 2002 plan, our Compensation Committee determines recipients, the numbers and types of stock options to be granted and the terms and conditions of the stock options, including the period of their exercisability and vesting. Subject to the limitations set forth below, our Compensation Committee will also determine the exercise price of options granted under the 2002 plan and may reprice such options, which includes reducing the exercise price of any outstanding option, canceling an option in exchange for cash or another equity option or any other action that is treated as a repricing under generally accepted accounting principles.

      Stock options are granted pursuant to stock option agreements. Generally, the exercise price for an incentive stock option cannot be less than 100% of the fair market value of the common stock on the date of grant. The exercise price for a nonstatutory stock option shall be determined by our compensation committee and generally cannot be less than 85% of the fair market value on the date of grant. Options granted under the 2002 plan vest at the rate specified in the option agreement.

      In general, the term of stock options granted under the 2002 plan may not exceed ten years and in certain circumstances may be shorter. Unless the terms of an optionee’s stock option agreement provide for earlier or later termination, if an optionee’s service relationship with us, or any affiliate of ours, ceases due to disability or death, the optionee, or his or her beneficiary, may exercise any vested options for up to 12 months from cessation of service or such longer period as the board in its discretion determines. If an optionee’s service relationship with us, or any affiliate of ours, ceases for any reason other than disability or death, the optionee may exercise any vested options for up to three months from cessation of service or such longer period as the board in its discretion determines.

      Acceptable consideration for the purchase of common stock issued under the 2002 plan will be determined by our board of directors and may include cash, common stock previously owned by the optionee, the net exercise of the option, consideration received in a “cashless” broker-assisted sale and other legal consideration approved by our board of directors.

      Generally, an optionee may not transfer a stock option other than by will or the laws of descent and distribution unless the optionee holds a nonstatutory stock option that provides otherwise. However, an optionee may designate a beneficiary who may exercise the option following the optionee’s death.

     Limitations

      Incentive stock options may be granted only to our employees. The aggregate fair market value, determined at the time of grant, of shares of our common stock with respect to incentive stock options that are exercisable for the first time by an optionee during any calendar year under all of our stock plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as nonstatutory stock options. No incentive stock option may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of our total combined voting power or any affiliate unless the following conditions are satisfied:

•	the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

•	the term of any incentive stock option award must not exceed five years from the date of grant.

     Corporate Transactions

      In the event of certain corporate transactions, all outstanding stock options under the 2002 plan may be assumed, continued or substituted for by any surviving entity. If the surviving entity elects not to assume, continue or substitute for such options, such stock options will be terminated if not exercised prior to the effective date of the corporate transaction.

     Plan Amendments

      Our board of directors will have authority to amend or terminate the 2002 plan. No amendment or termination of the 2002 plan shall adversely affect any rights under options already granted to a participant unless agreed to by the affected participant or required to comply with applicable law. To the extent necessary to comply with applicable provisions of federal securities laws, state corporate and securities laws, the Internal Revenue Code, the rules of any applicable stock exchange or national market system, and the rules of any non-United States jurisdiction applicable to options granted to residents therein, we shall obtain stockholder approval of any such amendment to the 2002 plan in such a manner and to such a degree as required and will obtain stockholder approval to any increase in the maximum number of shares of common stock reserved for issuance under the 2002 plan.

     Options Granted Outside the 1997 Plan and the 2002 Plan

      In addition to the options referred to above, at August 9, 2004, nonstatutory options to acquire an additional 356,583 shares of our common stock have been granted outside our stock option plans.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

OccuLogix, L.P.

      Prior to the Reorganization, OccuLogix, L.P., was our primary customer. Prior to this offering, we and TLC Vision each owned a 50% interest in OccuLogix, L.P. OccuLogix, L.P.’s only customer to date has been a subsidiary of TLC Vision.

TLC Vision and Diamed

      On June 25, 2003, TLC Vision and Diamed agreed to invest up to an aggregate of $12,000,000 in us, an aggregate of $7,000,000 of which was to be invested under debentures convertible into our common stock on an equal basis in connection with the funding of our MIRA-1 and related clinical trials. To date, TLC Vision and Diamed have advanced $4,400,000 under the convertible debentures. Prior to this offering, as part of the Reorganization, TLC Vision and Diamed have agreed to advance the remaining $2,600,000 and convert the convertible debentures into an aggregate of 7,106,455 shares of our common stock at a price of $0.98502 per share. The $5,000,000 portion of the $12,000,000 commitment which is not convertible into our common stock will not be advanced and the commitment will be terminated before this offering is completed.

      As part of the Reorganization we will also acquire TLC Vision’s interest in OccuLogix, L.P. in exchange for shares of our common stock. Upon completion of this offering, TLC Vision will own approximately      % of our common stock.

      Elias Vamvakas, the CEO and Chairman of TLC Vision, became our Chairman in September 2003 and is now also our CEO. Two other directors of TLC Vision will also be our directors.

      We purchase the OctoNova pump pursuant to a marketing and distribution agreement with Diamed, the developer of the OctoNova pump, and a distribution agreement with MeSys, the company that manufactures the pump for Diamed. Upon completion of this offering, Diamed will own approximately      % of our common stock. Mr. Stock, who is the controlling stockholder of Diamed, is also our stockholder and is a party to two agreements with us:

•	a patent license and royalty agreement that requires us to make royalty payments of 1.5% based on our sales of the products we sell, with a minimum required payment of $12,500 during each calendar quarter. To date, the minimum required quarterly payments under the patent and license and royalty agreement have exceeded the amounts that would have been payable absent the requirement of a minimum payment thereunder, and we are entitled to apply this excess in future periods if and when our revenue increases sufficiently to generate royalty payments in excess of the minimum payments. Due to the uncertainty of future royalty payment requirements, all required payments to date have been expensed; and

•	an agreement in consideration for his assistance in procuring for us a distribution agreement with Asahi Medical and for his commitment to assist in the procurement of distribution rights for new product lines. The agreement requires us to pay royalties of 5% of the purchase price that we pay to Asahi Medical for all products it supplies us.

Other Shareholder

      On May 1, 2002, we entered into an exclusive distribution services agreement with Apheresis Technologies, pursuant to which we pay Apheresis Technologies 5% of our costs of components of the RHEO System. Under the distribution services agreement, Apheresis Technologies is our exclusive provider of warehousing, order fulfillment, shipping, billing services and customer service related to our shipping and billing. Apheresis Technologies is controlled by John Cornish, who is also one of our stockholders and a director. In July 2004, we amended our distribution services agreement with Apheresis Technologies to provide that such that we would have sole discretion as to when the agreement would terminate. In consideration of this amendment, we agreed to pay Apheresis Technologies $100,000 on the successful completion of our initial public offering.

PRINCIPAL AND SELLING STOCKHOLDERS

      The following table shows information regarding the beneficial ownership of our common stock as of the date of this prospectus, after giving effect to the Reorganization, and as adjusted to reflect the sale of common stock in this offering:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each selling stockholder participating in this offering;

•	each person who will be a member of our board of directors;

•	each person who is or will be one of our named executive officers; and

•	all persons who will be members of our board of directors and our executive officers as a group.

      Beneficial ownership of shares is determined in accordance with SEC rules and generally includes any shares over which a person exercises sole or shared voting or investment power. The information set forth below gives effect to the issuance of 30,834,549 shares of common stock pursuant to the Reorganization. Common stock underlying warrants or stock options that are presently exercisable or exercisable within 60 days of the date of this prospectus are deemed to be outstanding and beneficially owned by the person holding the warrants or stock options for the purpose of computing the ownership percentage of that person, but are not considered outstanding for the purpose of computing the percentage ownership of any other person. With the exception of TLC Vision, Diamed and Mr. Davis, all share numbers represented in the table below are stock options that are presently exercisable or exercisable within 60 days of this prospectus.

      Except as indicated in the footnotes to this table, to our knowledge, each stockholder in the table will have sole voting and investment power for the shares shown as beneficially owned by such stockholder subsequent to our initial public offering. Percentages are based on 36,217,454 shares outstanding as of July 30, 2004, and                      shares outstanding after the closing of the offering, both with and without exercise of the underwriters’ overallotment option. Except as otherwise noted, each stockholder’s address is c/o OccuLogix, Inc. 5280 Solar Drive, Suite 100, Mississauga, Ontario L4W 5M8.

				Shares Beneficially	Shares Beneficially
				Owned After this	Owned After this
				Offering Assuming	Offering Assuming
	Shares Beneficially			No Exercise of the	Full Exercise of
	Owned Immediately			Over-allotment	the Over-allotment
	Prior to this Offering			Option	Option

Name of Beneficial Owner	Number		%	Number %	Number %

TLC Vision Corporation	23,840,441	(1)	65.8	(2)	(3)
Diamed Medizintechnik GmbH	4,332,235		12.0
[Selling stockholders to be inserted]
Elias Vamvakas	504,583		1.4
Richard Davis(4)	1,668,190	(5)	4.6
William G. Dumencu, CA	100,000		*
Irving Siegel, MD	300,000		*
Thomas N. Davidson	0		*
Jay T. Holmes	0		*
Richard L. Lindstrom, MD	0		*
Georges Noël	25,000		*
All directors and executive officers as a group (13 persons)(4)(6)	2,714,697		7.2

*	Less than 1%.

(1)	Of such shares, are owned directly by TLC Vision and will be owned by TLC Vision (USA) Corporation, a wholly-owned subsidiary of TLC Vision. Includes shares issuable in exchange for shares of OccuLogix ExchangeCo Inc. owned by TLC Vision.

(2)	Of such shares, will be owned directly by TLC Vision and shares will be owned by TLC Vision (USA) Corporation, a wholly-owned subsidiary of TLC Vision.

(3)	Of such shares, will be owned directly by TLC Vision and shares will be owned by TLC Vision (USA) Corporation, a wholly-owned subsidiary of TLC Vision.

(4)	Dr. Davis was Chief Executive Officer from January to June 2003 and Chief Science Officer from July to December 2003.

(5)	This includes 208,542 shares of common stock related to stock options.

(6)	This includes 1,255,049 shares of common stock related to stock options.

DESCRIPTION OF CAPITAL STOCK

General

      Our authorized capital stock consists of 25 million shares of common stock, par value $0.001 per share, and 6 million shares of preferred stock, of which 2.5 million are designated as Series A convertible preferred stock, par value $0.001 per share and 2 million are designated as Series B convertible preferred stock, par value $0.001 per share. Prior to the closing of this offering we will amend our certificate of incorporation to increase the number of authorized shares of common stock from 25 million to 50 million and to add a class of “blank check” preferred stock, consisting of 10,000 authorized shares, par value $0.001 per share.

Common Stock

      Outstanding Shares. Upon completion of this offering, there will be                      shares of common stock outstanding assuming completion of the Reorganization and assuming no exercise of options or warrants to purchase an aggregate of 1,993,399 shares of our common stock.

      Voting Rights. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of stockholders, including the election of directors. Under our amended and restated certificate of incorporation, our stockholders will not have cumulative voting rights, and thus, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election.

      Rights to Dividends and on Liquidation, Dissolution or Winding Up. The holders of our common stock will be entitled to receive dividends ratably as they may be lawfully declared from time to time by our board of directors, subject to any preferential rights of holders of any outstanding shares of preferred stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders will be entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

      Additional Issuances of Common Stock. Additional shares of our authorized common stock will be issued, as determined by our board of directors from time to time, without approval of holders of our common stock, except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.

Preferred Stock

      Pursuant to our amended and restated certificate of incorporation, our board of directors will be authorized to issue “blank check” preferred stock, which may be issued from time to time in one or more series upon authorization by our board of directors. The board of directors, without further approval of the stockholders, will be authorized to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions applicable to each series of the preferred stock. The issuance of preferred stock, whole providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of our common stock and, under certain circumstances, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium or otherwise adversely affect the market price of our common stock.

      As of July 30, 2004, we had issued and outstanding 2,147,024 shares of Series A convertible preferred stock and 620,112 shares of Series B convertible preferred stock. Immediately prior to the closing of this offering, all such shares of preferred stock will be converted into shares of common stock and the Series A convertible preferred stock and Series B convertible preferred stock will be deleted from our certificate of incorporation.

Registration Rights Agreement

      In connection with TLC Vision’s original investment in us, we entered into an investor rights agreement dated July 25, 2002, and amended and restated on June 25, 2003, or the IRA, which gives certain of our stockholders, among other things, piggy-back registration rights that would be applicable in connection with the offering.

      Under the IRA, we must give holders of Series A convertible preferred stock and Series B convertible preferred stock notice in writing not less than 30 days prior to filing a registration statement. Each holder must within 20 days of receiving such written notice, notify us of the amount of stock it wishes to include in the registration statement. The IRA contains procedures for the underwriters to reduce the number of securities in the offering.

      The IRA contains typical requirements, requiring the selling securityholders be a party to the underwriting agreement, sign lock-up agreements (in the case of the offering, for up to 180 days) and various contribution and indemnity procedures.

      In addition, expenses of the offering (excluding underwriting commissions for the selling stockholders) are to be borne by us, including reasonable fees and disbursements for one counsel for all of the selling stockholders.

      Upon completion of this offering, all of our current stockholders will continue to have piggy-back registration rights which would be applicable in connection with future offerings.

Options and Warrants

     Stock Option Plan

      During the year ended December 31, 2003, we issued stock options on a date that, on such date, we expected would be within twelve months of the filing of the registration statement to which this prospectus relates. Accordingly, we estimated the fair value of these stock options based on the estimated offering price of our common stock in this offering, which we are expensing over the vesting period of these options. These options will become fully vested upon the closing of this offering. Therefore, we will record the remaining unamortized stock compensation expense immediately during the period in which this offering occurs.

      Our 2002 stock option plan was established effective as of the date of the merger and reincorporation of Vascular Sciences Corporation, our predecessor. The stock option plan was adopted to replace the previous stock option plan for employees, directors and consultants. In no event, except as described below, shall more than 2,678,997 of authorized but unissued or reacquired share of stock or any combination thereof be granted. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change our capital structure, appropriate adjustments shall be made in the number and class of shares subject to the stock option plan and to any outstanding options.

      Options granted under the stock option plan may be either incentive stock options or non-qualified stock options. Under the terms of the stock option plan, the exercise price per share for an incentive stock option shall not be less than the fair market value of a share of common stock on the effective date of grant of the option and for a non-statutory common stock option the exercise price per share shall not be less than 85% of the fair market value of a share of common stock on the effective date of grant of the option. No option granted to a 10% owner optionee shall have an exercise price per share of less than 110% of the fair market value of a share of common stock on the effective date of grant of the option.

      Options shall not be exercisable after the expiration of 10 years after the effective date of grant of such option, provided that (i) no incentive stock option granted to a ten percent owner optionee shall be exercisable after the expiration of five years after the effective date of grant of such option, (ii) no option granted to a prospective employee, prospective consultant or prospective director may become exercisable prior to the date on which such person commences service, and (iii) with the exception of an option granted to an officer, director or a consultant, no option shall become exercisable at a rate less than 20% per year over a period of five years from the effective date of grant of such option unless otherwise approved by the board of directors.

      We also issued options outside of the plan. These options were issued before the establishment of the stock option plan or when the authorized limit of the stock option plan was exceeded. In addition, options issued to companies for purposes of settling amounts owing were issued outside of the stock option plan, as the stock option plan prohibits the granting of options to companies. The issuance of such options were approved by the board of directors and were on terms and conditions similar to those options issued within the stock option plan.

      Included in the total options outstanding as of December 31, 2003 of 2,389,961, are 1,352,000 options issued to employees, directors and certain executives which were issued into a voting trust. Our board of directors controls the voting privileges associated with the common stock underlying these options. Upon the completion of this initial public offering, the voting trust is to be dissolved with all options returning to each respective individual.

     Warrants

      Purchasers of Series A convertible preferred stock received warrants to purchase shares of voting common stock at $1.00 per share. The warrants were exercisable for the purchase of one share of voting common stock for each share of Series A convertible preferred stock owned. In February 1998, an additional warrant was granted to each holder of Series A convertible preferred stock to purchase an equal number of shares of voting common stock at $2.00 per share. Additionally, warrants to purchase 50,000 shares of voting common stock at $1.00 per share were granted to an officer, and certain directors and stockholders, in exchange for providing certain private credit guarantees.

      All warrants to purchase shares of common stock and Series A convertible preferred stock at exercise prices between $3.31 per share and $4.67 per share expired on July 17, 2004, other than warrants to purchase 379,284 shares of Series A convertible preferred stock and 77,370 warrants to purchase shares of common stock which were exercised prior to expiration and warrants to purchase 37,500 shares of common stock at an exercise price of $4.00 per share which expire on November 10, 2004.

Stockholder Action

      Our amended and restated certificate of incorporation will provide that stockholders may act by written consent, without a meeting and without notice of a vote. This provision enables stockholders to act on matters subject to a stockholder vote without waiting until the next annual or special meeting of stockholders.

Special Meetings of Stockholders

      Our amended and restated certificate of incorporation will provide that special meetings of the stockholders may be called by the chairman of the board of directors or by a majority of the board of directors or the holders of at least two-thirds of our outstanding voting stock.

Delaware Anti-Takeover Statute

      Our amended and restated certificate of incorporation will provide that we have opted out of the provisions of Section 203 of the Delaware General Corporation Law, or the DGCL. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the person became an interested stockholder, unless the business combination, or the transaction in which the stockholder became an interested stockholder, is approved in a prescribed manner. Since we will have opted out in the manner permitted under the DGCL, these restrictions will not apply to us.

Other Anti-Takeover Provisions of Our Amended and Restated Certificate of Incorporation and Amended and Restated By-laws

      Our amended and restated certificate of incorporation and amended and restated by-laws will contain several provisions, in addition to those pertaining to the issuance of additional shares of our authorized common stock and preferred stock without the approval of the holders of our common stock, that could delay or make more difficult the acquisition of our company through a hostile tender offer, open market purchases, proxy contest, merger or other takeover attempt that a stockholder might consider to be in such holder’s best interest, including those attempts that might result in a premium over the market price of our common stock.

Amendment of our Amended and Restated Certificate of Incorporation

      Our amended and restated certificate of incorporation will provide that the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class, is required to amend, alter, change or repeal its provisions.

Amendment of our Amended and Restated By-laws

      Our amended and restated certificate of incorporation will provide that our amended and restated by-laws can be amended only by either our board of directors or the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of our directors, voting together as a single class.

Limitation of Liability and Indemnification

      Our amended and restated certificate of incorporation will provide that, to the fullest extent from time to time permitted by law, no directors shall be personally liable for monetary damages for breach of any duty as a director. As required under current Delaware law, our amended and restated certificate of incorporation will provide that this waiver may not apply to liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the DGCL (governing distributions to stockholders); or

•	for any transaction from which the director derived any improper personal benefit.

      However, in the event the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. Neither the amendment or repeal of this provision of our amended and restated certificate of incorporation, nor the adoption of any provision of our amended and restated certificate of incorporation which is inconsistent with this provision, shall eliminate or reduce the protection afforded by this provision with respect to any matter which occurred, or any suit or claim which, but for this provision would have accrued or arisen, prior to such amendment, repeal or adoption.

      Our amended and restated certificate of incorporation will also provide that we shall, to the fullest extent from time to time permitted by law, indemnify our directors and officers against all liabilities and expenses in any suit or proceeding, arising out of their status as an officer or director or their activities in these capacities. We shall also indemnify any person who, at our request, is or was serving as a director, officer or trustee of another corporation, joint venture, employee benefit plan trust or other enterprise.

      The right to be indemnified shall include the right of an officer or a director to be paid expenses in advance of the final disposition of any proceeding, if we receive an undertaking to repay such amount if it shall be determined that he or she is not entitled to be indemnified.

      Our board of directors may take such action as it deems necessary to carry out these indemnification provisions, including adopting procedures for determining and enforcing indemnification rights and purchasing insurance policies. Our board of directors may also adopt by-laws, resolutions or contracts implementing indemnification arrangements as may be permitted by law. Neither the amendment or repeal of these indemnification provisions, nor the adoption of any provision of our amended and restated certificate of incorporation inconsistent with these indemnification provisions, shall eliminate or reduce any rights to indemnification relating to their status or any activities prior to such amendment, repeal or adoption.

      We believe these provisions will assist in attracting and retaining qualified individuals to serve as directors.

Listing

      We will apply to have our common stock included for quotation on the Nasdaq National Market under the symbol “RHEO”.

Transfer Agent and Registrar

      Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

      Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that sales of common stock or the availability of common stock for sale will have on the market price of our common stock prevailing from time to time. As we describe below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, after such restrictions lapse, the market price of our common stock could decline because of the sale of a large number of shares of our common stock or the perception that such sales could occur. These factors could also make it more difficult to raise funds through future offerings of common stock.

      Upon the completion of this offering, we will have                      shares of our common stock outstanding. Of these shares, the                      shares of our common stock sold in this offering will be freely tradable without restriction under the Securities Act, except that any shares of our common stock purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

      The remaining                      shares of our common stock outstanding upon completion of this offering are deemed “restricted shares” under Rule 144 under the Securities Act. Restricted shares may be sold in the public market only if registered or if they are exempt from the registration requirements under the rules of the Securities Act, which rules are summarized below. Subject to the lock-up agreements described below and the provisions of Rule 144, such shares will be available for sale in the public market as follows:

•	no restricted shares will be eligible for immediate sale upon the completion of this offering;

•	restricted shares plus approximately shares of common stock issuable upon exercise of vested stock options, will be eligible for sale upon expiration of lock-up agreements 180 days after the date of the underwriting agreement relating to this offering; and

•	the remainder of the restricted shares will be eligible for sale from time to time thereafter upon expiration of their respective one-year holding periods, but could be sold earlier if the holders exercise any available registration rights.

      Rule 144. In general, under Rule 144 under the Securities Act, a person, or persons whose shares are aggregated, who owns shares that were acquired from us or an affiliate at least one year ago would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of common stock then outstanding, which will equal approximately shares immediately after this offering; or

•	the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the date of filing of a notice on Form 144 with respect to the sale.

      Sales under Rule 144 are also generally subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

      Rule 144(k). Under Rule 144(k) under the Securities Act, a person, or persons whose shares are aggregated, who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale and who owns shares that were acquired from us or an affiliate at least two years ago is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice of sale provisions of Rule 144. Therefore, unless subject to a lockup agreement or otherwise restricted, shares eligible for sale under Rule 144(k) may be sold immediately upon the completion of this offering.

      Rule 701. Rule 701 under the Securities Act generally allows a stockholder who purchased shares of our common stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of our company to sell these shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. Rule 701 also permits our affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. As a result, most of our employees, officers, directors or consultants who purchased shares under a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701, but all holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling their shares pursuant to the Rule.

      Lock-Up Agreements. We, along with our directors, officers and selling stockholders, have agreed with the underwriters that for a period of 180 days following the date of the underwriting agreement relating to this offering, we or they will not offer, sell, assign, transfer, pledge, contract to sell or otherwise dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for shares of our common stock, subject to specified exceptions. Citigroup Global Markets Inc. may, in its sole discretion, at any time without prior notice, release all or any portion of the shares from the restrictions in any such agreement. There are no agreements among Citigroup Global Markets Inc. and any parties to lock-up agreements releasing them from these lock-up agreements prior to the expiration of the 180-day period.

      Registration Rights. Following this offering, under specified circumstances and subject to customary conditions, holders of approximately                      shares of our common stock will be entitled to rights with respect to the registration of their shares under the Securities Act. Sales of these shares pursuant to such registration would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. Any sales of securities by these stockholders could have a material adverse effect on the trading price of our common stock. See “Description of Capital Stock — Registration Rights Agreement”.

      Stock Options. Following this offering, we intend to file with the Securities and Exchange Commission registration statements under the Securities Act covering the shares of common stock reserved for issuance under our stock option plans. The registration statements are expected to become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under these registration statements subject to Rule 144 volume limitations applicable to affiliates and the lock-up agreements described above will be available for sale in the open market.

UNDERWRITING

      Citigroup Global Markets Inc., is acting as sole book-runner of the offering, and together with SG Cowen & Co., LLC and ThinkEquity Partners LLC, are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we and the selling stockholders have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Number
Underwriter	of shares

Citigroup Global Markets Inc.
SG Cowen & Co., LLC
ThinkEquity Partners LLC
Orion Securities (USA) Inc.
DeMatteo Monness LLC

Total

      The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

      The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $                    per share. The underwriters may allow, and dealers may re-allow, a concession not to exceed $                    per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us and the selling stockholders that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of our common stock offered by them.

      The selling stockholders have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                     additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

      We, our officers and directors and the selling stockholders have agreed that, for a period of 180 days from the date of the underwriting agreement relating to this offering, we and they will not, without the prior written consent of Citigroup, dispose of or hedge any of our common stock or any securities convertible or exchangeable for our common stock. Citigroup, in its sole discretion, may release any of the securities subject to these lock-up agreements at any time without notice.

      Each underwriter has represented, warranted and agreed that:

•	it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any shares included in this offering to persons in the United Kingdom except to persons whose common activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any shares included in this offering in circumstances in which section 21(1) of the FSMA does not apply to us;

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares included in this offering in, from or otherwise involving the United Kingdom; and

•	the offer in The Netherlands of the shares included in this offering is exclusively limited to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises).

      Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares was determined by negotiations among us, the selling stockholders and the representatives. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

      We will apply to have our common stock included for quotation on the Nasdaq National Market under the symbol “RHEO”.

      The following table shows the underwriting discounts and commissions that we and the selling stockholders are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of common stock.

	Paid by OccuLogix		Paid by selling stockholders

	No Exercise	Full Exercise	No Exercise	Full Exercise

Per share	$	$	$	$
Total	$	$	$	$

      In connection with the offering, Citigroup on behalf of the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

      Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

      We estimate that our portion of the total expenses of this offering will be $                    .

      Other than in connection with this offering, the underwriters have not performed investment banking or advisory services for us.

      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

      We and the selling stockholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

      The validity of the issuance of the shares of common stock offered by this prospectus and other legal matters will be passed upon for us by Torys LLP, New York, New York. Certain legal matters relating to this offering will be passed upon for the underwriters by Piper Rudnick LLP, New York, New York.

EXPERTS

      Our consolidated financial statements as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been audited by Ernst & Young LLP, an independent registered public accounting firm, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-1 with the SEC regarding this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. Statements contained in this prospectus regarding the contents of any contract or other documents are only summaries. With respect to any contract of other document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. Upon completion of this offering, we will be subject to the informational reporting requirements of the Exchange Act of 1934 and, under that Act, we will file reports, proxy statements and other information with the Commission. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, at prescribed rates, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov.

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

OccuLogix, Inc.’s (formerly Vascular Sciences Corporation) Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of December 31, 2002 and 2003 (audited) and March 31, 2004 (unaudited)	F-3
Consolidated Statements of Operations for the years ended December 31, 2001, 2002 and 2003 (audited) and the three months ended March 31, 2003 and 2004 (unaudited)	F-4
Consolidated Statements of Changes in Stockholders’ Deficiency for the years ended December 31, 2001, 2002 and 2003 (audited) and the three months ended March 31, 2004 (unaudited)	F-5
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2002 and 2003 (audited) and the three months ended March 31, 2003 and 2004 (unaudited)	F-6
Notes to Consolidated Financial Statements	F-7
OccuLogix, L.P.’s Financial Statements From Inception to December 31, 2003
Report of Independent Registered Public Accounting Firm	F-40
Balance Sheets as of December 31, 2002 and 2003 (audited) and March 31, 2004 (unaudited)	F-41
Statements of Operations for the period from July 25, 2002 to December 31, 2002 and the year ended December 31, 2003 (audited) and the three months ended March 31, 2003 and 2004 (unaudited)	F-42
Statement of Partners’ Deficiency for the period from July 25, 2002 to December 31, 2002 and the year ended December 31, 2003 (audited) and the three months ended March 31, 2004 (unaudited)	F-43
Statements of Cash Flows for the period from July 25, 2002 to December 31, 2002 and the year ended December 31, 2003 (audited) and the three months ended March 31, 2003 and 2004 (unaudited)	F-44
Notes to Financial Statements	F-45
OccuLogix, Inc.’s Pro Forma Consolidated Financial Statements (unaudited)
Pro Forma Consolidated Balance Sheet as at March 31, 2004 (unaudited)	F-50
Pro Forma Consolidated Statements of Operations for the three months ended March 31, 2004 (unaudited) and the year ended December 31, 2003 (unaudited)	F-51
Notes to Pro Forma Consolidated Financial Statements	F-53

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

OCCULOGIX, INC. (formerly Vascular Sciences Corporation)

      We have audited the accompanying consolidated balance sheets of OccuLogix, Inc. (formerly Vascular Sciences Corporation) as of December 31, 2003 and 2002 and the related consolidated statements of operations, changes in stockholders’ deficiency and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of OccuLogix, Inc. (formerly Vascular Sciences Corporation) at December 31, 2003 and 2002 and the consolidated results of its operations, changes in stockholders’ deficiency and its cash flows for each of the three years in the period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has sustained substantial losses for each of the years ended December 31, 2003, 2002, and 2001, has a working capital deficiency at December 31, 2003 and lacks long-term financing, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the accompanying consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chartered Accountants

Toronto, Canada,

August 13, 2004

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

CONSOLIDATED BALANCE SHEETS

(Going Concern Uncertainty — See Note 1)

(expressed in U.S. dollars)

	March 31,	December 31

	2004	2003	2002

As at	(unaudited)
ASSETS
Current
Cash	$1,146,253	$1,237,168	$602,457
Due from related parties [note 8]	53,317	14,074	66,107
Amount receivable	—	—	39,748
Inventory	263,439	188,071	146,170
Prepaid expenses	150,542	156,460	25,942

Total current assets	1,613,551	1,595,773	880,424

Fixed assets, net [note 3]	199,463	191,231	87,639
Patents and trademarks, net [note 4]	79,805	81,144	69,967

	$1,892,819	$1,868,148	$1,038,030

LIABILITIES AND STOCKHOLDERS’ DEFICIENCY
Current
Accounts payable	$131,126	$194,428	$1,082,679
Accrued liabilities [note 11]	269,348	245,581	70,877
Due to stockholders [note 6]	1,022,714	1,043,865	1,507,083
Convertible debentures due to stockholders [note 7]	3,350,000	2,650,000	—

Total current liabilities	4,773,188	4,133,874	2,660,639

Long-term convertible debentures [note 7]	—	—	32,190

Total liabilities	4,773,188	4,133,874	2,692,829

Commitments and contingencies [notes 1, 8 and 12]
Stockholders’ deficiency
Capital stock [note 13]
Common stock	5,083	5,033	3,895
Par value of $0.001 per share; Authorized: 25,000,000; Issued and outstanding: March 31, 2004 — 5,082,665; December 31, 2003 — 5,032,915; December 31, 2002 — 3,894,644
Series A convertible preferred stock	1,768	1,768	1,768
Non-cumulative, convertible par value of $0.001 per share Authorized: 2,500,000; Issued and outstanding March 31, 2004, December 31, 2003 and 2002 — 1,767,740
Series B convertible preferred stock	620	620	620
Non-cumulative, convertible par value of $0.001 per share Authorized: 2,000,000; Issued and outstanding March 31, 2004, December 31, 2003 and 2002 — 620,112
Additional paid-in capital	25,594,750	23,915,099	22,057,276
Accumulated deficit	(28,482,590)	(26,188,246)	(23,718,358)

Total stockholders’ deficiency	(2,880,369)	(2,265,726)	(1,654,799)

	$1,892,819	$1,868,148	$1,038,030

See accompanying notes

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

CONSOLIDATED STATEMENTS OF OPERATIONS

(expressed in U.S. dollars)

	Three months ended		Years ended
	March 31,		December 31,

	2004	2003	2003	2002	2001

	(unaudited)
Revenues	$54,720	$203,807	$390,479	$94,100	$—

Cost of sales
Cost of goods sold	57,149	188,117	373,546	80,391	—
Royalty costs	26,881	29,788	109,234	78,303	—

	84,030	217,905	482,780	158,694	—

Gross margin (loss)	(29,310)	(14,098)	(92,301)	(64,594)	—

Operating expenses
General and administrative	1,804,687	236,392	1,564,362	448,856	911,100
Clinical and regulatory	455,369	211,168	731,166	1,446,662	1,873,223

	2,260,056	447,560	2,295,528	1,895,518	2,784,323

Loss from operations	(2,289,366)	(461,658)	(2,387,829)	(1,960,112)	(2,784,323)

Other (expenses) income
Interest expense	(3,552)	(20,191)	(67,997)	(1,022,627)	(1,342,303)
Equity earnings of Partnership [note 5]	—	57,409	—	—	—
Other	(1,426)	(3,449)	(14,062)	101,142	—

	(4,978)	33,769	(82,059)	(921,485)	(1,342,303)

Loss from continuing operations before discontinued operations	(2,294,344)	(427,889)	(2,469,888)	(2,881,597)	(4,126,626)
Earnings from discontinued operations [note 10]	—	—	—	—	67,705

Net loss for the period	$(2,294,344)	$(427,889)	$(2,469,888)	$(2,881,597)	$(4,058,921)

Weighted average number of shares outstanding
— basic and diluted	5,035,390	3,894,644	3,976,921	3,735,062	3,603,361

Loss per share — basic and diluted
Loss per share from continuing operations	$(0.46)	$(0.11)	$(0.62)	$(0.77)	$(1.15)
Earnings per share from discontinued operations	—	—	—	—	0.02

Net loss per share	$(0.46)	$(0.11)	$(0.62)	$(0.77)	$(1.13)

See accompanying notes

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIENCY

(expressed in U.S. dollars)

	Voting		Non-voting		Series A convertible		Series B convertible
	common stock		common stock		preferred stock		preferred stock
	at par value		at par value		at par value		at par value

	Number of		Number of		Number of		Number of
	shares issued	Value	shares issued	Value	shares issued	Value	shares issued	Value
	#	$	#	$	#	$	#	$

Balance, December 31, 2000 [note 13(b)]	3,603,361	3,604	207,058	207	581,325	582	—	—
Adjustment to deficit under continuity of interest method [note 10]	—	—	—	—	—	—	—	—
Value ascribed to Series B warrants [note 7(i)]	—	—	—	—	—	—	—	—
Stock based compensation [note 2]	—	—	—	—	—	—	—	—
Stock issued pursuant to exercise of options	—	—	81,892	82	—	—	—	—
Contribution of inventory from related party [note 8]	—	—	—	—	—	—	—	—
Net loss for the period	—	—	—	—	—	—	—	—

Balance, December 31, 2001	3,603,361	3,604	288,950	289	581,325	582	—	—
Discontinued operations	—	—	—	—	—	—	—	—
Stock issued in lieu of consulting fees	2,333	2	—	—	—	—	—	—
Stock based compensation [note 2]	—	—	—	—	—	—	—	—
Conversion of non-voting common stock to voting common stock upon merger of companies [note 13(b)]	288,950	289	(288,950)	(289)	—	—	—	—
Conversion of Series A convertible debentures into Series A convertible preferred stock [note 7(i)]	—	—	—	—	1,089,172	1,089	—	—
Shares issued pursuant to anti-dilution provisions [note 13(d)(i)]	—	—	—	—	97,243	97	—	—
Shares issued pursuant to private offering memorandum, net of share issue cost [note 13(d)(ii)]	—	—	—	—	—	—	345,843	346
Conversion of Series B convertible debentures into Series B convertible preferred stock [note 13(d)(ii)]	—	—	—	—	—	—	178,227	178
Conversion of subordinated convertible debentures into Series B convertible preferred stock [note 13(d)(ii)]	—	—	—	—	—	—	96,042	96
Contribution of inventory from related party [note 8]	—	—	—	—	—	—	—	—
Value ascribed to warrants issued [note 13(g)]	—	—	—	—	—	—	—	—
Net loss for the period	—	—	—	—	—	—	—	—

Balance, December 31, 2002	3,894,644	3,895	—	—	1,767,740	1,768	620,112	620
Conversion of debt into common stock [notes 6 and 13(c)]	507,604	508	—	—	—	—	—	—
Stock issued in lieu of consulting fees [note 13[e]]	17,375	17	—	—	—	—	—	—
Stock issued pursuant to private offering memorandum [note 13(e)]	613,292	613	—	—	—	—	—	—
Contribution of inventory from related party [note 8]	—	—	—	—	—	—	—	—
Stock based compensation [note 2]	—	—	—	—	—	—	—	—
Net loss for the period	—	—	—	—	—	—	—	—

Balance, December 31, 2003	5,032,915	5,033	—	—	1,767,740	1,768	620,112	620
Stock based compensation [note 2] [unaudited]	—	—	—	—	—	—	—	—
Stock issued on exercise of options [note 13(f)] [unaudited]	49,750	50	—	—	—	—	—	—
Contribution of inventory from related party [note 8] [unaudited]	—	—	—	—	—	—	—	—
Net loss for the period [unaudited]	—	—	—	—	—	—	—	—

Balance, March 31, 2004 [unaudited]	5,082,665	5,083	—	—	1,767,740	1,768	620,112	620

[Additional columns below]

[Continued from above table, first column(s) repeated]

	Additional		Net
	paid-in	Accumulated	stockholders’
	capital	deficit	deficit
	$	$	$

Balance, December 31, 2000 [note 13(b)]	11,415,427	(16,605,857)	(5,186,037)
Adjustment to deficit under continuity of interest method [note 10]	—	62,455	62,455
Value ascribed to Series B warrants [note 7(i)]	223,058	—	223,058
Stock based compensation [note 2]	190,351	—	190,351
Stock issued pursuant to exercise of options	8,829	—	8,911
Contribution of inventory from related party [note 8]	1,530	—	1,530
Net loss for the period	—	(4,058,921)	(4,058,921)

Balance, December 31, 2001	11,839,195	(20,602,323)	(8,758,653)
Discontinued operations	(66,000)	(234,438)	(300,438)
Stock issued in lieu of consulting fees	2,798	—	2,800
Stock based compensation [note 2]	134,948	—	134,948
Conversion of non-voting common stock to voting common stock upon merger of companies [note 13(b)]	—	—	—
Conversion of Series A convertible debentures into Series A convertible preferred stock [note 7(i)]	7,118,022	—	7,119,111
Shares issued pursuant to anti-dilution provisions [note 13(d)(i)]	(97)	—	—
Shares issued pursuant to private offering memorandum, net of share issue cost [note 13(d)(ii)]	1,273,800	—	1,274,146
Conversion of Series B convertible debentures into Series B convertible preferred stock [note 13(d)(ii)]	1,030,506	—	1,030,684
Conversion of subordinated convertible debentures into Series B convertible preferred stock [note 13(d)(ii)]	499,825	—	499,921
Contribution of inventory from related party [note 8]	155,141	—	155,141
Value ascribed to warrants issued [note 13(g)]	69,138	—	69,138
Net loss for the period	—	(2,881,597)	(2,881,597)

Balance, December 31, 2002	22,057,276	(23,718,358)	(1,654,799)
Conversion of debt into common stock [notes 6 and 13(c)]	480,507	—	481,015
Stock issued in lieu of consulting fees [note 13[e]]	22,571	—	22,588
Stock issued pursuant to private offering memorandum [note 13(e)]	578,683	—	579,296
Contribution of inventory from related party [note 8]	66,300	—	66,300
Stock based compensation [note 2]	709,762	—	709,762
Net loss for the period	—	(2,469,888)	(2,469,888)

Balance, December 31, 2003	23,915,099	(26,188,246)	(2,265,726)
Stock based compensation [note 2] [unaudited]	1,570,984	—	1,570,984
Stock issued on exercise of options [note 13(f)] [unaudited]	23,167	—	23,217
Contribution of inventory from related party [note 8] [unaudited]	85,500	—	85,500
Net loss for the period [unaudited]	—	(2,294,344)	(2,294,344)

Balance, March 31, 2004 [unaudited]	25,594,750	(28,482,590)	(2,880,369)

See accompanying notes

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

CONSOLIDATED STATEMENTS OF CASH FLOWS

(expressed in U.S. dollars)

	Three months ended
	March 31,		Year ended December 31,

	2004	2003	2003	2002	2001

	(unaudited)
OPERATING ACTIVITIES
Net loss for the period from continuing operations	$(2,294,344)	$(427,889)	$(2,469,888)	$(2,881,597)	$(4,126,626)
Adjustments to reconcile net loss to cash flows used in operating activities:
Stock based compensation [notes 2 and 13(f)]	1,570,984	35,854	709,761	134,948	190,351
Equity earnings of Partnership	—	(57,409)	—	—	—
Shares issued for services performed	—	—	22,588	2,800	—
Non-cash interest expense on long-term debt	—	—	—	938,427	1,278,552
Gain on settlement of debt	—	—	(7,190)	—	—
Non-cash warrant value			—	69,138	—
Free inventory	85,500	—	66,300	155,141	1,530
Amortization of fixed assets	8,623	1,561	12,742	79,395	89,325
Amortization of patents and trademarks	1,339	258	3,887	841	399
Loss (gain) on sale of fixed assets	—	(1,746)	(1,746)	2,380	7,016
Impairment of fixed assets	—	—	46,128	131,240	—
Net change in non-cash working capital balances related to operations [note 14]	(169,379)	57,433	(757,404)	(758,246)	1,098,014

Cash used in operating activities	(797,277)	(391,938)	(2,374,822)	(2,125,533)	(1,461,439)

INVESTING ACTIVITIES
Proceeds on sales of fixed assets	—	4,000	4,000	—	14,483
Additions to fixed assets	(16,855)	(2,349)	(164,716)	(24,151)	(39,430)
Additions to patents and trademarks	—	(10,267)	(15,064)	(6,894)	(44,642)

Cash used in investing activities	(16,855)	(8,616)	(175,780)	(31,045)	(69,589)

FINANCING ACTIVITIES
Increase in long-term convertible debenture [note 7[iii]]	700,000	—	2,650,000	—	—
Increase in convertible debenture due to stockholders	—	—	—	1,492,500	1,510,475
Repayment of long-term debt	—	—	(25,000)	—	—
Share issuance costs	—	—	(43,781)	(725,941)	—
Proceeds from sale of voting common stock	23,217	—	604,092	—	8,911
Proceeds from sale of Series B convertible preferred stock	—	—	—	2,000,000	—

Cash provided by financing activities	723,217	—	3,185,311	2,766,559	1,519,386

Net cash flow from discontinued operations	—	—	—	—	(79,064)
Net increase (decrease) in cash during the period	(90,915)	(400,554)	634,711	609,981	(90,706)
Cash, beginning of period	1,237,168	602,457	602,457	(7,524)	83,182

Cash, end of period	$1,146,253	$201,903	$1,237,168	$602,457	$(7,524)

See accompanying notes

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

1.   Nature of Operations, Basis of Presentation and Going Concern Uncertainty

Nature of operations

      OccuLogix, Inc. (the “Company”), formerly Vascular Sciences Corporation [note 18[d]], is an ophthalmic therapeutic company founded to commercialize innovative treatments for eye diseases, including age-related macular degeneration, or AMD. The Company’s RHEO System contains a pump that circulates blood through two filters and is used to perform Rheopheresis, a form of apheresis, which the Company refers to under the trade name RHEO Therapy, which is designed to treat Dry AMD. The RHEO System is designed to improve microcirculation in the eye by filtering high molecular weight proteins and other macromolecules from the patient’s plasma.

      The Company owns and/or has licensed certain patents relating to the RHEO System and has the exclusive right to develop and sell the equipment which comprises the RHEO System in the North American markets. The Company has licensed its right to develop and sell the RHEO System to Occulogix, L.P. (the “Partnership”) in exchange for a 50% interest in the Partnership [note 5]. The other 50% interest in the Partnership is owned by TLC Vision Corporation (“TLC Vision”), who is a significant stockholder of the Company.

      The Company began limited commercialization of the RHEO System at two clinics in Canada in 2003. The Company is currently conducting a pivotal clinical trial, called MIRA-1, which, if successful, is expected to support its application with the U.S. Food and Drug Administration (“FDA”), to obtain approval to market the RHEO System in the United States.

Basis of presentation

      On July 18, 2002, Occulogix Corporation (“Old OccuLogix”) merged into the Company, which was then a wholly-owned subsidiary of Old OccuLogix. Pursuant to the merger, the Company effected a reverse split of its capital stock on a one-for-four basis and made a corresponding adjustment to its other equity securities [note 13[b]].

      The consolidated financial statements include the results of Old OccuLogix and the Company on a continuity of interest basis for all periods presented whereby, the Company is considered the parent company.

      Share and share related data for all periods prior to July 18, 2002 are presented giving effect to the reverse stock split of the capital stock and the merger [note 13[b]].

Going concern uncertainty

      The consolidated financial statements have been prepared on the basis that the Company will continue as a going concern. The Company has sustained substantial losses for each of the years ended December 31, 2003, 2002 and 2001. The Company’s cash position at its current level of operating activity is insufficient to cover operating costs for the foreseeable future. The Company’s working capital deficiency at December 31, 2003 was approximately $2,500,000, which increased from the working capital deficiency at December 31, 2002. Historically, the Company has obtained financing from certain of its significant stockholders. As a result, there is substantial doubt about its ability to continue as a going concern.

      Management believes that the receipt of the remaining $3,650,000 as at March 31, 2004 of the aggregate $7,000,000 available for borrowing under the Convertible Debentures and the exercise of outstanding options

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

1.   Nature of Operations, Basis of Presentation and Going Concern Uncertainty (continued)

and warrants will generate sufficient funds to pay for its operations and other demands and commitments for the foreseeable future.

      The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

2.   Significant Accounting Policies

      The consolidated financial statements have been prepared by management in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”), which conforms in all material respects with Canadian generally accepted accounting principles (“Canadian GAAP”), except as disclosed in note 17.

Basis of consolidation

      The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, Occulogix Holdings, Inc. (“OHI”). All significant intercompany transactions and balances have been eliminated on consolidation.

Use of estimates

      The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Actual results could differ from those estimates.

Revenue recognition

      The Company recognizes revenue from the sale of products when persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured. The Company’s only customer is the Partnership. To date, the Partnership’s primary customer has been a subsidiary of TLC Vision.

Cost of sales

      Cost of goods sold consists primarily of costs for the purchase of the Company’s products, including direct costs incurred for the purchase of component parts from its suppliers, applicable freight and shipping costs and fees related to warehousing.

Cash

      Cash includes cash on hand and bank balances.

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

2.   Significant Accounting Policies (continued)

Inventory

      Inventory is recorded at the lower of cost and net realizable value and consists of finished goods. Cost is accounted for on a first-in, first-out basis.

Fair value of financial instruments

      Fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties. The estimated fair values of cash, due from related parties, amount receivable, accounts payable, accrued liabilities, due to stockholders and convertible debentures due to stockholders approximate their carrying values due to the short-term maturities of these instruments.

Fixed assets

      Fixed assets are reported at cost less accumulated amortization. Amortization is calculated using the straight-line method, commencing when the assets become available for productive use, based on the following estimated useful lives:

Furniture and office equipment	7 years
Computer equipment	3 years
Medical equipment	5 years

Impairment of long-lived assets

      The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, management estimates the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. In the event the undiscounted cash flows are less than the carrying amount of the asset, an impairment loss equal to the excess of the carrying amount over the fair value is charged to income.

Investments

      Investments are accounted for using the equity method if the Company has significant influence, but not control, over an investee. Accordingly, the Company, through its wholly-owned subsidiary OHI which owns a 50% interest in the Partnership, records its share of earnings (loss) from the Partnership using the equity method.

Patents and trademarks

      Patents and trademarks have been recorded at historical cost and are amortized using the straight-line method over their estimated lives, not to exceed 15 years.

Foreign currency translation

      The Company’s functional and reporting currency is the U.S. dollar. The assets and liabilities of the Company’s Canadian operations are maintained in U.S. dollars. Monetary assets and liabilities denominated in foreign currencies are translated at exchange rates in effect at the balance sheet date and non-monetary

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

2.   Significant Accounting Policies (continued)

assets and liabilities denominated in foreign currencies are translated at exchange rates in effect on the date of the transaction. Revenue and expenses are translated into U.S. dollars at average exchange rates prevailing during the period. Resulting exchange gains and losses are included in net loss for the period and are not material in any of the periods presented.

Clinical and regulatory costs

      Clinical and regulatory costs attributable to the performance of contract services are recognized as the services are performed. Non-refundable, up-front fees paid in connection with these contracted services are deferred and recognized as an expense on a straight-line basis over the estimated term of the related contract.

Income taxes

      The Company uses the asset and liability method of accounting for income taxes. Deferred tax assets and liabilities are recorded based on the difference between the income tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the applicable enacted statutory tax rates. Deferred tax assets are reduced by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized.

Stock-based compensation

      The Company follows Statement of Financial Accounting Standard (“SFAS”) No. 123 “Accounting for Stock-Based Compensation,” (“SFAS No. 123”). The provisions of SFAS No. 123 allow companies to either expense the estimated fair value of employee stock options or to continue to follow the intrinsic value method set forth in Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (“APB 25”) but disclose the pro forma effects on net income (loss) had the fair value of the options been expensed. The Company has elected to apply APB 25 in accounting for employee stock option incentive plans [note 13]. Expense is amortized over the vesting period.

      The following table illustrates the pro forma net loss and net loss per share of common stock as if the fair value method had been applied to all awards:

	Three months ended		Year ended
	March 31,		December 31,

	2004	2003	2003	2002	2001

Net loss, as reported	$(2,294,344)	$(427,889)	$(2,469,888)	$(2,881,597)	$(4,058,921)
Adjustment for APB No. 25 [(note 13(f))]	1,539,232	—	513,077	—	—
Adjustment for SFAS No. 123	(1,563,932)	(6,014)	(539,012)	(96,412)	(69,060)

Pro forma net loss	$(2,319,044)	$(433,903)	$(2,495,823)	$(2,978,009)	$(4,127,981)

Pro forma loss per share
— basic and diluted	$(0.46)	$(0.11)	$(0.63)	$(0.80)	$(1.15)

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

2.   Significant Accounting Policies (continued)

      Pursuant to SFAS No. 123, the weighted-average fair values of employee stock options granted during the years ended December 31, 2003, 2002 and 2001 were $11.91, $0.77 and $0.17, respectively. The estimated fair value was determined using the following assumptions:

	Year ended
	December 31,

	2003	2002	2001

Volatility	75%	83%	83%
Expected life of option	4.1 yrs	8.9 yrs	10.0 yrs
Risk-free interest rate	2.15%	4.95%	4.88%

      Dividend yield for all periods presented is nil.

      Compensation expense associated with non-employee stock options was $31,752 and $35,854 for the three months ended March 31, 2004 and 2003, respectively and $196,685, $134,948 and $190,351 for the years ended December 31, 2003, 2002 and 2001, respectively. The fair value of these options was determined using the Black-Scholes fair value options model using the same assumptions described above and is included in general and administrative expenses within the consolidated statements of operations.

Loss per share

      The Company follows SFAS No. 128, “Earnings Per Share” (“SFAS 128”). In accordance with SFAS 128, companies that are publicly held or have complex capital structures are required to present basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS excludes dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted and the resulting additional shares are dilutive because their inclusion decreases the amount of EPS.

      The following table presents the potentially dilutive effects of outstanding securities:

	Three months ended		Year ended
	March 31,		December 31,

	2004	2003	2003	2002	2001

Weighted average number of shares outstanding — basic	5,035,390	3,894,644	3,976,921	3,735,062	3,603,361
Effect of dilutive securities:
Convertible debentures	3,045,623	—	1,179,310	874,385	856,354
Convertible preferred stock	3,986,106	3,986,106	3,986,106	1,613,575	1,138,848
Warrants	960,145	960,145	960,145	674,359	841,027
Stock options	960,222	—	910,920	—	—

Weighted average number of shares — diluted	13,987,486	8,840,895	11,013,402	6,897,381	6,439,590

      Potentially dilutive shares have not been used in the calculation of earnings per share as they are anti-dilutive.

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

2.   Significant Accounting Policies (continued)

Recent accounting pronouncements

      In November 2002, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). FIN No. 45 clarifies and expands on existing disclosure requirements for a guarantor regarding its obligations under certain guarantees it has issued. FIN No. 45 also requires that the guarantor must recognize a liability for the fair value of its obligations under certain guarantees. The provisions of FIN No. 45 are effective for guarantees entered into after December 31, 2002. At December 31, 2003 and March 31, 2004, the Company had no outstanding guarantees.

      In January 2003 (as amended in December 2003), the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” (“FIN No. 46”). FIN No. 46 requires consolidation of a variable interest entity (“VIE”) by the primary beneficiary of the entity’s expected results of operations. FIN No. 46 also requires certain disclosures by all holders of a significant variable interest in a VIE that are not the primary beneficiary. FIN No. 46 is effective immediately for VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, FIN No. 46 is effective in the first reporting period ending after December 31, 2003 for those VIEs that are considered to be special purpose entities, and after March 15, 2004 for those VIEs that are not considered to be special purpose entities. The adoption of FIN No. 46 had no effect on the Company’s financial position or results of operations.

      In March 2003, the FASB reached a consensus on EITF Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“Issue 00-21”). Issue 00-21 sets out criteria for whether revenue can be recognized separately from other deliverables in a multiple deliverable arrangement. The criteria consider whether the delivered item has stand-alone value to the customer, whether the fair value of the delivered item can be reliably determined and the rights of return for the delivered item. Adoption of Issue 00-21 is required for fiscal years beginning after June 15, 2003 and has not had an effect on the Company’s financial position or results of operations.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”) which establishes rules for the accounting for certain financial instruments with characteristics of liabilities, equity or both. These types of financial instruments have been reported as liabilities, as part of equity, or within the mezzanine section of the consolidated balance sheets and include mandatorily redeemable instruments, certain instruments with an obligation to repurchase an issuer’s own equity shares and instruments with obligations for an issuer to settle in a variable number of its own equity shares. The FASB intends to provide further accounting guidance on conditional redeemable instruments at a later date. On August 27, 2003, the FASB issued a deferral of SFAS No. 150 for mandatorily redeemable shares of non-public companies and non-public companies will not be required to apply the provisions of SFAS No. 150 to mandatorily redeemable financial instruments until periods beginning after December 15, 2004. Based on securities outstanding as at March 31, 2004, the adoption of this standard is not expected to have an effect on the Company’s financial position or results of operations.

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

3.   Fixed Assets

      Fixed assets consist of the following:

	March 31, 2004

		Accumulated
	Cost	Amortization

Furniture and office equipment	$28,229	$16,474
Computer equipment	29,632	15,169
Medical equipment	605,167	431,922

	663,028	$463,565

Less accumulated amortization	463,565

	$199,463

	December 31, 2003		December 31, 2002

		Accumulated		Accumulated
	Cost	Amortization	Cost	Amortization

Furniture and office equipment	$28,229	$15,597	$28,229	$10,917
Computer equipment	27,864	13,930	22,183	10,451
Medical equipment	590,080	425,415	435,384	376,789

	646,173	$454,942	485,796	$398,157

Less accumulated amortization	454,942		398,157

	$191,231		$87,639

      The Company has recorded a reduction of the carrying value of fixed assets for the year ended December 31, 2003 of $46,128 [2002 — $131,240; 2001 — nil], of this amount, $26,840 [2002 — $131,240; 2001 — nil] reflects a write down of certain of the Company’s medical equipment to a value at December 31, 2003 of nil each. The assets written down do not represent the most current technology available and are no longer being used in the MIRA-1 clinical trials and the Company has made the decision to write down these assets to their fair value and intends to evaluate the best disposal option. In addition to the write down of medical equipment, the carrying values of certain furniture and office equipment were reduced in 2003 to current value. This was in addition to a reduction in the carrying values of these same assets in prior years.

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

4.   Patents and Trademarks

      Patents and trademarks consist of the following:

	March 31, 2004

		Accumulated
	Cost	Amortization

Patents	$60,991	$3,727
Trademarks	25,486	2,945

	86,477	$6,672

Less accumulated amortization	6,672

	$79,805

	December 31, 2003		December 31, 2002

		Accumulated		Accumulated
	Cost	Amortization	Cost	Amortization

Patents	$60,991	$2,711	$54,484	$—
Trademarks	25,486	2,622	16,929	1,446

	86,477	$5,333	71,413	$1,446

Less accumulated amortization	5,333		1,446

	$81,144		$69,967

      Estimated amortization expense for patents and trademarks for each of the next five years are as follows:

	Amortization Expense

Year	Patents	Trademarks	Total

2004	$4,066	$1,414	$5,480
2005	4,066	1,476	5,542
2006	4,066	1,476	5,542
2007	4,066	1,476	5,542
2008	4,066	1,476	5,542

	$20,330	$7,318	$27,648

5.   Investment in Limited Partnership

      On July 25, 2002, the Partnership was formed by an agreement between OHI, TLC Apheresis, L.P. (“Apheresis L.P.”), a wholly-owned subsidiary of TLC Vision, and Occulogix Management, Inc. (“General Partner”) for the purpose of pursuing commercial applications of technologies owned or licensed by the Company applicable to the evaluation, diagnosis, monitoring and treatment of Dry AMD. The Company has an agreement with the Partnership appointing the Partnership the sole distributor of the RHEO System and its component parts in North America, the Caribbean and Israel. Pricing is reviewed quarterly and adjusted as

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

5.   Investment in Limited Partnership (continued)

required for future sales. Each of OHI and Apheresis L.P. directly or indirectly own a 50% interest in the Partnership and the General Partner, in exchange for the 50% interest each of the partners contributed certain assets which were recorded at fair value which were nominal.

      The amount reported represents the Company’s proportionate share of the Partnership’s cumulative earnings to date on an equity basis.

      The Company did not recognize in its consolidated statements of operations its 50% interest in the net loss of the Partnership for the three-month period ended March 31, 2004 and the years ended December 31, 2003 and 2002 as the net loss of the Partnership exceeded the net investment of the Company. As a result the Company recognized its equity interest in the Partnership commencing with the three-month period ended March 31, 2003. For all other periods, the Company did not recognize its equity interest because the Company’s proportionate net cumulative loss exceeded the carrying value of its investment in the Partnership.

      The following tables present summary financial information for the Partnership:

				Period from
	Three Months			July 25, 2002
	Ended March 31,		Year Ended	to
			December 31,	December 31,
	2004	2003	2003	2002

Statements of Operations
Revenue	$74,917	$333,185	$486,394	—
Net (loss) income for the period	$(22,468)	$119,885	$(20,308)	$(5,068)

		December 31,
	March 31,
	2004	2003	2002

Balance Sheets
Total assets	$318,164	$255,679	$45,253
Total liabilities	$365,908	$280,955	$50,221

6.   Due to Stockholders

      The Company’s sole customer is the Partnership. During the three months ended March 31, 2004 and the years ended December 31, 2003 and 2002, the Company sold components of the RHEO System to the Partnership. The Company also provides management assistance to the Partnership for which the Company bills on a monthly basis.

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

6.   Due to Stockholders (continued)

	March 31,	December 31,

	2004	2003	2002

Due to:
Asahi Medical Co., Ltd. (“Asahi Medical”)	$508,333	$502,083	$1,007,083
Hans K. Stock, stockholder (note 8)	500,000	500,000	500,000
Other stockholders (note 8)	14,381	41,782	—

	$1,022,714	$1,043,865	$1,507,083

      On February 28, 2001, the Company issued a secured promissory note to Asahi Medical in the principal amount of $1,000,000 (the “Asahi Medical Note”). The Asahi Medical Note bears interest at 8.5%. The Asahi Medical Note was originally due on November 30, 2001. The terms of the Asahi Medical Note were amended twice in each of the subsequent years to extend the maturity date to November 30, 2003 and 2002, respectively. On November 30, 2003 the Company and Asahi Medical agreed to convert $500,000 of the principal of the Asahi Medical Note to 507,604 shares of common stock at a price of $0.98502 per share [note 13[c]]. All accrued interest was paid. The remaining $500,000 matures on November 30, 2004 and bears interest at 5.0% per annum, which is payable in arrears on maturity; provided that if any principal or interest is not be paid when due, interest shall be payable on demand on all such overdue amounts at a rate of 10.5% per annum. The balance includes accrued interest.

      On February 11, 1997, Apheresis Technologies, Inc. (“Old ATI”) entered into an agreement with an entity controlled by a stockholder to pay that entity $1,000,000 for the purposes of supporting the conduct of research and gathering of clinical data in Germany by that entity. This amount has been expensed in previous years. On May 20, 1998, the Company agreed to assume the obligation to make this payment. Payments of $250,000 were made in each of December 1997 and June 1999. The balance of $500,000 remained unpaid as at March 31, 2004 and December 31, 2003. The balance is unsecured, due on demand and no interest is payable on the outstanding balance.

7.   Convertible Debentures

[i]     Series B convertible debentures

In 2001, 2000 and 1999, the Company issued $510,475, $3,303,104 and $2,200,000 (totalling $6,013,579) in Series B convertible debentures, respectively. The Series B convertible debentures were convertible into shares of Series B preferred stock at $2.00 per share at any time at the holder’s option and automatically convertible upon an initial public offering of the Company’s securities. The Series B convertible debentures had a five-year term from the date of issuance with an interest rate of 10%, which was payable quarterly in cash or through the issuance of additional Series B convertible debentures at the Company’s option.

In connection with the issuance of Series B convertible debentures, the Company also issued 204,190, 1,421,242 and 880,000 Series A preferred stock purchase warrants in 2001, 2000 and 1999, respectively. In 2000, the Company also issued an additional 20,000 warrants in exchange for Series B convertible debentures in the principal amount of $50,000, which were issued in exchange for cash and then subsequently acquired by another investor. These warrants were exercisable over a period of three

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

7.   Convertible Debentures (continued)

years from the date of issuance at an exercise price of $2.00. The exercise price for 1,916,000 of the Series A preferred stock purchase warrants was subsequently amended to $7.83, after giving effect to anti-dilution provisions and the reverse stock split as described in note 13(b). The exercise price for the remaining 609,432 Series A preferred stock purchase warrants was subsequently amended to $5.55, after giving effect to anti-dilution provisions. Of the proceeds received from the issuance of the Series B convertible debentures, $1,676,286 was allocated to the Series A preferred stock purchase warrants based on their estimated fair value, as determined using the Black-Scholes fair valuation option-pricing model, using the following weighted average assumptions: volatility of 83%, a risk-free interest rate of approximately 5.0%, expected remaining contractual life of three years and an expected dividend yield of nil.

The Series B convertible debentures were recorded at $4,185,568 representing a discount to maturity value of $223,058, $1,452,241 and $152,712 for the years ended December 31, 2001, 2000 and 1999, respectively. The discount was as a result of the value ascribed to the Series A preferred stock purchase warrants. This resulted in additional interest accretion expense of nil, $451,018 and $609,308 for the years ended December 31, 2003, 2002 and 2001, respectively.

In 2002, the holders of the Series B convertible debentures exercised their option to convert their Series B convertible debentures, with a carrying value of $7,119,111 comprised of principal and interest, into 1,089,172 shares of Series A convertible preferred stock, before giving effect to anti-dilution provision [note 13[d](i)]. As at December 31, 2002, Series B convertible debentures and accrued interest of $32,190 had not been converted but were settled in full during 2003 through the issuance of stock [note 13(d)(i)].

[ii]    Subordinated convertible promissory note

On April 4, 2002, the Company issued a $1,000,000 subordinated convertible promissory note, bearing interest at 10% per annum, due and payable at the demand of the holder on or after April 4, 2004.

On July 25, 2002, this subordinated convertible promissory note, together with accrued interest, was converted into 178,227 shares of Series B convertible preferred stock at $5.78 per share [note 13[d](ii)].

[iii]    Series B convertible debentures

In May 2002, the Company authorized the issuance of $10,000,000 Series B convertible debentures and reserved for issuance upon the conversion of the Series B convertible debentures up to 5,000,000 shares of Series B convertible preferred stock, which were convertible into 5,000,000 shares of the Company’s common stock. The Company issued Series B convertible debentures in the aggregate principal amount of $450,000. The principal amount of the Series B convertible debentures and accrued interest was converted into 96,042 shares of Series B convertible preferred stock at $5.20 per share on July 25, 2002 [note 13(d)(ii)].

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

7.   Convertible Debentures (continued)

[iv]    Related party secured convertible grid debentures

On June 25, 2003 the Company entered into agreements with TLC Vision and Diamed to issue grid debentures in the maximum aggregate principal amount of $12,000,000. $7,000,000 of the aggregate principal amount is convertible into shares of common stock of the Company at a price of $0.98502 per share, and $5,000,000 of the aggregate principal amount is non-convertible.

Advances, which are at the option of TLC Vision and Diamed, under the convertible portion of the grid debentures are non-interest bearing and are due six months following demand notice by the debenture holder.

Advances under the non-convertible portion of the grid debentures bear interest at 10% per annum, with interest payments due monthly in arrears. Advances under the non-convertible portion of the grid debentures are due at the earlier of: [a] six months following demand notice by the debenture holder; [b] 60 days following the date the Company has received FDA approval of the technology described in note 1; and [c] two business days following the date of closing of any debt financing of at least $5,000,000. No advances under the non-convertible portion of the grid debentures will be made until the maximum amount of advances under the convertible portion of grid debentures has been received.

During the first quarter of 2004 and the year ended December 31, 2003, the Company issued an aggregate of $700,000 and $2,650,000, respectively, under the convertible portion of the grid debentures.

8.   Related Party Transactions

      The following are the Company’s related party transactions in addition to those disclosed in notes 1, 5, 6, 7 and 12.

	March 31,	December 31,

	2004	2003	2002

Due (to) from:
Occulogix L.P.	$53,317	$15,028	$44,811
Diamed Medizintechnik GmbH	—	2,433	—
Asahi Medical	—	—	15,238
Dr. Richard C. Davis	—	—	6,058
RHEO Clinic Inc.	—	(3,387)	—

	$53,317	$14,074	$66,107

     TLC Vision and Diamed

      As discussed in note 7[iv], on June 25, 2003, TLC Vision and Diamed agreed to invest a total of $12,000,000 in the Company on an equal basis in connection with the funding of the Company’s MIRA-1 and related clinical trials. Collectively, the two companies control at least a combined 50.1% of the equity interest in the Company on a fully diluted basis which assumes the full draw down of the convertible component of the secured convertible grid debentures.

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

8.   Related Party Transactions (continued)

      The Company is economically dependent on Diamed to control the supply of the OctoNova pumps used in the RHEO System. The Company believes that the OctoNova pump is a critical component in the RHEO System.

     Asahi Medical (see note 6)

      The Company is party to a distributorship agreement with Asahi Medical pursuant to which Asahi Medical supplies the filter products used in the RHEO System.

      The Company is economically dependent on Asahi Medical to continuously provide filters and believes that the filter products provided by Asahi Medical are a critical component in the RHEO System. In the event the Company is not able to obtain regulatory approval for the RHEO System from the FDA and other necessary approvals in the territories for which the Company has distribution rights by the end of December 2006, Asahi Medical can terminate the distributorship agreement.

      On February 28, 2001, the Company issued to Asahi Medical the Asahi Medical Note in the amount of $1,000,000 [note 6].

      The Company receives free inventory from Asahi Medical for purpose of the MIRA-1 and related clinical studies. The Company has accounted for this inventory at a value equivalent to the cost the Company pays for the same filters for commercial sales to the Partnership. The value of the free inventory received was $85,500 and nil for the three months ended March 31, 2004 and 2003, respectively, and $66,300, $155,141 and $1,530 for the years ended December 31, 2003, 2002 and 2001, respectively.

     Apheresis Technologies, Inc. and other related party acquisitions

      On September 11, 2000, Vasculogix Corporation, Nephrologix Corporation, Cytologix Corporation, and Rheologix, LLC were merged into the Company. Each of these entities was under common control, and accordingly, the merger has been recorded at the historical cost of each of the entities.

      On September 13, 2000, the Company acquired 100% of the issued and outstanding shares of Old ATI for consideration of $100 cash. Old ATI was a distributor of Plasmaflo filters and related products in North America. Prior to and at the time of the acquisition, the Company and Old ATI were related parties as a result of the significant influence exercisable by officers and directors common to both companies. Accordingly, the acquisition has been recorded at the historical cost of Old ATI, under the continuity of interest basis of accounting. Subsequent to the acquisition, the Company and Old ATI merged. In 2002, the Company reorganized its assets, such that the net assets of Old ATI were spun-out into a new separate corporation, Apheresis Technologies, Inc. (“New ATI”).

     Mr. Hans Stock (see note 6)

      On February 21, 2002, the Company entered into an agreement with Mr. Stock as a result of his assistance in procuring a distributor agreement for the filter products used in the RHEO System from Asahi Medical. Mr. Stock agreed to further assist the Company in procuring new product lines from Asahi Medical for marketing and distribution by the Company. The agreement will remain effective for a term consistent

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

8.   Related Party Transactions (continued)

with the term of the distributorship agreement with Asahi Medical and Mr. Stock will receive a 5% royalty payment on the purchase of the filters from Asahi Medical.

      On June 25, 2002, the Company entered into a consulting agreement with Mr. Stock for the purposes of procuring a patent license for the extracorporeal applications in ophthalmic diseases for that period of time in which the patent was effective. Mr. Stock is entitled to 1.0% of total net revenues from the Company’s commercial sales of products sold in reliance and dependence upon the validity of the patent’s claims and rights in the United States. The Company agreed to make advance consulting payments to Mr. Stock of $50,000 per year, payable on a quarterly basis, to be credited against any and all future consulting payments payable in accordance with this agreement. Due to the uncertainty of future royalty payment requirements, all required payments to date have been expensed.

     New Apheresis Technologies, Inc.

      On May 1, 2002, the Company entered into an exclusive distribution services agreement with New ATI, a company controlled by certain stockholders of the Company pursuant to which the Company pays New ATI 5% of the Company’s cost of components of the RHEO System. Under this agreement, New ATI is the exclusive provider of warehousing, order fulfillment, shipping, billing services and customer service related to shipping and billing to the Company.

     OccuLogix, L.P.

      As discussed in notes 1 and 5, the Company’s only customer is the Partnership.

     Other

      On June 25, 2003, the Company entered into a reimbursement agreement with New ATI, pursuant to which employees of New ATI provide services to the Company and New ATI is reimbursed for the applicable percentage of time the employees spend working for the Company. These employees of New ATI participate in the Company’s bonus plan. During the three months ended March 31, 2004 and during the period between June 25, 2003 and December 31, 2003, the Company paid New ATI $43,358 and $78,695, respectively. Included in accounts payable as of March 31, 2004 and December 31, 2003 are $0 and $3,961, respectively, due to New ATI.

      During the three months ended March 31, 2004 and during the period between November 1, 2003 and December 31, 2003, the Company paid $1,038 and $692 to a subsidiary of TLC Vision for office space for each respective period. These amounts are expensed in the period incurred and paid monthly.

      Effective January 1, 2004, the Company entered into a rental agreement with a related party whereby the Company will lease space from New ATI at $2,745 per month. The term of the lease extends to December 31, 2005 [note 12]. In the three months ended March 31, 2004 and the four months ended December 31, 2003, the Company paid the related party $8,235 and $5,600, respectively. Amounts are paid monthly.

      Effective June 25, 2003, Elias Vamvakas, the Chairman of TLC Vision, became the Chairman and Secretary of both the Company and the General Partner of the Partnership. 500,000 options issued to

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

8.   Related Party Transactions (continued)

Mr. Vamvakas in December 2003 were accounted in accordance with APB 25. The impact of this stock compensation expense for the three months ended March 31, 2004 and year ended December 31, 2003 was $189,677 and $569,032 respectively.

      During the three months ended March 31, 2004 and the period from August 1, 2003 to December 31, 2003, the Company charged $9,897 and $8,019, respectively, to the Partnership for clinical and management services. Included in due from related parties as at March 31, 2004 and December 31, 2003 are $17,916 and $9,897, respectively, due from the Partnership.

      In addition, the Company entered into a consultancy and non-competition agreement on July 1, 2003 with a related party, which requires the Company to pay a fee of $5,000 per month. This resulted in a consulting expense for the three months ended March 31, 2004 and the six months ended December 31, 2004 of $15,000 and $30,000, respectively. In the year ended December 31, 2003, the related party agreed to forego the payment of $75,250 due to him in exchange for options to purchase 20,926 shares of common stock of the Company at an exercise price of $0.13. The related party also agreed to the repayment of $150,500 due to him at $7,500 per month. Included in accounts payable as at March 31, 2004 and December 31, 2003 are $8,300 and $10,500, respectively, due to the related party.

9.   Income Taxes

      Significant components of the Company’s deferred tax assets and liabilities are as follows:

	March 31,	December 31,	December 31,
	2004	2003	2002

Deferred income tax assets (liabilities):
Inventory costs and other	$(62,717)	$(37,883)	$(27,015)
Net operating loss carryforwards	9,079,422	8,806,832	8,112,896

	9,016,705	8,768,949	8,139,911
Valuation allowance	(9,016,705)	(8,768,949)	(8,139,911)

Net deferred tax asset	$—	$—	$—

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

9.   Income Taxes (Continued)

      The following is a reconciliation of the recovery of income taxes between those that are expected, based on substantively enacted tax rates and laws, to those currently reported:

	Three months ended		Year ended
	March 31,		December 31,

	2004	2003	2003	2002	2001

Net loss for the period	$(2,294,344)	$(427,889)	$(2,469,888)	$(2,881,597)	$(4,058,921)

Expected recovery of income taxes (37%)	(848,907)	(158,319)	(913,859)	(1,066,191)	(1,501,801)
Write down and disposal of fixed assets	—	(646)	16,421	49,439	2,596
Stock-based compensation	569,516	—	189,838	—	—
Inventory costs for accounting purposes	31,635	—	24,532	57,402	566
Non-deductible expenses	—	—	—	1,984	108,394
Change in valuation allowance	247,756	158,965	683,068	957,366	1,390,245

	$—	$—	$—	$—	$—

      The Company and its subsidiary have current and prior year losses available to reduce taxable income and taxes payable in future years, and, if not utilized, will expire as follows:

$

2012	3,466,900
2018	4,500,400
2019	1,893,700
2020	5,153,800
2021	4,045,900
2022	2,865,900
2023	1,875,500

10. Discontinued Operations

      On January 1, 2002, the Company transferred the net assets relating to the distribution of Plasmaflo filters, previously acquired on September 13, 2000 [note 8], into a newly incorporated subsidiary, New ATI. Concurrent with the transfer of the assets to the subsidiary, the share capital of the subsidiary was reorganized such that the stockholders of the Company became the direct stockholders of New ATI. The spin-off of these net assets was recorded at the carrying amounts and accordingly, no gain or loss was recognized on disposal.

      The amount of net assets spun-out to existing stockholders has been recorded as a distribution to the Company’s stockholders’ deficiency.

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

10. Discontinued Operations (continued)

      The revenue and net income for the periods that were previously included in the determination of net income for the Company are as follows:

Year ended
December 31,
2001

Revenue	$1,105,235
Net income	$67,705

11. Accrued Liabilities

      Accrued liabilities consist of the following:

	March 31,	December 31,	December 31,
	2004	2003	2002

Due to professionals	$82,827	$120,000	$6,514
Due to MIRA-1 clinical trial sites	50,429	47,172	—
Due to MIRA-1 clinical trial specialists	33,589	—	—
Other	102,503	78,409	64,363

	$269,348	$245,581	$70,877

12. Commitments and Contingencies

     Commitments

      The Company leases office space from a related party [note 8] under a lease agreement expiring December 31, 2005. The Company may terminate the lease with three months’ notice and may also renew the lease for one additional year. Future minimum obligations under the lease are $32,940 for each of 2004 and 2005.

      Rent paid amounted to $8,235 and $0 for the three months ended March 31, 2004 and March 31, 2003, respectively. Rent paid amounted to $5,580, $0, $0 for the years ended December 31, 2003, 2002 and 2001 respectively.

      In May and June 2002, the Company entered into two separate agreements with Dr. Richard Brunner (“Brunner”) and Mr. Stock to obtain the exclusive license to U.S. Patent No. 6,245,038. The Company is required to make royalty payments totaling 1.5% of product sales. The Company is required to make minimum advance quarterly royalty payments of $25,000 and amounts credited against future royalty payments to be made in accordance with the agreements. These agreements may be terminated by the Company upon the first of:

a)	all patents of the patent rights expire, which is June 2017;

b)	all patents claims of the patent rights are invalidated; or

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

12. Commitments and Contingencies (continued)

c)	the introduction of a similar competing technology deployed in the United States which could not be deterred by enforcement of the patent.

      Future minimum royalty payments under the agreements as at December 31, 2003 are as approximately follows:

$

2004	100,000
2005	100,000
2006	100,000
2007	100,000
2008 and thereafter	950,000

1,350,000

      In addition, the Company entered into a consultancy and non-competition agreement on July 1, 2003 with a related party [note 8], which requires the Company to pay a monthly fee of $5,000 per month. The agreement expires on December 31, 2005. The monthly fee is fixed regardless of actual time incurred by the consultant in performance of the services rendered to the Company. The agreement allows either party to convert the payment arrangement to a daily fee of $2,500 per day. In the event of such conversion, the consultant shall provide services on a daily basis as required by the Company, and will invoice the Company for the total number of days of services provided in that month.

      Future minimum obligations under the consultancy and non-competition agreement for each of 2004 and 2005 are $60,000 respectively.

      On July 22, 2004, the Company placed a purchase order with Asahi Medical for 9,600 Rheofilters representing a total commitment of $1,920,000.

     Contingencies

      During the ordinary course of business activities, the Company may be contingently liable for litigation and a party to claims. Management believes that adequate provisions have been made in the accounts where required. Although it is not possible to estimate the extent of potential costs and losses, if any, management believes that the ultimate resolution of any such contingencies will not have a material adverse effect on the financial position, results of operations and cash flows of the Company.

      Pursuant to the terms of the distribution agreement with Mesys GmbH, dated January 1, 2002, the Company undertook a commitment to purchase a minimum of 25 OctoNova pumps per year beginning after FDA approval of the RHEO System, representing an annual commitment after FDA approval of $538,000.

      In July 2004, the Company placed a purchase order with Asahi Medical for 9,600 Rheofilters, representing a total commitment of $1,920,000.

      Pursuant to the terms of the distribution agreement with Asahi Medical, dated January 1, 2002, the Company undertook a commitment to purchase a minimum of 9,000, 15,000, and 22,500 each of Plasmaflo and Rheofilters in years 1, 2 and 3 respectively beginning six months after FDA approval of the RHEO System.

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

12. Commitments and Contingencies (continued)

Minimum purchase orders for the fourth year shall be determined immediately after the term of the first year by mutual consent but shall not be less than that of the previous year. This same method shall be used in subsequent years to determine future minimum purchase quantities such that minimum purchase quantities are always fixed for three years. Future minimum annual commitments after FDA approval are approximately as follows:

Year 1	$2,565,000
Year 2	$4,275,000
Year 3	$6,412,500

13. Capital Stock

[a]   Authorized share capital

      The total number of authorized shares of common stock is 25,000,000. Each share of common stock has a par value of $0.001 per share. The total number of authorized shares of preferred stock is 6,000,000, of which 2,500,000 are designated as Series A preferred stock, 2,000,000 are designated as Series B preferred stock and 1,500,000 are undesignated preferred stock. Each share of preferred stock has a par value of $0.001 per share.

[b]   Reorganization and reverse stock split

      On July 18, 2002, Old OccuLogix merged with the Company, which was then a wholly owned subsidiary of Old OccuLogix. Pursuant to the merger the Company effected a one for four stock split of its common and preferred stock pursuant to which each share of Old OccuLogix common stock outstanding immediately prior to the merger was converted into one-fourth [ 1/4] of one fully paid and non-assessable share of Company common stock. Each outstanding share of Old OccuLogix Series A preferred stock was converted into one-fourth [ 1/4] of one fully paid and non-assessable share of Company Series A convertible preferred stock.

      At the effective time of the merger, each outstanding warrant and option to purchase common stock of Old OccuLogix was assumed by the Company and converted into a warrant or option to purchase common stock of the Company, with appropriate adjustments to the exercise price and number of shares for which such warrants or options were exercisable.

[c]   Share conversion

      On November 30, 2003, $500,000 of principal amount of the Asahi Medical Note (less issuance cost of $18,985) was converted into 507,604 shares of common stock at a conversion price of $0.98502 per share [note 6].

[d]   Convertible Preferred stock

      Convertible preferred stockholders are entitled to one vote per share, on an as-converted to common stock basis. Each share of Series A and Series B convertible preferred stock is entitled to receive a non-cumulative dividend of $0.411216 and $0.34698 respectively, prior to the payment of any dividend on

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

13. Capital Stock (continued)

common stock. Each share of Series A and Series B convertible preferred stock is entitled to a liquidation preference of $4.836 and $3.5183, respectively, plus any declared but unpaid dividend before any payment may be made to holders of common stock.

      After giving effect to the anti-dilution adjustment resulting from the issuance of the June 25, 2003 related party secured grid debenture [note 7(iv)], each share of Series A and B convertible preferred stock is convertible into 1.678323 and 1.643683 shares of common stock, respectively, at the option of the holder. Each share of Series A and B convertible preferred stock shall automatically convert into shares of common stock at the conversion rate previously described if the Company obtains a firm underwriting commitment for an initial public offering. The conversion rate will be adjusted for stock dividends, stock splits and other dilutive events. Shares of Series A and B convertible preferred stock automatically convert in the event of sale of all or substantially all of the assets or capital stock of the Company.

          (i)  Series A convertible preferred stock

On July 19, 2002, the Company and the holders of its Series A convertible debentures, with a carrying value of $7,119,111 [note 7], agreed to convert such Series A convertible debentures into 1,089,172 shares of Series A convertible preferred stock immediately following the consummation of the merger as described in note 13[b]. As a result of this conversion an additional 97,243 shares of Series A convertible preferred stock were issued to the holders of the Series A convertible preferred stock in conjunction with anti-dilution provisions included in the terms of the respective debentures.

          (ii) Series B convertible preferred stock

On July 25, 2002, the Company issued 345,843 shares of Series B convertible preferred stock for gross cash proceeds of $2,000,000 (less issuance costs of $725,854).

Simultaneously Series B convertible debentures [note 7(ii)] and accrued interest with a carrying value of $1,030,684 were converted into 178,227 shares of Series B convertible preferred stock.

      In addition, a previously issued subordinated convertible promissory note [note 7(iii)] and accrued interest with a carrying value of $499,921 was converted into 96,042 shares of Series B convertible preferred stock.

[e]   Common Stock

      On April 17, 2003, the Company issued 17,375 shares of common stock to two consultants in exchange for services valued at $22,588. The common stock was issued at what management believed to be the fair value of the services received.

      In connection with conversion of a portion of the Asahi Medical Note described in note 6 and pursuant to the June 25, 2003 Amended and Restated Investors’ Rights Agreement, the existing common stockholders were allowed to exercise pre-emptive rights to purchase additional common stock prior to the conversion of half the Asahi Medical Note discussed in note 6. In connection therewith, the Company issued 613,292 shares of common stock at $0.98502 per share for gross cash proceeds of $604,092 before issuance costs of $24,796.

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

13. Capital Stock (continued)

      As at December 31, 2003 and March 31, 2004, the number of shares common stock of the Company reserved for issuance as follows:

			December 31,	March 31,
	Price	Expiry Date	2003	2004

Series A convertible preferred stock (convertible at 1:1.678323)	—	N/A	2,966,839	2,966,839

Series A convertible preferred stock warrants (convertible at 1:1.678323) [i]	$6.79	N/A	810,146	810,146

Series B convertible preferred stock (convertible at 1:1.643683)	—	N/A	1,019,267	1,019,267

Convertible grid debentures	$0.98502	N/A	2,690,301	3,400,946

Stock options	$0.04	January – December 2007	104,124	104,124
	$0.04 – $4.00	January – December 2008	141,500	141,500
	$0.04 – $4.00	January – December 2009	336,563	336,563
	$2.00 – $4.00	January – December 2010	174,875	174,875
	$0.04	January – December 2011	64,250	64,250
	$0.80 – $2.00	January – December 2012	147,973	96,223
	$0.13 – $1.30	January – December 2013	1,420,676	1,395,926

			2,389,961	2,313,461

Common stock warrants	$4.00	July 2004	50,000	50,000
	$4.00	November 2008	37,500	37,500
	$1.20	July 2012	62,500	62,500

			150,000	150,000

			10,026,514	10,660,659

[i]	These warrants have been adjusted to reflect the anti-dilutive effect of the June 25, 2003 related party secured convertible grid debenture [note 7[iv]].

[f]   Stock option plan

      Under the 2002 Stock option Plan (the “Stock Option Plan”) up to 2,678,997 options are available for grants to employees, directors and consultants.

      Options granted under the Stock Option Plan may be either incentive stock options or non-qualified stock options. Under the terms of the Stock Option Plan, the exercise price per share for an incentive stock option shall not be less than the fair market value of a share of stock on the effective date of grant and the exercise price per share for non-statutory stock options shall not be less than 85% of the fair market value of a share of stock on the date of grant. No option granted to a holder of 10% or more of the Company’s common stock shall have an exercise price per share less than 110% of the fair market value of a share of stock on the effective date of grant.

      Non-Statutory Stock Options expire 10 years after the grant. No incentive stock options granted to a 10% owner optionee shall be exercisable after the expiration of five years after the effective date of grant of such option, no option granted to a prospective employee, prospective consultant or prospective director may become exercisable prior to the date on which such person commences service, and with the exception of an

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

13. Capital Stock (continued)

option granted to an officer, director or a consultant, no option shall become exercisable at a rate less than 20% per year over a period of five years from the effective date of grant of such option unless otherwise approved by the Board of Directors.

      The Company has also issued options outside of the Stock Option Plan. These options were issued before the establishment of the Stock Option Plan or when the authorized limit of the Stock Option Plan was exceeded. In addition, options issued to companies for purpose of settling amounts owing were issued outside of the Stock Option Plan, as the Stock Option Plan prohibited the granting of options to companies. The issuance of such options were approved by the Board of Directors and were granted on terms and conditions similar to those options issued under the Stock Option Plan.

      A summary of the options issued under the Stock Option Plan and outside of the Stock Option Plan outstanding at March 31, 2004 and the changes since December 31, 2000 is as follows:

		Weighted
		average
		exercise price
	Number	($)

Outstanding, December 31, 2000	406,963	3.25
Granted	135,000	0.80
Exercised	(81,884)	0.12
Forfeited	(10,579)	1.16

Outstanding, December 31, 2001	449,500	3.13
Granted	204,224	2.81
Conversion of non-voting options to voting options [i]	476,729	1.24

Outstanding, December 31, 2002	1,130,453	2.28
Granted	1,420,676	0.99
Forfeited	(161,168)	0.82

Outstanding, December 31, 2003	2,389,961	1.61

Exercised	(49,750)	0.47
Forfeited	(26,750)	0.80

Outstanding, March 31, 2004	2,313,461	1.61

[i]	During the year ended December 31, 2002, the Company converted 476,729 non-voting common stock options into voting common stock options.

     Included in the total options outstanding as at March 31, 2004 and December 31, 2003 are 405,425 and 481,925 options issued outside of the Stock Option Plan, respectively.

      Included in the total options outstanding as at March 31, 2004 of 2,313,461 and December 31, 2003 of 2,389,961 are 1,352,000 options at March 31, 2004 and December 31, 2003, issued to employees, directors and certain executives which were issued into a voting trust. Upon the exercise of these options, the board of directors controls the voting privileges associated with the common stock underlying these options. Upon the completion of an initial public offering, the voting trust is to be dissolved with all options returning to each respective individual.

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

13. Capital Stock (continued)

      The Company estimated the intrinsic value of stock options granted in December 2003 to be $15,905,400 of which $513,077 and $1,539,232 has been expensed for the year ended December 31, 2003 and the three month period ended March 31, 2004, respectively. Management estimated the fair value of these options based on a range of then expected offering prices of the Company’s initial public offering [note 18[g]].

      The following table summarizes information relating to stock options outstanding at March 31, 2004:

	Options outstanding
				Options exercisable
		Weighted
		average	Weighted		Weighted
		remaining	average		average
		contractual	exercise		exercise
		life	price		price
Range of exercise price $	Outstanding	(years)	($)	Exercisable	($)

0.04	204,125	3.90	0.04	204,125	0.04
0.13	33,426	9.00	0.13	33,426	0.13
0.80 – 0.99	1,399,583	9.23	0.99	435,175	0.98
1.30	110,890	8.45	1.30	67,256	1.30
2.00	210,437	5.08	2.00	210,437	2.00
4.00	355,000	5.78	3.99	347,958	3.99

	2,313,461	7.81	1.47	1,298,377	1.76

      The following table summarizes information relating to stock options outstanding at December 31, 2003:

	Options outstanding
				Options exercisable
		Weighted
		average	Weighted		Weighted
		remaining	average		average
		contractual	exercise		exercise
		life	price		price
Range of exercise price $	Outstanding	(years)	($)	Exercisable	($)

0.04	204,125	4.15	0.04	204,125	0.04
0.13	58,176	9.27	0.13	58,176	0.13
0.80 – 0.99	1,451,333	9.42	0.99	294,215	0.99
1.30	110,890	8.70	1.30	63,622	1.30
2.00	210,437	5.33	2.00	210,436	2.00
4.00	355,000	6.03	3.99	331,943	3.99

	2,389,961	8.07	1.45	1,162,517	1.88

[g]   Warrants

      Purchasers of Series A convertible preferred stock received warrants to purchase shares of common stock at an exercise price of $1.00 per share. The warrants are exercisable for the purchase of one share of common stock for each share of Series A convertible preferred stock owned. In February 1998, an additional “voluntary” warrant was granted to each Series A convertible preferred stockholder to purchase an equal number of voting common stock at an exercise price of $2.00 per share. Additionally, warrants to purchase

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

13. Capital Stock (continued)

50,000 shares of voting common stock at an exercise price of $1.00 per share were granted to an officer and certain directors and stockholders of the Company in exchange for providing certain private credit guarantees.

		Weighted
		average
		exercise price
Common stock warrants	Number	($)

Outstanding, December 31, 2000 and 2001	87,500	4.00
Granted	62,500	1.20

Outstanding, December 31, 2002 and 2003 and March 31, 2004 [i]	150,000	2.83

		Weighted
		average
		exercise price
Series A convertible preferred stock warrants	Number	($)

Outstanding, December 31, 2000	57,385	3.31
Issued	33,395	3.31

Outstanding, December 31, 2001	90,780	3.31
Granted on adjustment for anti-dilution provision	40,026	—
Converted from Series B convertible preferred stock warrants	157,631	4.67

Outstanding, December 31, 2002	288,437	4.05
Granted on adjustment for anti-dilution provision	195,097	—
Cancelled	(824)	4.67

Outstanding, December 31, 2003 and March 31, 2004 [i]	482,710	4.05

[i]	As a result of the issuance of Series B convertible preferred stock on July 25, 2002 at a price lower than the exercise price of the Series A convertible preferred stock warrants, anti-dilution adjustments were applied to reduce the exercise price of the Series A convertible preferred stock warrants and to increase the number of shares issuable upon the exercise of the Series A convertible preferred stock warrants.

As a result of the TLC Vision and Diamed convertible grid note debenture agreements entered into on June 25, 2003 at a conversion price lower than the exercise price of the Series A convertible preferred stock warrants, further anti-dilution adjustments were applied to reduce the exercise price of the Series A convertible preferred stock warrants and to increase the number of shares issuable upon the exercise of the Series A convertible preferred stock warrants.

		Weighted
		average
		exercise price
Series B convertible preferred stock warrants	Number	($)

Outstanding, December 31, 2000 and 2001	479,000	8.00
Granted on adjustment for anti-dilution provision	5,556	7.83
Converted from Series A convertible preferred stock warrants	(264,556)	7.83
Expired	(220,000)	8.00

Outstanding, December 31, 2002 and 2003 and March 31, 2004	—	—

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

13. Capital Stock (continued)

      The following table summarizes information relating to the warrants outstanding at March 31, 2004 and December 31, 2003:

		Weighted
		average	Weighted		Weighted
		remaining	average		average
		contractual	exercise		exercise
		life	price		price
Range of exercise prices	Outstanding	(years)	($)	Exercisable	($)

Common stock purchase warrants
1.20	62,500	0.58	1.20	62,500	1.20
4.00	87,500	0.58	4.00	87,500	4.00

	150,000	0.58	2.83	150,000	2.83

Series A convertible purchase warrants
3.31 — 4.67	482,710	0.55	4.05	482,710	4.05

      All common stock and Series A convertible preferred stock warrants expire on July 17, 2004, except for 37,500 which expire on November 10, 2004. The value ascribed to the 62,500 warrants was $69,138. The remaining 87,500 warrants were issued prior to 1999 and had been previously valued.

14. Consolidated Statement of Cash Flows

      The net change in working capital balances related to operations consists of the following:

	Three months ended		Years ended
	March 31,		December 31,

	2004	2003	2003	2002	2001

Due from related parties	$(39,243)	$44,811	$52,034	$(52,142)	$102,896
Amount receivable	—	(15,992)	39,746	12,254	292,885
Inventory	(75,368)	37,491	(41,901)	(146,170)	104,925
Prepaid expenses	5,918	(36,332)	(134,844)	(21,616)	25,741
Deposits	—	—	4,326	(4,326)	98,555
Accounts payable and accrued liabilities	(81,317)	6,205	(681,181)	(548,639)	403,595
Due to stockholders	20,631	21,250	4,418	2,392	69,417

	$(169,379)	$57,433	$(757,402)	$(758,246)	$1,098,014

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

14. Consolidated Statement of Cash Flows (continued)

      The following table lists those items that have been excluded from the consolidated statement of cash flows as they relate to non-cash transactions and additional cash flow information:

	Three
	months
	ended		Year ended
	March 31,		December 31,

	2004	2003	2003	2002	2001

	$	$	$	$	$
Non-cash investing and financing activities
Convertible preferred stock issued to reduce borrowings from stockholder	—	—	500,000	—	—
Common stock issued to pay consulting fees			22,588	2,800
Bridge notes issued for services				22,500
Conversion of debentures	—	—	—	8,649,716	—
Conversion of debt	—	—	481,015	—	—
Additional cash flow information
Interest paid	—	—	(85,000)	(152,375)	—
Taxes paid	—	—	—	—	—

15. Financial Instruments

Fair values

      Fair value of a financial instrument is defined as the amount at which the instrument could be exchanged in a current transaction between willing parties. The estimated fair values of cash, due from related parties, amount receivable, accounts payable, accrued liabilities, due to stockholders and convertible debentures due to stockholders approximate their carrying values due to the short-term maturities of these instruments.

Currency risk

      The Company’s activities which result in exposure to fluctuations in foreign currency exchange rates consist of the purchase of equipment from suppliers billing in foreign currencies. The Company does not use derivative financial instruments to reduce its currency risk.

Credit risk

      The Company’s financial instruments that are exposed to concentration of credit risk consist primarily of cash and cash equivalents and amount receivable. The Company maintains its accounts for cash with large low credit risk financial institutions in United States and Canada in order to reduce its exposure.

      The Company derives all of its revenues from one customer, the Partnership, and the Partnership primarily derives its revenues from a subsidiary of TLC Vision.

16. Segment Information

      The Company operates in a single reportable segment, the ophthalmic therapeutic industry, focused on the treatments of eye diseases, including Dry AMD.

      For all periods presented, the Company’s revenues were earned in Canada.

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

16. Segment Information (continued)

      Although the Company has generated all of its revenue in Canada, the Company’s fixed assets and patents and trademarks are primarily located in the United States.

17. Reconciliation to Accounting Principles Generally Accepted in Canada

      These consolidated financial statements have been prepared in accordance with U.S. GAAP, which differ in some respects to Canadian GAAP.

      The following table presents net loss for the period that would have been reported had the Company’s consolidated financial statements been prepared on the basis of Canadian GAAP:

	Three months ended		Year ended
	March 31,		December 31,

	2004	2003	2003	2002	2001

Net loss for the period, U.S. GAAP	$(2,294,344)	$(427,889)	$(2,469,888)	$(2,881,597)	$(4,058,921)
Equity earnings of Partnership [a]	—	(57,409)	—	—	—
Revenue [a]	37,458	166,592	243,197	—	—
Cost of goods sold [a]	(18,598)	(89,957)	(130,202)	—	—
Expenses [a]	(30,095)	(16,692)	(123,149)	(2,534)	—
Stock based compensation — intrinsic value method [b]	1,539,232	—	513,077	—	—
Stock based compensation — fair value method [b]	(1,563,932)	—	—	—	—
Interest accretion on convertible debentures [c]	(805,659)	—	(1,883,892)	(2,676,657)	(1,045,998)

Net loss for the period, Canadian GAAP	$(3,135,938)	$(425,355)	$(3,850,857)	$(5,560,788)	$(5,104,919)

Basic and diluted loss per share	$(0.62)	$(0.11)	$(0.97)	$(1.49)	$(1.42)

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

17. Reconciliation to Accounting Principles Generally Accepted in Canada (continued)

      The following tables present the differences between the consolidated balance sheets of the Company had the Company’s financial information been prepared on the basis of Canadian GAAP:

	U.S.	Canadian
	GAAP	GAAP	Difference

As at March 31, 2004
Assets
Cash [a]	$1,146,253	$1,148,131	$1,878
Due from related parties	53,317	53,317	—
Amount receivable [a]	—	27,362	27,362
Inventory [a]	263,439	376,708	113,269
Prepaid expenses [a]	150,542	154,020	3,478
Fixed assets, net [a]	199,463	212,557	13,094
Patents and trademarks	79,805	79,805	—

	$1,892,819	$2,051,900	$159,081

Liabilities and Stockholders’ Equity
Accounts payable	$131,126	$131,126	$—
Accrued liabilities [a]	269,348	272,398	3,050
Due to related parties [a]	—	179,904	179,904
Due to stockholders	1,022,714	1,022,714	—
Convertible notes due to stockholders	3,350,000	2,768,402	(581,598)
Capital stock (common stock, Series A and Series B convertible preferred stock)	7,471	7,471	—
Additional paid-in capital/ Contributed surplus [b, c]	25,594,750	34,154,815	8,560,065
Deficit [a, b, c]	(28,482,590)	(36,484,930)	(8,002,340)

	$1,892,819	$2,051,900	$159,081

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

17. Reconciliation to Accounting Principles Generally Accepted in Canada (continued)

	U.S.	Canadian
	GAAP	GAAP	Difference

As at December 31, 2003
Assets
Cash [a]	$1,237,168	$1,239,046	$1,878
Due from related parties	14,074	14,074	—
Amount receivable [a]	—	17,328	17,328
Inventory [a]	188,071	282,767	94,696
Prepaid expense [a]	156,460	156,502	42
Fixed assets, net [a]	191,231	205,125	13,894
Patents and trademarks	81,144	81,144	—

	$1,868,148	$1,995,986	$127,838

Liabilities and Stockholders’ Equity
Accounts payable	$194,428	$194,428	$—
Accrued liabilities [a]	245,581	250,381	4,800
Due to related parties [a]	—	135,678	135,678
Due to stockholders	1,043,865	1,043,865	—
Convertible notes due to stockholders	2,650,000	1,962,743	(687,257)
Capital stock (common stock, Series A and Series B convertible preferred stock)	7,421	7,421	—
Additional paid-in capital/ Contributed surplus [c]	23,915,099	30,546,933	6,631,833
Deficit [a, c]	(26,188,246)	(32,145,463)	(5,957,217)

	$1,868,148	$1,995,986	$127,838

	U.S.	Canadian
	GAAP	GAAP	Difference

As at December 31, 2002
Assets
Cash [a]	$602,457	$602,507	$50
Due from related parties	66,107	66,107	—
Amount receivable [a]	39,748	39,919	171
Inventory [a]	146,170	168,576	22,406
Prepaid expenses [a]	25,942	25,942	—
Fixed assets, net [a]	87,639	87,639	—
Patents and trademarks, net	69,967	69,967	—

	$1,038,030	$1,060,657	$22,627

Liabilities and Stockholders’ Equity
Accounts payable	$1,082,679	$1,082,680	$—
Accrued liabilities [a]	70,877	38,514	—
Due to related parties [a]	—	25,111	25,111
Due to stockholders	1,507,083	1,539,446	—
Long term convertible notes	32,190	32,190	—
Capital stock (common stock, Series A and Series B convertible preferred stock)	6,283	6,283	—
Additional paid-in capital/Contributed surplus	22,057,276	26,631,039	4,573,763
Deficit	(23,718,358)	(28,294,606)	(4,576,247)

	$1,038,030	$1,060,657	$22,627

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

17. Reconciliation to Accounting Principles Generally Accepted in Canada (continued)

[a]   Investment in Partnership

      During the year ended December 31, 2002, the Company invested in Occulogix, L.P., the Partnership, which is considered to be a joint venture. The Company, through its subsidiaries, controls 50% of this Partnership [note 5].

      For U.S. GAAP purposes, the Company has accounted for this investment in accordance with Accounting Principles Bulletin No. 18, The Equity Method of Accounting for Investments in Common Stock (“APB 18”). APB 18 requires companies to account for investments applying the equity method of accounting for investments where they lack the ability to control but have the ability to exercise significant influence in the investees operating, financing and investing activities.

      For Canadian GAAP purposes, investments that are considered to be a joint venture are accounted for in accordance with Canadian Institute of Chartered Accountants’ (“CICA”) Handbook Section 3055, Interest in Joint Ventures (“CICA 3055”). CICA 3055 requires companies to account for their interest in joint ventures using the proportionate consolidation method.

      Proportionate consolidation is a method of accounting and reporting whereby a venturer’s pro rata share of each of the assets, liabilities, revenues and expenses that are subject to joint control is combined on a line-by-line basis with similar items in the venturer’s financial statements. This method of accounting differs from full consolidation in that only the venturer’s portion of all assets, liabilities, revenues and expenses is taken up rather than the full amount, offset by non-controlling interests.

      For U.S. GAAP purposes, the Company did not recognize in its consolidated statements of operation its 50% interest in the net loss of the Partnership for the years ended December 31, 2003 and 2002 as the net loss of the Partnership exceeded the net investment of the Company. As a result the Company recognized its equity interest in the Partnership commencing with the three-month period ended March 31, 2003. For all other periods, for purposes of U.S. GAAP, the Company did not recognize its equity interest because the Company’s proportionate net cumulative loss exceeded the carrying value of its investment in the Partnership.

      For Canadian GAAP purposes, the Company consolidated its 50% proportionate interest on a line by line basis for both the consolidated balance sheet and statement of operations.

[b]   Accounting for stock options

      As previously discussed in note 13[f], the Company has an option plan whereby options are granted to employees, directors and consultants.

      For U.S. GAAP purposes, the Company has adopted the disclosure requirements of SFAS No. 123 and as permitted under SFAS No. 123, applies APB 25 and related interpretations in accounting for its stock option plans. SFAS No. 123 requires disclosure of pro forma amounts to reflect the impact if the Company had elected to adopt the optional recognition provisions of SFAS No. 123 for its stock option plans and employee stock purchase plans.

      For Canadian GAAP purposes, the Company accounts for its stock options in accordance with the provisions of CICA Section 3870, Stock-Based Compensation and Other Stock-Based Payments, (“CICA 3870”). CICA 3870, issued in December 2001, established standards for the recognition,

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

17. Reconciliation to Accounting Principles Generally Accepted in Canada (continued)

measurement and disclosure of stock-based compensation, and other stock-based payments. Under the provisions of CICA 3870, prior to January 1, 2004, companies could either measure the compensation cost of equity instruments issued under employee compensation plans using a fair value-based method or could recognize compensation cost using another method, such as the intrinsic value-based method. However, if another method was applied, pro forma disclosure of net income or loss and earnings or loss per share was required in the financial statements as if the fair value-based method had been applied. Effective January 1, 2004, CICA 3870 requires that all stock-based compensation be measured and expensed using a fair value-based methodology.

      Prior to January 1, 2004, the Company recognized employee stock-based compensation under the intrinsic value-based method and provided pro forma disclosure of net income or loss and earnings or loss per share as if the fair value-based method had been applied. Effective January 1, 2004, the Company adopted the fair value based method for recognizing employee stock-based compensation on a retroactive basis to January 1, 1996, without restatement of prior periods for purposes of Canadian GAAP. At January 1, 2004, the cumulative effect of the change in accounting policy on prior periods resulted in a charge to accumulated deficit of $1,203,528 which represents the sum of the previously disclosed pro forma fair value adjustments with a corresponding increase to contributed surplus.

      For the three months ended March 31, 2004, the Company did not record any stock-based compensation as no options were granted since January 1, 2004, the date of transition. No compensation expense for stock options granted to employees at fair market value was included in the determination of net income for the three months ended March 31, 2003. For the three months ended March 31, 2003, the following table presents the Company’s pro forma net income and earnings per share as if the fair value-based method of CICA 3870 had been applied for all stock options granted:

Three months
ended
March 31,
2003

Net loss for the period (Canadian GAAP)	$(425,356)
Total pro forma stock-based compensation expense determined under fair value-based method	6,014

Pro forma net loss	$(431,370)

Basic and diluted loss per share
As reported	$(0.11)
Pro forma	$(0.11)

[c]   Convertible debt

      For all periods presented, the Company had convertible debt which is described in note 7.

      For U.S. GAAP purposes, all of the proceeds received from the issuance of convertible debt generally would be recorded as a liability on the balance sheet and no portion of the proceeds from the issuance of the convertible debt instruments would be attributed to the conversion feature. In addition, APB 14 requires that a portion of the proceeds of debt securities issued with detachable stock purchase warrants which is allocable to the warrants should be accounted for as additional paid-in capital. The allocation should be based on the

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

17. Reconciliation to Accounting Principles Generally Accepted in Canada (continued)

relative fair values of the underlying securities at the time of issuance. Any resulting discount or premium on the debt securities should be recorded as an adjustment to the carrying value of the debt.

      For Canadian GAAP purposes, financial instruments are accounted for in accordance with CICA 3860 Section 3860, Financial Instrument — Presentation and Disclosure (“CICA 3860”). CICA 3860 requires financial instruments that consist of both elements of debt and equity be accounted for in accordance with the substance of the contractual arrangement on initial recognition. Therefore, as a result of the conversion feature of the debentures, for purpose of Canadian GAAP, the net proceeds received in connection with the Company’s convertible debentures instruments have been bifurcated between debt and equity based on the relative fair value of each component. The difference between the estimated fair value of the convertible debenture and the face amount is then amortized as interest expense over the life of the debenture. This accreted interest expense was $1,883,892 for the year ended December 31, 2003 (2002 — $2,676,657).

18. Subsequent Events

[a]   On May 12, 2004, the Company was informed that Rheogenx BioSciences Corporation (“RBC”), a new separate entity created with the same investor group as the Company immediately prior to the joint investment by TLC Vision and Diamed [note 1], had raised at least $3,000,000 in funding. The achievement of this level of funding by RBC triggered an obligation of RBC to pay the Company $106,785 for one-half of the compensation of an executive of the Company instrumental to the creation, development and success of RBC. At the same time, this same executive’s employment agreement with the Company was terminated and replaced with a one year consulting agreement with the Company in which the former executive would provide consulting services at an annual rate equal to one-half his compensation level while employed by the Company. As at June 30, 2004, RBC owed the Company $106,785, which was not recognized as the amount represented in a contingency.

[b]   On July 30, 2004, certain holders of warrants for shares of Series A convertible preferred stock of the Company and certain holders of warrants for shares of common stock of the Company exercised these warrants for a total of 379,284 shares of Series A convertible preferred stock and 77,370 shares of common stock.

[c]   Subsequent to the year ended December 31, 2003, the Company received a total of $1,750,000 during the period from January 1, 2004 to July 31, 2004 (April 1, 2004 to July 31, 2004 — $1,050,000) pursuant to the grid convertible debentures discussed in note 7[iv]. As a result of this additional funding, as at July 31, 2004, the Company had drawn down $4,400,000 of the total $12,000,000 available under the grid debentures, $7,000,000 of which are convertible into common stock.

[d]   On July 28, 2004, the Company changed its name from Vascular Sciences Corporation to OccuLogix, Inc.

[e]   On July 30, 2004, the Company amended its distribution services agreement with New ATI such that the Company would have the sole discretion as to when the agreement would terminate. In consideration of this amendment, the Company agreed to pay New ATI $100,000 on the successful completion of its initial public offering.

OccuLogix, Inc. (formerly Vascular Sciences Corporation)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Information as at March 31, 2004 and for the three months ended
March 31, 2004 and 2003 is unaudited)

December 31, 2003 and 2002

18. Subsequent Events (continued)

[f]    On August 6, 2004, the Company entered into a patent license and royalty agreement with Mr. Stock to obtain an exclusive license to U.S. Patent No. 6,245,038. The Company is required to make royalty payments totaling 1.5% of product sales, subject to minimum advance royalty payments of $12, 500 per quarter. The advance payments are credited against future royalty payments to be made in accordance with the agreement. This agreement replaces the June 25, 2002 consulting agreement with Mr. Stock, which provided for a royalty payment of 1% of product sales. This agreement effectively increases the total royalty payments required to be made in respect of U.S. Patent No. 6,245,038 to 2% of product sales, [See notes 8 and 12.]

[g]   On August 13, 2004, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission with the intent of pursuing an initial public offering of its common stock.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Partners of

OCCULOGIX, L.P.

      We have audited the accompanying balance sheets of Occulogix, L.P. as of December 31, 2003 and 2002 and the related statements of operations, partners’ deficiency and cash flows for the year ended December 31, 2003 and for the period from July 25, 2002 to December 31, 2002. These financial statements are the responsibility of the Partnership’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Partnership as at December 31, 2003 and 2002 and the results of its operations, partners’ deficiency and its cash flows for each of the year ended December 31, 2003 and the period from July 25, 2002 to December 31, 2002, in conformity with U.S. generally accepted accounting principles.

      The accompanying financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 1 to the financial statements, the Partnership has sustained losses for the year ended December 31, 2003 and period from July 25, 2002 to December 31, 2002, has a working capital deficiency at December 31, 2003 and lacks long-term financing, which raises substantial doubt about the Partnership’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the accompanying financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Chartered Accountants

Toronto, Canada,

August 13, 2004

Occulogix, L.P.

BALANCE SHEETS

(Going Concern Uncertainty — See Note 1)

[expressed in U.S. dollars]

		December 31,
	March 31,
As at	2004	2003	2002

	[unaudited]
Current assets
Cash	$3,757	$3,757	$100
Accounts receivable	54,724	34,657	342
Inventory	226,538	189,393	44,811
Prepaid expenses	6,956	84	—

Total current assets	291,975	227,891	45,253

Fixed assets, net [note 3]	26,189	27,788	—

	$318,164	$255,679	$45,253

Current Liabilities and Partners’ Deficiency
Accrued liabilities [note 5]	$6,100	$9,600	$—
Due to related parties [note 4]	359,808	271,355	50,221

Total current liabilities	365,908	280,955	50,221

Partners’ deficiency
Partners’ capital	100	100	100
Partners’ deficit	(47,844)	(25,376)	(5,068)

	(47,744)	(25,276)	(4,968)

Total liabilities and partners’ deficiency	$318,164	$255,679	$45,253

See accompanying notes

Occulogix, L.P.

STATEMENTS OF OPERATIONS

[expressed in U.S. dollars]

			Year	Period from
			ended	July 25, 2002 to
	Three months ended
	March 31,		December 31,

	2004	2003	2003	2002

	[unaudited]
Revenues	$74,917	$333,185	$486,394	$—

Cost of sales	37,196	179,915	260,406	—

Gross margin	37,721	153,270	225,988	—

Expenses
Operating	52,739	30,411	177,501	1,265
Marketing	7,450	2,974	68,795	3,803

	60,189	33,385	246,296	5,068

Net (loss) income for the period	$(22,468)	$119,885	$(20,308)	$(5,068)

See accompanying notes

Occulogix, L.P.

STATEMENT OF PARTNERS’ DEFICIENCY

[expressed in U.S. dollars]

	Occulogix	Occulogix	TLC
	Management,	Holdings,	Apheresis,
	Inc.	Inc	L.P.	Total

Percentage ownership	0.10%	49.95%	49.95%	100.00%
Capital contributions	$0.10	$50	$50	$100
Net loss for the period from July 25, 2002 to December 31, 2002	(6)	(2,531)	(2,531)	(5,068)

Balance, December 31, 2002	(6)	(2,481)	(2,481)	(4,968)
Net loss for the year	(20)	(10,144)	(10,144)	(20,308)

Balance, December 31, 2003	(26)	(12,625)	(12,625)	(25,276)
Net loss for the year	(22)	(11,223)	(11,223)	(22,468)

Balance, March 31, 2004	$(48)	$(23,848)	$(23,848)	$(47,744)

Occulogix, L.P.

STATEMENTS OF CASH FLOWS

[expressed in U.S. dollars]

				Period
				from
			Year	July 25,
			ended	2002 to
	Three months ended
	March 31,		December 31,

	2004	2003	2003	2002

	[unaudited]
OPERATING ACTIVITIES
Net income (loss)	$(22,468)	$119,885	$(20,308)	$(5,068)
Adjustments to reconcile net income (loss) to cash flows used in operating activities:
Depreciation of fixed assets	1,599	748	5,654	—
(Increase) in accounts receivable	(20,067)	(7,797)	(34,315)	(342)
(Increase) in inventory	(37,145)	(70,300)	(144,582)	(44,811)
(Increase) in prepaid expenses	(6,872)	(1,087)	(84)	—
(Decrease) increase in accounts payable and accrued liabilities	(3,500)	18,541	9,600	—

Cash provided by (used in) operating activities	(88,453)	59,990	(184,035)	(50,221)

INVESTING ACTIVITIES
Purchase of fixed assets	—	(22,450)	(33,442)	—

Cash used in investing activities	—	(22,450)	(33,442)	—

FINANCING ACTIVITIES
Contribution from partners	—	—	—	100
Increase (decrease) in amounts due to related parties	88,453	(37,540)	221,134	50,221

Cash provided by (used in) financing activities	88,453	(37,540)	221,134	50,321

Net increase in cash and cash equivalents during the period	—	—	3,657	100
Cash, beginning of period	3,757	100	100	—

Cash, end of period	$3,757	$100	$3,757	$100

See accompanying notes

Occulogix, L.P.

NOTES TO FINANCIAL STATEMENTS

(Information as at March 31, 2004 and for the three months ended

March 31, 2004 and 2003 is unaudited)
(expressed in U.S. dollars)
December 31, 2003 and 2002

1.   Nature of Operations and Going Concern Uncertainty

Nature of operations

      OccuLogix, L.P. (the “Partnership”) is a limited partnership formed on July 25, 2002 under the laws of the State of Delaware, among OccuLogix Holdings, Inc. (“Holdings”) a Delaware corporation, TLC Apheresis, L.P., a Delaware limited partnership and OccuLogix Management, Inc., a Delaware corporation (the “General Partner”). Pursuant to a sales and distribution agreement between the Partnership and OccuLogix, Inc. (“OccuLogix”), the parent of Holdings, which in turn has a 50% interest in the General Partner, the Partnership serves as OccuLogix’s exclusive sales representative for OccuLogix’s RHEO System. The RHEO System contains a pump that circulates blood through two filters and is used to perform Rheopheresis, a form of apheresis, which is designed to treat dry age-related macular degeneration. To facilitate the sale and distribution agreement, the Partnership and OccuLogix entered into a license agreement and a software agreement, whereby OccuLogix licenses patent, know-how, trademark rights and software to the Partnership. TLC Vision Corporation (“TLC Vision”), the parent of TLC Apheresis L.P. is a party to a license agreement with the Partnership pursuant to which TLC Vision licenses certain software to the Partnership.

Going concern uncertainty

      The accompanying financial statements have been prepared on the basis the Partnership will continue as a going concern. The Partnership has sustained losses for all of the periods since its formation. The Partnership’s cash position at the current rate of operating activity is insufficient to cover operating costs for the foreseeable future. The Partnership’s working capital deficiency at December 31, 2003 was approximately $53,000 which has worsened since December 31, 2002. Historically, the Partnership has sought financing from its major stockholders and its principal customer. As a result, there is substantial doubt about its ability to continue as going concern. Management believes that the initial public offering of OccuLogix, subsequent to a reorganization, in which the Partnership will be wound up into OccuLogix, currently a 50% joint venture partner, will provide sufficient funds to pursue OccuLogix’s commercial activities in Canada and implement of commercialization of the RHEO System in the United States, pending FDA approval, to the end of 2006.

      The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the company be unable to continue in existence.

2.   Significant Accounting Policies

      The financial statements have been prepared by management in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”), which conforms in all material respects with Canadian generally accepted accounting principles.

Use of estimates

      The preparation of these financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting periods. By their nature,

Occulogix, L.P.

NOTES TO FINANCIAL STATEMENTS

(Information as at March 31, 2004 and for the three months ended

March 31, 2004 and 2003 is unaudited)
(expressed in U.S. dollars)
December 31, 2003 and 2002

2.   Significant Accounting Policies (continued)

these estimates are subject to measurement uncertainty and are reviewed periodically and adjustments, if necessary, are made in the period in which they are identified. Actual results may differ from these estimates.

Revenue recognition

      The Partnership recognizes revenue from the sale of products when persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured.

      Revenue consists of the sale of the RHEO System which is comprised of OctoNova pumps and the related treatment sets. Revenue is not recognized on the sale of an OctoNova pump until the pump has been installed and calibrated at the customer’s premises. If required, training is provided as a separate service and revenue is recognized as the service is performed.

      Revenue on the sale of treatment sets is recognized when the treatment set is shipped.

Inventory

      Inventory is recorded at the lower of cost and net realizable value. Cost is determined on a first-in, first-out basis.

Fixed assets

      Fixed assets are reported at cost, less accumulated depreciation. Depreciation is computed using the straight-line method based on the following estimated useful lives:

Medical equipment	5 years

Foreign currency translation

      The Partnership’s functional and reporting currency is the United States dollar. The assets and liabilities of the Partnership’s Canadian operations are maintained in U.S. dollars. Monetary assets and liabilities denominated in foreign currency are translated at exchange rates in effect at the balance sheet date and non-monetary assets and liabilities denominated in foreign currency are translated at exchange rates in effect on the date of the transaction. Revenue and expenses are translated into U.S. dollars at average exchange rates prevailing during the period and include amortization. Resulting exchange gains and losses are included in net income (loss) for the period and are not material in any of the periods presented.

Income taxes

      The Partnership’s net income constitutes income of the individual partners and is subject to income taxes in their hands. Accordingly, no income taxes have been provided in the accompanying financial statements.

Recent accounting pronouncements

      In November 2002, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). FIN No. 45 clarifies and expands on existing

Occulogix, L.P.

NOTES TO FINANCIAL STATEMENTS

(Information as at March 31, 2004 and for the three months ended

March 31, 2004 and 2003 is unaudited)
(expressed in U.S. dollars)
December 31, 2003 and 2002

2.   Significant Accounting Policies (continued)

disclosure requirements for a guarantor regarding its obligations under certain guarantees it has issued. FIN No. 45 also requires that the guarantor must recognize a liability for the fair value of its obligations under certain guarantees. The provisions of FIN No. 45 are effective for guarantees entered into after December 31, 2002. At December 31, 2003 and March 31, 2004, the Partnership had no outstanding guarantees.

      In January 2003 (as amended in December 2003), the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities” (“FIN No. 46”). FIN No. 46 requires consolidation of a variable interest entity (“VIE”) by the primary beneficiary of the entity’s expected results of operations. FIN No. 46 also requires certain disclosures by all holders of a significant variable interest in a VIE that are not the primary beneficiary. FIN No. 46 is effective immediately for VIEs created or acquired after January 31, 2003. For VIEs created or acquired prior to February 1, 2003, FIN No. 46 is effective in the first reporting period ending after December 31, 2003 for those VIEs that are considered to be special purpose entities, and after March 15, 2004 for those VIEs that are not considered to be special purpose entities. The FIN No. 46 had no effect on the Partnership’s financial position or results of operations.

      In March 2003, the FASB reached a consensus on EITF Issue No. 00-21, “Accounting for Revenue Arrangements with Multiple Deliverables” (“Issue 00-21”). Issue 00-21 sets out criteria for whether revenue can be recognized separately from other deliverables in a multiple deliverable arrangement. The criteria consider whether the delivered item has stand-alone value to the customer, whether the fair value of the delivered item can be reliably determined and the rights of return for the delivered item. Adoption of Issue 00-21 is required for fiscal years beginning after June 15, 2003 and has not had an effect on the Partnership’s financial position or results of operations.

      In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”) which establishes rules for the accounting for certain financial instruments with characteristics of liabilities, equity or both. These types of financial instruments have been reported as liabilities, as part of equity, or within the mezzanine section of the consolidated balance sheets and include mandatorily redeemable instruments, certain instruments with an obligation to repurchase an issuer’s own equity shares and instruments with obligations for an issuer to settle in a variable number of its own equity shares. The FASB intends to provide further accounting guidance on conditional redeemable instruments at a later date. On August 27, 2003, the FASB issued a deferral of SFAS No. 150 for mandatorily redeemable shares of non-public companies and non-public companies will not be required to apply the provisions of SFAS 150 to mandatorily redeemable financial instruments until periods beginning after December 15, 2004. Based on securities outstanding as at March 31, 2004, the adoption of this standard is not expected to have an effect on the Partnership’s financial position or results of operations.

Occulogix, L.P.

NOTES TO FINANCIAL STATEMENTS

(Information as at March 31, 2004 and for the three months ended

March 31, 2004 and 2003 is unaudited)
(expressed in U.S. dollars)
December 31, 2003 and 2002

3.   Fixed Assets

      Fixed assets consist of the following:

	March 31, 2004

		Accumulated
	Cost	depreciation

Medical equipment	$33,442	$7,253

Less accumulated depreciation	7,253

Net book value	$26,189

	December 31, 2003

		Accumulated
	Cost	depreciation

Medical equipment	$33,442	$5,654

Less accumulated depreciation	5,654

Net book value	$27,788

      The Partnership did not have any fixed assets as at December 31, 2002.

4.   Related Party Transactions

      The Partnership is economically dependent on Asahi Medical Co., Ltd. (“Asahi Medical”) and Diamed Medizintechnik GmbH (“Diamed”) to continuously provide filter products and pumps used in the RHEO System which are sold to the Partnership through OccuLogix [note 1]. The Partnership believes the filter products and pumps produced by Asahi Medical and Diamed are a critical component in the RHEO System.

      The Partnership purchases all products from OccuLogix at OccuLogix’s cost pursuant to the sales agreement. The term of the agreement commenced July 25, 2002 and is effective as long as the Distribution Agreement between OccuLogix and Asahi Medical, dated December 31, 2001, is in effect.

      To date, the Partnership’s primary customer has been Rheo Clinic Inc. (“Rheo”), a subsidiary of TLC Vision.

      From time to time, the Partnership obtained non-interest cash advances from Rheo to finance the day-to-day working capital requirements. These advances are settled through the purchases of product by Rheo from the Partnership which are then netted against amounts outstanding.

      The due to related parties balance is comprised of the following:

	March 31,	December 31,	December 31,
	2004	2003	2002

Rheo Clinic Inc.	$306,491	$256,327	$5,410
OccuLogix, Inc.	53,317	15,028	44,811

	$359,808	$271,355	$50,221

Occulogix, L.P.

NOTES TO FINANCIAL STATEMENTS

(Information as at March 31, 2004 and for the three months ended

March 31, 2004 and 2003 is unaudited)
(expressed in U.S. dollars)
December 31, 2003 and 2002

5.   Accrued Liabilities

      Accrued liabilities consist of the following:

		December 31,
	March 31,
	2004	2003	2002

Professional services	$5,500	$9,000	$—
Other	600	600	—

	$6,100	$9,600	—

OCCULOGIX, INC.

PRO FORMA CONSOLIDATED BALANCE SHEET

(expressed in U.S. dollars)

As at March 31, 2004
Unaudited

							Initial
							Public
			Reorganization				Offering			OccuLogix, Inc.
	OccuLogix, Inc.	Occulogix, L.P.	Pro Forma		OccuLogix, Inc.		Pro Forma			Pro Forma as
	Historical	Historical	Adjustments	Note 3	Pro Forma		Adjustments		Note 3	adjusted

ASSETS
Cash	$1,146,253	$3,757	$3,650,000	d
			764,239	e
			134,480	f		$5,598,729	$		a	$
Due from related parties	53,317	—	(53,317)	j		—		—			—
Amount/ account receivable	—	54,724	—			54,724		—			54,724
Inventory	263,439	226,538	(5,013)	i		484,964		—			484,964
Prepaid expenses	150,542	6,956	—			157,498		—			157,498
Deposits	—	—	—	k		—		—			—

Total current assets	$1,613,551	$291,975	$4,490,389			$6,395,915	$			$
Fixed assets, net	199,463	26,189	—			225,652		—			225,652
Patents and trademarks	79,805	—	—			79,805		—			79,805
Intangible assets	—	—		c				—
Investment in limited partnership	—	—	—			—		—			—

	$1,892,819	$318,164	$		$		$			$

LIABILITIES AND STOCKHOLDERS’/ PARTNERS DEFICIENCY
Current
Accounts payable	$131,126	$—	$—			$131,126	$			$
Accrued liabilities	269,348	6,100	—			275,448		—			275,448
Related party liabilities	—	359,808	(53,317)	j		306,491		—			306,491
Due to stockholders	1,022,714	—				1,022,714		—			1,022,714
Convertible notes due to stockholders	3,350,000	—	3,650,000	d
			(7,000,000)	d		—		—			—

Total current liabilities	$4,773,188	$365,908	$(3,403,317)			1,735,779
Long-term convertible notes	—	—	—	—		—		—			—

Total liabilities	$4,773,188	$365,908	$(3,403,317)			$1,735,779	$			$

Stockholders’/Partners’ deficiency
Capital Stock/ Partners’ capital	$5,083	$100	$	b,c
			7,106	d
			77	f
			3,603	g
			1,019	h	$		$		a	$
Series A preferred stock	1,768	—	379	e
			(2,147)	g		—		—			—
Series B preferred stock	620	—	(620)	h		—		—			—
Additional paid-in capital	25,594,750	—		c
			6,992,894	d
			134,403	f
			763,860	e
			(1,456)	g
			(399)	h
			13,853,091						a
Deficit/ Partners’ deficit	(28,482,590)	(47,844)						—

Total Stockholders’/Partners deficiency	(2,880,369)	(47,744)

Total liabilities and stockholders’/partners deficiency	$1,892,819	$318,164					$			$

OCCULOGIX, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(expressed in U.S. dollars)

For the three month period ended March 31, 2004
Unaudited

					OccuLogix, Inc.
	OccuLogix, Inc.	Occulogix, L.P.	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Note 4	Consolidated

Revenues	$54,720	$74,917	$(54,720)	a	$74,917

Cost of sales
Cost of goods sold	57,149	37,196	(53,997)	b	40,348
Royalty costs	26,881	—	—		26,881

	84,030	37,196	(53,997)		67,229

Gross margin	(29,310)	37,721	(723)		7,688

Operating Expenses
General and administrative	1,804,687	52,739	(1,539,232)	d	318,194
Clinical and regulatory	455,369	—			455,369
Marketing	—	7,450			7,450
Amortization of intangibles	—	—		c

	2,260,056	60,189

Loss from operations	(2,289,366)	(22,468)

Other expense
Interest expense	(3,552)				(3,552)
Other	(1,426)	—			(1,426)

	(4,978)	—	—		(4,978)

Net loss for the period	$(2,294,344)	$(22,468)	$		$

Weighted average number of shares outstanding

Net loss per share — Basic and diluted					$

OCCULOGIX, INC.

PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(expressed in U.S. dollars)

For the year ended December 31, 2003
Unaudited

					OccuLogix, Inc.
	OccuLogix, Inc.	Occulogix, L.P.	Pro Forma		Pro Forma
	Historical	Historical	Adjustments	Note 4	Consolidated

Revenues	$390,479	$486,394	$(387,447)	a	$489,426

Cost of sales
Cost of goods sold	373,546	260,406	(383,157)	b	250,795
Royalty costs	109,234				109,234

	482,780	260,406	(383,157)		360,029

Gross margin	(92,301)	225,988	(4,290)		129,397

Operating Expenses
General and administrative	1,564,362	177,501	15,392,323	d	17,134,186
Clinical and regulatory	731,166	—	—		731,166
Marketing	—	68,795	—		68,795
Amortization of intangibles	—	—		c

	2,295,528	246,296

Loss from operations	(2,387,829)	(20,308)

Other expense
Interest expense	(67,997)				(67,997)
Other	(14,062)				(14,062)

	(82,059)	—	—		(82,059)

Net loss	$(2,469,888)	$(20,308)	$		$

Weighted average number of common stock outstanding

Net loss per share — Basic and diluted					$

OCCULOGIX, INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Unaudited)

1.   Basis of Presentation

      OccuLogix, Inc. (formerly Vascular Sciences Corporation) (“OccuLogix”) is an ophthalmic therapeutic company founded to commercialize innovative treatments for eye diseases, including age-related macular degeneration (“AMD”). The RHEO System contains a pump that circulates blood through two filters and is used to perform Rheopheresis, which OccuLogix refers to under the trade name RHEO Therapy, which is designed to treat Dry AMD. OccuLogix’s goal is to establish RHEO Therapy as the leading treatment for Dry AMD.

      The accompanying unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations of OccuLogix have been prepared by the management of OccuLogix in accordance with United States generally accepted accounting principles. The accompanying pro forma consolidated financial statements give effect to the proposed transactions described below.

      The underlying assumptions for the pro forma consolidated financial statements provide a reasonable basis for presenting the significant financial effects directly attributable to such transactions; however, the unaudited pro forma consolidated financial statements may not be indicative of the financial position and results of operations that would have occurred if the transactions had been completed on the dates indicated or of the financial position and results of operations that may be obtained in the future. In the opinion of the management of OccuLogix, these unaudited pro forma consolidated financial statements include all adjustments necessary for fair presentation.

      The unaudited pro forma consolidated balance sheet of OccuLogix as at March 31, 2004 has been prepared using the unaudited consolidated balance sheet of OccuLogix as at March 31, 2004 and the unaudited balance sheet of OccuLogix, L.P. (the “L.P.”) as at March 31, 2004, together with the adjustments and assumptions outlined below. The pro forma unaudited consolidated statements of operations have been prepared using the results of operations of OccuLogix for the three months ended March 31, 2004 and the unaudited results of operations of the L.P. for the three months ended March 31, 2004, the audited consolidated statements of operations of OccuLogix for the year ended December 31, 2003, the audited statements of operations of the L.P. for the year ended December 31, 2003 and the adjustments and assumptions outlined below.

      The unaudited pro forma consolidated balance sheet of OccuLogix as at March 31, 2004 has been prepared as if the proposed transactions described below had been completed as of March 31, 2004. The unaudited pro forma consolidated statements of operations for the three month period ended March 31, 2004 and for the year ended December 31, 2003 have been prepared as if the proposed transactions described below had been completed as of January 1, 2003.

2.   Pro Forma Transactions

      The accompanying unaudited pro forma consolidated financial statements of OccuLogix have been prepared to reflect the following reorganization transactions:

a)	The acquisition by OccuLogix of TLC Vision Corporation’s (“TLC Vision”) 50% interest in the L.P. in exchange for the issuance to TLC Vision of 19,105,426 shares of common stock. The Company expects to account for the acquisition of TLC Vision’s interest in the L.P. by allocating the total purchase price to the tangible and intangible assets and liabilities of the L.P. based upon preliminary valuations and other studies not yet finalized. The actual allocation of purchase price and the related useful life of the assets acquired and the resulting effect on income from operations may differ significantly from the pro forma amounts included herein;

OCCULOGIX, INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Unaudited)

2.   Pro Forma Transactions (continued)

b)	OccuLogix will borrow the remaining $3,650,000 aggregate amount, as of March 31, 2004, available for borrowing under two convertible debentures that were issued to TLC Vision and another one of its stockholders, Diamed Medizintechnik GmbH (the “Convertible Debentures”). The total principal amount of $7,000,000 due under the Convertible Debenture will then be converted into 7,106,455 shares of common stock at a conversion price of $0.98502 per share;

c)	All shares of Series A convertible preferred stock will be converted into shares of common stock of OccuLogix at the conversion rate of 1.678323 shares of common stock for each share of Series A convertible preferred stock, or an aggregate amount of 3,603,400 shares of common stock;

d)	All shares of Series B convertible preferred stock will be converted into shares of common stock of OccuLogix at the conversion rate of 1.643683 shares of common stock for each share of Series B convertible preferred stock, or an aggregate amount of 1,019,268 shares of common stock;

e)	The L.P. will be dissolved and its assets distributed to OccuLogix; and

f)	The remaining unamortized fair value of certain stock options granted by OccuLogix to certain employees, officers and directors in December 2003 with an estimated intrinsic value of $15,392,323 will be expensed in the pro forma financial statements for the year ended December 31, 2003.

      The unaudited pro forma consolidated financial statements have also been prepared to reflect the following initial public offering transactions:

g)	OccuLogix will issue shares of common stock for net cash proceeds of $ (the “Offering”), after deducting estimated expenses of the Offering and the underwriting commission

3.	Pro Forma Consolidated Balance Sheet of OccuLogix

      The pro forma consolidated balance sheet of OccuLogix as at March 31, 2004 is based on the initial balance sheet of OccuLogix as at March 31, 2004 and the balance sheet of the L.P. as at March 31, 2004 and has been prepared as if the transactions described in note 2 had occurred on March 31, 2004.

      Pro forma adjustments relating to the pro forma consolidated balance sheet of OccuLogix as at March 31, 2004 include the following:

a)	OccuLogix will issue shares of common stock for net cash proceeds of $ in connection with the Offering, after deducting estimated expenses of the Offering and underwriting commission;

b)	The acquisition by OccuLogix of TLC Vision’s 50% interest in the L.P. in exchange for the issuance to TLC Vision of 19,105,426 shares of its common stock;

c)	The pro forma intangible assets of $ from OccuLogix’s proposed acquisition of TLC Vision’s 50% interest in the L.P. represents the excess of the estimated purchase price of $ payable by OccuLogix above the fair value of $(23,872) of the net tangible assets to be acquired. The fair value of net assets to be acquired is based on estimates by management of OccuLogix and includes the fair value of intangible assets estimated at $ . The purchase price consists of 19,105,426 shares of common stock of OccuLogix, valued at $ . The

OCCULOGIX, INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Unaudited)

3.	Pro Forma Consolidated Balance Sheet of OccuLogix (continued)

estimated amounts reflect minimum values estimated by management and may vary as the final purchase price and allocation of the net assets acquired are subject to completion of the valuation;

d)	OccuLogix will borrow the remainder of the aggregate $7,000,000 available for borrowing under the Convertible Debentures agreement. The total principal amount of $7,000,000 due under the Convertible Debenture will then be converted into shares of common stock at a conversion price of $0.98502 per share, or an aggregate amount of 7,106,455 shares of common stock;

e)	Holders of warrants to purchase 379,284 shares of Series A convertible preferred stock of OccuLogix will exercise their warrants for cash in the amount of $764,239;

f)	Holders of warrants to purchase 77,370 shares of common stock of OccuLogix will exercise their warrants for cash in the amount of $134,480;

g)	All shares of Series A convertible preferred stock will be converted into shares of common stock of OccuLogix at the conversion rate of 1.678323 shares of common stock for each share of Series A convertible preferred stock, or an aggregate amount of 3,603,400 shares of common stock;

h)	All shares of Series B convertible preferred stock will be converted into shares of common stock of OccuLogix at the conversion rate of 1.643683 shares of common stock for each share of Series B convertible preferred stock, or an aggregate amount of 1,019,268 shares of common stock;

i)	The intercompany profit in the amount of $5,013 as at March 31, 2004 included in the L.P. inventory has been eliminated; and

j)	In the preparation of the pro forma consolidated balance sheet of OccuLogix, the elimination of all intercompany balances between OccuLogix and the L.P. has been reflected.

4.	Pro Forma Consolidated Statements of Operations of OccuLogix

      Pro forma adjustments relating to the consolidated statements of operations of OccuLogix for the three months ended March 31, 2004 and the year ended December 31, 2003 include the following:

a)	Elimination of revenue in the amount of $54,720 and $387,447 for the three months ended March 31, 2004 and for the year ended December 31, 2003, respectively, relating to the sale of OctoNova pumps and treatment sets by OccuLogix to the L.P.;

b)	Elimination of cost of goods sold in the amount of $53,997 and $383,024 for the three months ended March 31, 2004 and for the year ended December 31, 2003, respectively, relating to inventory still being held by the L.P. and cost of goods sold by the L.P. to third parties which is already included in the cost of goods sold by OccuLogix to the L.P.;

c)	Included in the amortization of intangibles expense in the pro forma statement of operations is an amortization expense of $ for the three months ended March 31, 2004 and $ for the year ended December 31, 2003 of the intangible assets acquired on the acquisition of TLC Vision’s 50% interest in the L.P. The estimated amounts reflect minimum values estimated by management and vary as the final purchase allocation and related useful life of the assets required are subject to completion of the valuation. and;

OCCULOGIX, INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Unaudited)

4.	Pro Forma Consolidated Statements of Operations of OccuLogix (continued)

d)	Included in general and administrative expense in the pro forma statement of operations are stock-based compensation charges of $1,539,232 and $513,077 for the three months ended March 31, 2004 and the year ended December 31, 2003. These charges result from the grant of employee stock options in December 2003 on a date which management believed would be within 12 months of the Company’s initial public offering.

      The Company has been recording stock-based compensation charges over the vesting period of the options. All of these options will become fully vested upon completion of this offering. The remaining $15,392,323 of stock-based charges will be recorded during the period in which this offering occurs and is therefore reflected in the pro forma statement of operations of OccuLogix for the year ended December 31, 2003. This pro forma financial information is as of January 1, 2003, accordingly the stock-based compensation charged for the three months ended March 31, 2004 of $1,539,232 has been reversed.

5.	Reconciliation to Accounting Principles Generally Accepted in Canada

      These pro forma consolidated financial statements have been prepared in accordance with U.S. GAAP, which differ in certain respects to Canadian GAAP. This reconciliation between Canadian and U.S. GAAP should be read in conjunction with the pro forma consolidated financial statements at March 31, 2004 and for the three months ended March 31, 2004 and for the year ended December 31, 2003 and related management’s discussion and analysis prepared in accordance with U.S. GAAP included in this prospectus.

      The following table presents the pro forma net loss for the period that would have been reported had OccuLogix’s pro forma consolidated financial statements been prepared on the basis of Canadian GAAP:

	Three months ended	Year ended
	March 31,	December 31,
	2004	2003

Pro forma net loss for the period. U.S. GAAP	$	$
Stock based compensation fair value method [a]	24,700	—
Pro forma net loss for the period. Canadian GAAP	$	$

OCCULOGIX, INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Unaudited)

5.	Reconciliation to Accounting Principles Generally Accepted in Canada (continued)

      The following tables present the differences between the pro forma as adjusted consolidated balance sheets of OccuLogix had OccuLogix’s pro forma financial information been prepared on the basis of Canadian GAAP:

	U.S. GAAP	Canadian GAAP	Difference

As at March 31, 2004
Assets
Cash			—
Due from related parties	—	—	—
Amount/ Account receivable	54,724	54,724	—
Inventory	484,964	484,964	—
Prepaid expenses	157,498	157,498	—
Fixed Assets	225,671	225,671	—
Patents and trademarks	79,805	79,805	—
Intangible assets			—

			—

Liabilities and Stockholders’/ Partners deficiency
Accounts payable			—
Accrued liabilities	275,448	275,448	—
Related party liabilities	306,491	306,491	—
Due to stockholders	1,022,714	1,022,714	—
Convertible notes due to Stockholders	—	—	—
Capital stock common stock/partners capital			—
Additional paid in capital/ Contributed surplus
Deficit/ Partners’ deficit

			—

     [a]   Accounting for stock options

      OccuLogix has an option plan whereby options are granted to employees, directors and consultants.

      For U.S. GAAP purposes, OccuLogix has adopted the disclosure requirements of SFAS No. 123 and as permitted under SFAS 123, applies APB 25 and related interpretations in accounting for its stock option plans. SFAS 123 requires disclosure of pro forma amounts to reflect the impact if OccuLogix had elected to adopt the optional recognition provisions of SFAS 123 for its stock option plans and employee stock purchase plans.

      For Canadian GAAP purposes, OccuLogix accounts for its stock options in accordance with the provisions of CICA Section 3870, Stock-Based Compensation and Other Stock-Based Payments, (“CICA 3870”). CICA 3870, issued in December 2001, established standards for the recognition, measurement and disclosure of stock-based compensation, and other stock-based payments. Under the provisions of CICA 3870, prior to January 1, 2004, companies could either measure the compensation cost of equity instruments issued under employee compensation plans using a fair value-based method or could recognize compensation cost using another method, such as the intrinsic value-based method. However, if another method was applied, pro forma disclosure of net income or loss and earnings or loss per share was

OCCULOGIX, INC.

NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

(expressed in U.S. dollars)

(Unaudited)

5.                     Reconciliation to Accounting Principles Generally Accepted in Canada (continued)

required in the financial statements as if the fair value-based method had been applied. Effective January 1, 2004, CICA 3870 requires that all stock-based compensation be measured and expensed using a fair value-based methodology. Prior to January 1, 2004, OccuLogix recognized employee stock-based compensation under the intrinsic value-based method.

      For Canadian GAAP purposes, $24,700, which represents the difference between the intrinsic value method and the fair-value based method, has been adjusted for.

     [b]   Convertible debentures

      OccuLogix had convertible debentures which were convertible into shares of common stock of the Company. Some of these debentures were also issued with warrants. Since these debentures have been presented as converted in these pro forma financial statements, no adjustment to Canadian GAAP is required.

                     Shares

Common Stock

OccuLogix, Inc.

PROSPECTUS

                  , 2004

Citigroup

SG Cowen & Co.	ThinkEquity Partners LLC

PART II

Item 13.     Other Expenses of Issuance and Distribution

      The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the offer and sale of the securities being registered. All amounts are estimates except the SEC registration fee and NASD filing fee.

SEC registration fee		$12,670
NASD filing fee		$10,500
NASDAQ National Market listing fee*
Printing and engraving expenses*
Legal fees and expenses*
Accounting fees and expenses*
Transfer agent and registrar’s fee*
Miscellaneous*

Total*	$

*	To be completed by amendment.

Item 14.     Indemnification of Directors and Officers

      The General Corporation Law of the State of Delaware (“DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability for breach of the duty of loyalty; for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law; under Section 174 of the DGCL (unlawful dividends and stock repurchases); or for transactions from which the director derived improper personal benefit.

      Our amended and restated certificate of incorporation will also provide that the registrant must indemnify our directors and officers to the fullest extent authorized by the DGCL and must also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be so indemnified.

      The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our amended and restated by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 15.     Recent Sales of Unregistered Securities

      Set forth below is information regarding shares of common stock and preferred stock issued, and options and warrants granted, by us, within the past three years. Also included is the consideration, if any, received by us for such shares, options and warrants and information relating to the section of the Securities Act or rule of the Securities Exchange Commission, under which exemption from registration was claimed.

(a)	Issuance of Capital Stock

      On July 17, 2002, we issued an aggregate of 2,333 shares of common stock to Magnum Group at a price per share of $0.30 in consideration of consulting services provided.

      On July 19, 2002, we issued an aggregate of 783,364 shares of Series A convertible preferred stock to Akers, Brown, Eaton, Feldman, Flaherty, Jacobson, Jones, Katz, Levin, Martin, Mikolon, Mincey, Retzlaff, Sanders, Santaromita, Sher and Wise at a price per share of $7.83 in consideration of conversion of debt.

      On July 19, 2002 we issued an aggregate of 305,808 shares of Series A convertible preferred stock to Bermuda Bay Ltd., Capital Paradigms, Inc., David Israel, Richard Davis, Jr., Diamed Medizintechnik GmbH, Dominion Financial Group Management, Inc. Burt Dubow, Dave Fancher, First Oneida (1995) L.P., Jerre Freeman, M.D., Wayne Fritzschem, Gills James, M.D., JTB VisionQuest, Northlea Partners, R.D. Irrevocable Trust, A.H. Rodriquez, Safe Harbor Fund I, L.P., Safe Harbor Managed Account 101-A, Ltd., Sanders Children’s Trust, Paul Scharfer and Lacy Shaw, at a price per share of $5.50 in consideration of the conversion of debt.

      On July 25, 2002 we issued an aggregate of 524,070 shares of Series B convertible preferred stock to TLC Vision Corporation at a purchase price per share of $5.78 in consideration for cash and the conversion of debt.

      On July 25, 2002 we issued an aggregate of 96,042 shares of Series B convertible preferred stock to Bridge Note holders at a purchase price per share of $5.20 in consideration for the conversion of debt.

      On April 17, 2003 we issued an aggregate of 17,375 shares of common stock to Bruce Riddell and Bob Schulz at a purchase price per share of $1.30 in consideration for consulting services provided.

      On November 30, 2003 we issued an aggregate of 507,604 shares of common stock to Asahi Medical Co. Ltd. at a purchase price per share of $0.098502 in consideration for conversion of debt.

      On December 31, 2003 we issued an aggregate of 613,292 shares of common stock to Diamed Medizintechnik GmbH, Rapheal Drehsen, Dan Drone, Richard Hairston, Howard Howell, Dan Johnson Irrevocable Trust, Harvey Kahn, Mikolon, Santaromita, David Shapiro, Patrick Sheppard, Hans Stock, Elizabeth Strapp, Alan Szucs, TLC Vision Corporation and S.M. Weinstock at a purchase price per share of $0.098502 in consideration for cash.

      On January 27, 2004 we issued an aggregate of 24,750 shares of common stock to John Abeles at a purchase price per share of $0.80 in consideration for cash.

      On March 22, 2004 we issued an aggregate of 25,000 shares of common stock to Shirley McGarvey at a purchase price per share of $0.13 in consideration for cash.

      On July 17, 2004 we issued an aggregate of 77,370 shares of common stock to Carolina Eye Associates and the daughters of Rick Davis at a purchase price per share of $1.20 and $4.00, respectively, in consideration for cash.

      On July 17, 2004 we issued an aggregate of 40,871 shares of Series A convertible preferred stock to Eaton, Feldman, Jacobsen, Jones, Kahn, Katz, Levin, Mikolon, Mincey, Santaromita and Sher at a purchase price per share of $4.67 in consideration for cash.

      On July 17, 2004 we issued an aggregate of 173,224 shares of Series A convertible preferred stock to Capital Paradigms, Inc., David Israel, Richard Davis, Jr., Diamed Medizintechnik GmbH, Dominion Financial Group Management, Inc., Burt Dubow, Dave Fancher, First Oneida (1995) L.P., Jerre Freeman, M.D., Gills James, M.D., JTB VisionQuest, Northlea Partners, A.H. Rodriquez, Safe Harbor Fund I, L.P., Safe Harbor Managed Account 101-A, Ltd., and Paul Scharfer at a purchase price per share of $3.31 in consideration for cash.

      On July 17, 2004 we issued an aggregate of 165,189 shares of Series A convertible preferred stock to Akers, Martin, Retzlaff, Sanders, Sanders Children’s Trust and Wise in exchange for the cashless exercise of warrants.

      On July 28, 2004 we issued an aggregate of 152,500 shares of common stock to Deupree, Gills, JTB VisionQuest, Krusen and Rodriguez at a purchase price per share of $0.40 in consideration for cash.

      On July 28, 2004 we issued an aggregate of 32,250 shares of common stock to Dubow, Minero and Rodriquez at a purchase price per share of $2.00 in consideration for cash.

      On July 28, 2004 we issued an aggregate of 3,000 shares of common stock to Dubow, at a purchase price per share of $4.00 in consideration for cash.

      The foregoing sales of securities were made in reliance upon the exemption from the registration requirements of the Securities Act, as set forth in Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder relative to the sales by an issuer not involving any public offering, to the extent an exemption from registration was required.

(b)	Options and Warrants

      As of July 30, 2004, we have issued to employees, directors and consultants 2,313,461 shares of common stock upon the exercise of stock options at a weighted average exercise price of $              per share. In addition, options to purchase 1,955,899 shares of common stock were outstanding under our Stock Option Plan or outside of the Stock Option Plan. All of these grants were made to our employees, officers, directors or consultants under written compensatory benefit plans within the limits on the amount of securities that can be issued under Rule 701. Accordingly, these grants and sales were made in reliance on Rule 701 of the Securities Act.

Item 16.     Exhibits and Financial Statement Schedules

(a)	Exhibits. The following exhibits are filed as part of this Registration Statement:

Exhibit
Number	Description of Exhibit

1.1*	Form of Underwriting Agreement
2.1*	Plan of Reorganization
3.1	Amended and Restated Certificate of Incorporation of OccuLogix, Inc., as currently in effect
3.2	Amended and Restated By-laws of OccuLogix, Inc., as currently in effect
3.3*	Form of Amended and Restated Certificate of Incorporation of OccuLogix, Inc. to be effective upon completion of this offering
3.4*	Form of Amended and Restated By-Laws of OccuLogix to be effective upon the completion of this offering
4.1	Amended and Restated Investors Rights Agreement
5.1*	Opinion of Torys LLP
10.1	Assignment and Distribution Agreement dated March 22, 2000 by and among RheoLogix, LLC, Apheresis Technologies, Inc. and CytoLogix Corporation
10.2	Memorandum dated December 31, 2001 by and between Asahi Medical Co., Ltd., OccuLogix Corporation and Apheresis Technologies, Inc. re: terminating various agreements and agreeing to enter into new separate distributor agreements
10.3	Distributorship Agreement dated December 31, 2001 between Asahi Medical Co., Ltd. and OccuLogix Corporation
2003 Memorandum dated October 30, 2003, between Asahi Medical Co. Ltd. and Vascular Sciences Corporation
2004 Memorandum dated July 28, 2004, by and between Asahi Medical Co., Ltd. and Vascular Sciences Corporation
10.4	Distributorship Agreement dated January 1, 2002 between MeSys GmbH and OccuLogix Corporation
Addendum to Distribution Agreement from January 1, 2002 between MeSys GmbH and OccuLogix Corporation, dated April 7, 2003
Second Addendum to Distribution Agreement from January 1, 2002, between MeSys GmbH and OccuLogix Corporation, dated September 22, 2003

Exhibit
Number	Description of Exhibit

Third Addendum to Distribution Agreement between MeSys GmbH and OccuLogix Corporation, dated August 9, 2004
10.5	Asset Purchase Agreement dated January 1, 2002 between Apheresis Technologies, Inc. and OccuLogix
10.6	Marketing and Distribution Agreement dated February 6, 2002 between Diamed Medizintechnik GmbH and OccuLogix
10.7	2002 OccuLogix/ Stock Agreement dated February 21, 2002 between Hans K. Stock and OccuLogix Corporation re: royalty payments
10.8	Patent License and Royalty Agreement dated May 6, 2002 between OccuLogix Corporation and Prof. Dr. Richard Brunner
10.9	Distribution Services Agreement dated May 1, 2002 between Apheresis Technologies, Inc. and OccuLogix Corporation
Amendment dated July 30, 2004 between Apheresis Technologies, Inc. and OccuLogix Corporation
10.10	Consulting Agreement dated June 25, 2002 between OccuLogix Corporation and Hans K. Stock
10.11	2002 Stock Option Plan
10.12	Patent License and Royalty Agreement between OccuLogix, Inc. and Mr. Hans Stock dated August 6, 2004.
23.1	Consent of Ernst & Young LLP
23.2*	Consent of Torys LLP (included in Exhibit 5.1)
24	Power of Attorney (included on the signature page to the Form S-1)

*	To be completed by amendment.

Item 17.     Undertakings

1.	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

2.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3.	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURE

      Pursuant to the requirements of the Securities Act of 1933, as amended, the registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized in the City of Mississauga, Province of Ontario, on August 13, 2004.

OCCULOGIX, INC.

By:	/s/ Elias Vamvakas

Name: Elias Vamvakas
Title: Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Elias Vamvakas and William Dumencu, or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes, may lawfully do or cause to be done by virtue hereof

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on the 11th day of August, 2004.

Signature	Title

/s/ Elias Vamvakas Elias Vamvakas	Chief Executive Officer (Principal Executive Officer) and Director

/s/ William Dumencu William Dumencu	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Richard Davis Richard Davis	Director

/s/ Reinhard Klingel Reinhard Klingel	Director

/s/ W. David Sullins W. David Sullins	Director

/s/ John Cornish John Cornish	Director

Signature	Title

/s/ Ray Gonzalez Ray Gonzalez	Director

/s/ Georges Noël Georges Noël	Director

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

1.1*	Form of Underwriting Agreement
2.1*	Plan of Reorganization
3.1	Amended and Restated Certificate of Incorporation of OccuLogix, Inc., as currently in effect
3.2	Amended and Restated By-laws of OccuLogix, Inc., as currently in effect
3.3*	Form of Amended and Restated Certificate of Incorporation of OccuLogix, Inc. to be effective upon completion of this offering
3.4*	Form of Amended and Restated By-Laws of OccuLogix to be effective upon the completion of this offering
4.1	Amended and Restated Investors Rights Agreement
5.1*	Opinion of Torys LLP
10.1	Assignment and Distribution Agreement dated March 22, 2000 by and among RheoLogix, LLC, Apheresis Technologies, Inc. and CytoLogix Corporation
10.2	Memorandum dated December 31, 2001 by and between Asahi Medical Co., Ltd., OccuLogix Corporation and Apheresis Technologies, Inc. re: terminating various agreements and agreeing to enter into new separate distributor agreements
10.3	Distributorship Agreement dated December 31, 2001 between Asahi Medical Co., Ltd. and OccuLogix Corporation
2003 Memorandum dated October 30, 2003, between Asahi Medical Co. Ltd. and Vascular Sciences Corporation
2004 Memorandum dated July 28, 2004, by and between Asahi Medical Co., Ltd. and Vascular Sciences Corporation
10.4	Distributorship Agreement dated January 1, 2002 between MeSys GmbH and OccuLogix Corporation
Addendum to Distribution Agreement from January 1, 2002 between MeSys GmbH and OccuLogix Corporation, dated April 7, 2003
Second Addendum to Distribution Agreement from January 1, 2002, between MeSys GmbH and OccuLogix Corporation, dated September 22, 2003
Third Addendum to Distribution Agreement between MeSys GmbH and OccuLogix Corporation, dated August 9, 2004
10.5	Asset Purchase Agreement dated January 1, 2002 between Apheresis Technologies, Inc. and OccuLogix
10.6	Marketing and Distribution Agreement dated February 6, 2002 between Diamed Medizintechnik GmbH and OccuLogix
10.7	2002 OccuLogix/ Stock Agreement dated February 21, 2002 between Hans K. Stock and OccuLogix Corporation re: royalty payments
10.8	Patent License and Royalty Agreement dated May 6, 2002 between OccuLogix Corporation and Prof. Dr. Richard Brunner
10.9	Distribution Services Agreement dated May 1, 2002 between Apheresis Technologies, Inc. and OccuLogix Corporation Amendment, dated July 30, 2004 between Apheresis Technologies, Inc. and OccuLogix Corporation
10.10	Consulting Agreement dated June 25, 2002 between OccuLogix Corporation and Hans K. Stock
10.11	2002 Stock Option Plan
10.12	Patent License and Royalty Agreement between OccuLogix, Inc. and Mr. Hans Stock dated August 6, 2004.
23.1	Consent of Ernst & Young LLP
23.2*	Consent of Torys LLP (included in Exhibit 5.1)
24	Power of Attorney (included on the signature page to the Form S-1)

*	To be completed by amendment.